Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

MARQUEE RAINE ACQUISITION CORP.,

MRAC MERGER SUB CORP.,

and

ENJOY TECHNOLOGY INC.

dated as of April 28, 2021

i

(continued)

(continued)

(continued)

Exhibits

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of April 28, 2021 (this “Agreement”), is made and entered into by and among Marquee Raine Acquisition Corp., a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation prior to the Closing (as defined below)) (“Acquiror”), MRAC Merger Sub Corp., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”) and Enjoy Technology Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Acquiror is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities;

WHEREAS, prior to the Effective Time (as defined below) and subject to the conditions of this Agreement, Acquiror shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”) and the Cayman Islands Companies Law (2020 Revision) (the “Domestication”);

WHEREAS, concurrently with the Domestication, Acquiror shall file a certificate of incorporation with the Secretary of State of Delaware and adopt bylaws (substantially in the forms attached as Exhibits A and B hereto, respectively, with such changes as may be agreed in writing by Acquiror and the Company);

WHEREAS, in connection with the Domestication, (i) each then issued and outstanding share of Acquiror Class A Common Stock (as defined below) shall convert automatically, on a one-for-one basis, into one share of common stock, par value $0.0001, per share of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “Domesticated Acquiror Common Stock”); (ii) each then issued and outstanding share of Acquiror Class B Common Stock (as defined below) shall convert automatically, on a one-for-one basis, into one share of Domesticated Acquiror Common Stock; (iii) each then issued and outstanding Acquiror Warrant (as defined below) shall convert automatically into a warrant to acquire one share of Domesticated Acquiror Common Stock (“Domesticated Acquiror Warrant”), pursuant to the Warrant Agreement (as defined below); and (iv) each then issued and outstanding unit of Acquiror (the “Acquiror Units”) shall separate and convert automatically into one share of Domesticated Acquiror Common Stock and one-fourth of one Domesticated Acquiror Warrant;

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, following the Domestication, (i) Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation and a wholly owned subsidiary of Acquiror (the “Merger”), (ii) the Company will change its name to “Enjoy Technology Holding, Inc.” and (iii) Acquiror will change its name to “Enjoy Technology, Inc.”;

WHEREAS, prior to the Effective Time (as defined below), (i) other than the Assumed Warrants (as defined below), all of the Company Warrants (as defined below) will be exercised in full on a cash or cashless basis in accordance with their respective terms (the “Company Warrant Settlement”), (ii) all issued and outstanding convertible notes of the Company (the “Convertible Notes”) will be converted into shares of Company Capital Stock (as defined below) in accordance with the terms of the applicable note purchase agreements (the “Convertible Note Conversion”) and (iii) each share of Company Preferred Stock (as defined below) will be converted into one share of Company Common Stock (as defined below) (the “Company Preferred Conversion”);

WHEREAS, upon the Effective Time and following the Company Warrant Settlement, Convertible Note Conversion and Company Preferred Conversion, each (i) share of the Company’s Capital Stock (as defined below), (ii) Assumed Warrant and (iii) Company Award (as defined below) will be converted into the right to receive (in the case of (x) the Assumed Warrants, if and to the extent exercised and subject to their respective terms or as otherwise provided herein and (y) the Company Awards, if and to the extent earned and subject to their respective terms or as otherwise provided herein), a portion of the Aggregate Merger Consideration as set forth in this Agreement;

WHEREAS, each of the parties intends that for U.S. federal income tax purposes, (i) the Domestication will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder, (ii) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, to which each of Acquiror and the Company are parties under Section 368(b) of the Code, and (iii) this Agreement is, and is hereby adopted as, a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3;

WHEREAS, the board of directors of the Company has approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, declared it advisable for the Company to enter into this Agreement and the other documents contemplated hereby, determined that the terms hereof, the Merger and the other transactions contemplated hereby and the documents contemplated hereby are fair to, and in the best interests of, the Company and the holders of the Company Capital Stock and recommended the approval of this agreement by the Company’s stockholders;

WHEREAS, promptly following the execution and delivery of this Agreement, and in any event within 24 hours thereof, (i) the Requisite Company Stockholders (as defined below) will approve this Agreement and the transactions contemplated hereby, including the Merger, pursuant to a written consent in substantially the form attached hereto as Exhibit F (the “Form of Stockholder Written Consent”) which shall constitute the Company Stockholder Approvals (as defined below) and (ii) each Requisite Company Stockholder will provide written evidence reasonably satisfactory to Acquiror that such Requisite Company Stockholder is an Accredited Investor (including by delivery of an Accredited Investor Questionnaire in the form attached hereto as Exhibit G (each, an “Accredited Investor Questionnaire”) completed in a manner reasonably satisfactory to Acquiror);

WHEREAS, the board of directors of Acquiror has (i) determined that it is advisable for Acquiror to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the transactions contemplated hereby by the Acquiror Shareholders;

WHEREAS, Acquiror, as sole shareholder of Merger Sub, immediately following the execution and delivery of this Agreement, will approve and adopt this Agreement and the transactions contemplated hereby;

WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, Acquiror shall provide an opportunity to its shareholders to have their outstanding shares of Acquiror Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents (as defined below) in connection with obtaining the Acquiror Shareholder Approval (as defined below);

WHEREAS, on or prior to the date hereof, Acquiror entered into Subscription Agreements (as defined below) with PIPE Investors (as defined below) pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors agreed to purchase from Acquiror shares of Domesticated Acquiror Common Stock for an aggregate purchase price that is equal to or in excess of the Minimum PIPE Investment Amount (as defined below), such purchases to be consummated immediately following the Domestication and immediately prior to the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor and Acquiror have entered into a letter agreement pursuant to which, among other things, in connection with the Closing, the

Sponsor shall subject 1,121,250 shares of Domesticated Acquiror Common Stock to potential forfeiture in the event that certain milestones are not achieved following the Closing, upon the terms and subject to the conditions set forth therein; and

WHEREAS, at the Closing, Acquiror, the Sponsor, the independent directors of Acquiror, the Requisite Company Stockholders, and certain of their respective Affiliates, as applicable, shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit C (with such changes as may be agreed in writing by Acquiror and the Company), which shall be effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.1. Definitions. As used herein, the following terms shall have the following meanings:

“Accredited Investor” means an “accredited investor” as defined and determined pursuant to Rule 501(a) of the Securities Act.

“Accredited Investor Questionnaire” has the meaning set forth in the Recitals hereto.

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Class A Common Stock” means Class A ordinary shares, par value $0.0001 per share, of Acquiror prior to the Domestication.

“Acquiror Class B Common Stock” means Class B ordinary shares, par value $0.0001 per share, of Acquiror prior to the Domestication.

“Acquiror Common Stock” means Acquiror Class A Common Stock and Acquiror Class B Common Stock.

“Acquiror Common Warrant” means a warrant to purchase one (1) share of Acquiror Common Stock at an exercise price of eleven Dollars fifty cents ($11.50), a fraction equal to one-fourth of which was included in each unit sold as part of Acquiror’s initial public offering.

“Acquiror Cure Period” has the meaning specified in Section 10.1(f).

“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article V.

“Acquiror Financial Statements” has the meaning specified in Section 5.7(d).

“Acquiror Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 5.1 (Company Organization), Section 5.3(a) (Due Authorization) and Section 5.14 (Brokers’ Fees).

“Acquiror Indemnified Parties” has the meaning specified in Section 7.8(a).

“Acquiror Option” has the meaning specified in Section 3.3(a).

“Acquiror Private Placement Warrant” means a warrant to purchase one (1) share of Acquiror Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) issued to the Sponsor.

“Acquiror SEC Filings” has the meaning specified in Section 5.6.

“Acquiror Securities” has the meaning specified in Section 5.13(a).

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Class A Common Stock to redeem all or a portion of the shares of Acquiror Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents and that certain Investment Management Trust Agreement, dated December 17, 2020, by and between Acquiror and Continental Stock Transfer & Trust Company) in connection with the Transaction Proposals.

“Acquiror Share Redemption Amount” means the aggregate amount payable with respect to all Acquiror Share Redemptions.

“Acquiror Shareholder Approval” means the approval of (i) those Transaction Proposals identified in clauses (A), (B) and (C) of Section 8.2(b)(ii), in each case, by an affirmative vote of the holders of at least two-thirds of the outstanding shares of Acquiror Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the board of directors of Acquiror and held for such purpose and (ii) those Transaction Proposals identified in clauses (D), (E), (F), (G), (H), (I) and (J) of Section 8.2(b)(ii), in each case, by an affirmative vote of the holders of a majority of the outstanding shares of Acquiror Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents), in each case, at an Acquiror Shareholders’ Meeting duly called by the board of directors of Acquiror and held for such purpose.

“Acquiror Shareholders” means the shareholders of Acquiror.

“Acquiror Shareholders’ Meeting” has the meaning specified in Section 8.2(b)(i).

“Acquiror Unit” has the meaning specified in the Recitals hereto.

“Acquiror Warrants” means the Acquiror Common Warrants and the Acquiror Private Placement Warrants.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding, investigation or judgment by or before any Governmental Authority.

“Adjusted Restricted Stock Award” has the meaning specified in Section 3.3(b).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; provided, that in no event shall the Sponsor be considered an Affiliate of any portfolio company or any investment fund affiliated with or managed by the Persons set forth on Section 1.1 of the Acquiror Disclosure Letter, nor shall any portfolio company or any investment fund affiliated with or managed by the Persons set forth on Section 1.1 of the Acquiror Disclosure Letter be considered to be an Affiliate of Sponsor.

“Affiliate Agreements” has the meaning specified in Section 4.12(a)(v).

“Aggregate Fully Diluted Company Common Shares” means, without duplication, the aggregate number of shares of Company Common Stock that are (i) issued and outstanding immediately prior to the Effective Time or (ii) issuable upon, or subject to, the settlement of Company Options (whether or not then vested or exercisable), Restricted Stock Awards, and Company Warrants, in each case, that are issued and outstanding immediately prior to the Effective Time.

“Aggregate Merger Consideration” means a number of shares of Domesticated Acquiror Common Stock equal to the quotient obtained by dividing (i) the sum of (a) the Base Purchase Price, plus (b) the aggregate exercise price of the Company Options that are issued and outstanding immediately prior to the Effective Time, plus (c) the aggregate exercise price of the Company Warrants that are issued and outstanding immediately prior to the Effective Time, by (ii) $10.00.

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning specified in Section 10.1(e).

“Ancillary Agreements” means each agreement, instrument or document attached hereto as an exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the parties hereto in connection with or pursuant to this Agreement.

“Anti-Bribery Laws” means the anti-bribery provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and anti-bribery Laws (including the UK Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.

“Assumed Warrant” has the meaning specified in Section 3.4.

“Audited Financial Statements” has the meaning specified in Section 4.8(a).

“Available Acquiror Cash” has the meaning specified in Section 7.2(a).

“Base Purchase Price” means an amount equal to the sum of (i) $1,028,738,000, plus (ii) the product of (a) 1.25 and (b) the aggregate amount actually funded prior to the Closing in connection with an Excluded Financing, up to a maximum aggregate amount equal to $60,000,000, plus (iii) the aggregate amount actually funded prior to the Closing in connection with an Excluded Financing, to the extent in excess of the amounts set forth in clause (ii) above, up to a maximum aggregate amount equal to $15,000,000.

“Business Combination” has the meaning set forth in Article 1.1 of Acquiror’s Governing Documents as in effect on the date hereof.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Governmental Authorities in the Cayman Islands (for so long as Acquiror remains domiciled in the Cayman Islands) are authorized or required by Law to close.

“Cayman Registrar” means the Cayman Registrar under the Companies Law (2018 Revision).

“Closing” has the meaning specified in Section 2.3(a).

“Closing Date” has the meaning specified in Section 2.3(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the Preamble hereto.

“Company Acquisition Proposal” has the meaning specified in Section 8.7(b).

“Company Award” means a Company Option or a Restricted Stock Award.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Capital Stock” means the shares of the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the shares of common stock, par value $0.00001 per share, of the Company.

“Company Common Warrants” has the meaning specified in Section 4.6(b).

“Company Cure Period” has the meaning specified in Section 10.1(e).

“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.

“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 4.1 (Company Organization), the first and second sentences of Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), Section 4.6 (Capitalization of the Company), Section 4.7 (Capitalization of Subsidiaries) and Section 4.16 (Brokers’ Fees).

“Company Incentive Plan” means the Enjoy Technology Inc. 2014 Equity Incentive Plan as amended from time to time.

“Company Intellectual Property” means Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Indemnified Parties” has the meaning specified in Section 7.8(a).

“Company Material Adverse Effect” means any change, event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of the Company to consummate the Merger; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect” pursuant to clause (i) above: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required by this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including, for the avoidance of doubt, COVID-19) or change in climate (including any effect directly resulting from, directly arising from or otherwise directly related to such natural disaster, pandemic, or change in climate), (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of the Company to meet any projections or forecasts (provided that clause (f) shall not prevent any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts from being taken into account in determining if a Company Material Adverse Effect has occurred), (g) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), or (h) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in the scope of, or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on, relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries (it being understood that this clause (h) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4 and the condition to Closing with respect thereto) or (i) actions taken by, or at the written request of, Acquiror or Merger Sub; provided, further, that any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Option” means an option to purchase shares of Company Common Stock granted under the Company Incentive Plan.

“Company Preferred Conversion” has the meaning specified in the Recitals hereto.

“Company Preferred Stock” means the shares of the Series Seed Preferred Stock, the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

“Company Preferred Warrants” has the meaning specified in Section 4.6(b).

“Company Registered Intellectual Property” has the meaning specified in Section 4.21(a).

“Company Software” means any and all Software that embodies or constitutes any Company Intellectual Property.

“Company Stockholder Approvals” means (i) the approval of this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby, by the (a) affirmative vote or written consent of the holders of a majority of the voting power of the outstanding Company Capital Stock voting or consenting, as applicable, as a single class and on an as-converted basis and (b) the affirmative vote or written consent of the holders of a majority of the voting power of the outstanding Company Preferred Stock, voting or consenting, as applicable, as a single class and on an as-converted basis, and (ii) the approval of the Company Preferred Conversion, effective prior to the Effective Time, by the affirmative vote or written consent of the holders of at least sixty five percent (65%) of the outstanding shares of Company Preferred Stock, voting or consenting, as applicable, as a single class and on an as-converted basis (including the affirmative vote or written consent of the holders of a majority of the outstanding shares of the Series C Preferred Stock), in each case of the foregoing clauses (i) and (ii), pursuant to the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.

“Company Systems” means the information technology systems that are owned or controlled by (including by contract) the Company or any of its Subsidiaries.

“Company Warrant Settlement” has the meaning specified in the Recitals hereto.

“Company Warrants” has the meaning specified in Section 4.6(b).

“Confidentiality Agreement” has the meaning specified in Section 11.10.

“Constituent Corporations” has the meaning specified in Section 2.1(a).

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“Convertible Note Conversion” has the meaning specified in the Recitals thereto.

“Convertible Notes” has the meaning specified in the Recitals thereto.

“Cooley” has the meaning specified in Section 11.18(b).

“COVID-19” means the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof).

“COVID-19 Changes” has the meaning specified in Section 6.1.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure or sequester Governmental Order, guideline, recommendation or Law, or any other applicable Laws, guidelines or recommendations, in each case, by any Governmental Authority in connection with or in response to COVID-19.

“D&O Indemnified Parties” has the meaning specified in Section 7.8(a).

“DGCL” has the meaning specified in the Recitals hereto.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dissenting Shares” has the meaning specified in Section 3.6.

“Dollars” or “$” means lawful money of the United States.

“Domesticated Acquiror Common Stock” has the meaning specified in the Recitals hereto.

“Domesticated Acquiror Warrant” has the meaning specified in the Recitals hereto.

“Domestication” has the meaning specified in the Recitals hereto.

“Effective Time” has the meaning specified in Section 2.3(b).

“Enjoy Group” has the meaning specified in Section 11.18(b).

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, the protection or management of the environment or natural resources, or the protection of human health and safety.

“Environmental Permits” has the meaning specified in Section 4.23(a).

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ESPP” has the meaning specified in Section 7.1(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.2(a).

“Exchange Ratio” means the quotient obtained by dividing (i) the number of shares constituting the Aggregate Merger Consideration, by (ii) the number of Aggregate Fully Diluted Company Common Shares.

“Excluded Financing” means any one or more capital raising transactions entered into on or after the date hereof on substantially the same terms and subject to substantially the same conditions as previously provided in writing to Acquiror, in an aggregate amount not to exceed $75,000,000, in which the Company is the issuer, whether through the sale of equity securities or convertible debt securities or a combination thereof (including any preferred stock or other securities convertible into or exercisable for Company Common Stock); provided, that (i) the aggregate number of securities issued or issuable by the Company does not result in a change of control of the Company and (ii) any such capital raising transaction would not alter the terms of the Merger Agreement or the Ancillary Agreements or delay or impair the transactions contemplated hereunder and thereunder.

“Excluded Shares” has the meaning specified in Section 3.1(a).

“Existing Indebtedness” means the Indebtedness outstanding pursuant to (i) that certain Financing Agreement, dated November 13, 2020, by and among the Company, as the borrower, certain subsidiaries of the Company party thereto, as guarantors, the lenders from time to time party thereto, and Blue Torch Finance, LLC, as administrative agent and collateral agent and (ii) that certain Note – Paycheck Protection Program, dated April 15, 2020, issued by the Company in favor of Newtek Small Business Finance, LLC, as the lender.

“Existing Lenders” has the meaning specified in Section 2.4(a)(v).

“Export Approvals” has the meaning specified in Section 4.26(a).

“Financial Statements” has the meaning specified in Section 4.8(a).

“Foreign Benefit Plan” has the meaning specified in Section 4.13(a).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association (in each case, as amended, restated, amended and restated or otherwise modified from time to time).

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Authorization” has the meaning specified in Section 4.5.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any substance, material or waste that is (a) regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, or (b) to which liability may be imposed pursuant to Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Equity Plan” has the meaning specified in Section 7.1(a).

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (i) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (ii) the principal and interest components of capitalized lease obligations under GAAP, (iii) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (iv) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes, mortgages and similar instruments, (v) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (vi) the principal component of all obligations to pay the deferred and unpaid purchase price of services or property and equipment which have been delivered, including “earn outs” and “seller notes” and (vii) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (i) through (vi), and (viii) all Indebtedness of another Person referred to in clauses (i) through (vii) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means any and all intellectual property rights and industrial property rights in or to the following, throughout the world, including rights with respect to: (i) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (ii) registered and unregistered trademarks, logos, service marks, trade dress and trade names, slogans, pending applications therefor, renewals and extensions of any of the foregoing, and internet domain names, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing; (iii) registered and unregistered copyrights, applications for registration of copyright, and renewals, extensions, and reversions of any of the foregoing; (iv) other rights related to works of authorship; (v) trade secrets and other confidential information (collectively, “Trade Secrets”); and (vi) rights of publicity.

“Intended Tax Treatment” has the meaning specified in Section 2.7(a).

“Interim Period” has the meaning specified in Section 6.1.

“International Trade Laws” means all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including but not limited to the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means Internal Revenue Service.

“JOBS Act” has the meaning specified in Section 5.7(a).

“Law” means any statute, law (including common law), ordinance, rule, regulation, Governmental Order or other similar legal requirement, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.

“Letter of Transmittal” has the meaning specified in Section 3.2(b).

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claim, options, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“Merger” has the meaning specified in the Recitals hereto.

“Merger Certificate” has the meaning specified in Section 2.1(a).

“Merger Sub” has the meaning specified in the Preamble hereto.

“Merger Sub Capital Stock” means the shares of the common stock, par value $0.0001 per share, of Merger Sub.

“Minimum Available Acquiror Cash Amount” has the meaning specified in Section 7.2(a).

“Minimum PIPE Investment Amount” has the meaning specified in Section 5.13(e).

“Modification in Recommendation” has the meaning specified in Section 8.2(c).

“MRAC Group” has the meaning specified in Section 11.18(a).

“Multiemployer Plan” has the meaning specified in Section 4.13(c).

“Nasdaq” means the Nasdaq Capital Market.

“Offer Documents” has the meaning specified in Section 8.2(a)(i).

“Open Source License” means any and all “open source” licenses and “free software” licenses, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), any license approved by the Open Source Initiative, any Creative Commons License, any GPL, LGPL, AGPL, Mozilla License, Apache License, Common Public License, Common Development and Distribution License, BSD License, Open Software License, Server Side Public License, Sleepycat License, Eclipse Public License, or any similar license or terms.

“Open Source Materials” means any Software subject to an Open Source License.

“Owned Real Property” means all real property owned in fee simple by the Companies or any of their Subsidiaries.

“Payoff Amount” has the meaning specified in Section 2.4(a)(v).

“Payoff Letters” has the meaning specified in Section 2.4(a)(v).

“Per Share Merger Consideration” means the product obtained by multiplying (i) the Exchange Ratio by (ii) $10.00.

“Permitted Liens” means (i) mechanic’s, materialmen’s, and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or (B) that are being contested in good faith through appropriate proceedings and, in each case, for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially interfere with the present use of the Owned Real Property or Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under a Real Property Lease, (C) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, and (D) guaranties, letters of credit or deposits arising from any Real Property Leases, including security deposits made in the ordinary course of business, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, individual or in the aggregate, materially interfere with the current use of the Owned Real Property or Leased Real Property, (vi) non-exclusive, non-source code licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (vii) Liens incurred in connection with operating or capital lease obligations of the Company or its Subsidiaries, and (viii) Liens to be released prior to or at the Closing.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means, in addition to information within any definition for “personal information” or any similar term (e.g., “personal data” or “personally identifiable information” or “PII”) provided by applicable Privacy Laws, or by the Company in any of its privacy policies, privacy notices or contracts, all information that identifies, could be used to identify or is otherwise related to an identifiable individual person. Personal Information may relate to any individual, including a current, prospective, or former customer, end user or employee of any Person, and includes information in any form or media, whether paper, electronic, or otherwise.

“PIPE Investment” means the purchase of shares of Domesticated Acquiror Common Stock to be issued in a private placement transaction immediately following the Domestication and immediately prior to the Merger.

“PIPE Investment Amount” means the aggregate gross purchase price payable to Acquiror prior to or substantially concurrently with Closing for the shares of Domesticated Acquiror Common Stock in the PIPE Investment.

“PIPE Investors” means those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements.

“Privacy Laws” means any and all applicable Laws, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to privacy, data security or data protection or governing, and to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical or administrative), disposal, destruction, disclosure or transfer (including cross-border) of any Personal Information, including, as applicable, but not limited to, the Federal Trade Commission Act, California Consumer Privacy Act (CCPA), Payment Card Industry Data Security Standard (PCI-DSS), EU General Data Protection Regulation (GDPR), any and all applicable Laws relating to breach notification or marketing in connection with any Personal information, and any Laws relating to the use of biometric identifiers.

“Prospectus” has the meaning specified in Section 11.1.

“Proxy Statement / Registration Statement” has the meaning specified in Section 8.2(a)(i).

“Q1 Financial Statements” has the meaning specified in Section 6.3(b).

“Real Property Leases” has the meaning specified in Section 4.20(b).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Requisite Company Stockholders” means each of the holders of Company Capital Stock set forth on Section 8.2(d) of the Company Disclosure Letter, who, collectively, hold at least the number, class and series of shares of Company Capital Stock required to deliver the Company Stockholder Approvals.

“Restricted Stock Award” means an award of restricted shares of Company Common Stock granted under the Company Incentive Plan, which includes any shares of Company Common Stock issued pursuant to early-exercised Company Options that remain subject to vesting conditions.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; or (d) the European Union; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, or (iv) Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Second Merger” has the meaning specified in Section 2.7(b).

“Second Merger Consents” has the meaning specified in Section 2.7(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” has the meaning specified in Section 4.6(a).

“Series B Preferred Stock” has the meaning specified in Section 4.6(a).

“Series C Preferred Stock” has the meaning specified in Section 4.6(a).

“Series Seed Preferred Stock” has the meaning specified in Section 4.6(a).

“Software” means any and all software or computer programs of any type, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code or other form.

“Sponsor” means Marquee Raine Acquisition Sponsor LP, a Cayman Islands exempted limited partnership.

“Subscription Agreements” means the subscription agreements pursuant to which the PIPE Investment will be consummated.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Surviving Corporation” has the meaning specified in Section 2.1(b).

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means (i) any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, (ii) any interest, penalty, or addition to tax or additional amounts relating to any items in clause (i) or this clause (ii), and (iii) any liability in respect of items described in clauses (i) and (ii) of this definition payable reason of contract (other than customary commercial Contracts entered into in the ordinary course of business, the principal subject of which is not Taxes), assumption, transferee or successor liability, operation of applicable Law, Treasury Regulations Section 1.1502-6(a) (or any similar provision of Law or any predecessor or successor thereof).

“Technology” means any and all (i) Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing; (ii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, development tools, templates, menus, buttons, images, videos, models and icons; (iii) data, databases and compilations of data, including any and all data and collections of data, whether machine readable or otherwise; and (iv) documentation and other materials related to any of the foregoing, including user manuals and training materials.

“Terminating Acquiror Breach” has the meaning specified in Section 10.1(f).

“Terminating Company Breach” has the meaning specified in Section 10.1(e).

“Title IV Plan” has the meaning specified in Section 4.13(c).

“Top Customers” has the meaning specified in Section 4.29.

“Top Vendors” has the meaning specified in Section 4.28.

“Trade Secrets” has the meaning specified within the definition of “Intellectual Property.”

“Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (ii) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of the Company or any of its Subsidiaries as a result of the transactions contemplated hereby (and not tied to any subsequent event or condition, such as a termination of employment), including the employer portion of payroll Taxes arising therefrom, (iii) Transfer Taxes, (iv) any and all filing fees payable by the Company or any of its Subsidiaries to the Antitrust Authorities in connection with the transactions contemplated hereby, and (v) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by the Company or any of its Subsidiaries to any Affiliate of the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to the termination of any Affiliate Agreement.

“Transaction Proposals” has the meaning specified in Section 8.2(b)(ii).

“Transfer Taxes” has the meaning specified in Section 8.4.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Treasury Share” has the meaning specified in Section 3.1(a).

“Trust Account” has the meaning specified in Section 11.1.

“Trust Agreement” has the meaning specified in Section 5.9.

“Trust Amount” has the meaning specified in Section 7.2(a).

“Trustee” has the meaning specified in Section 5.9.

“Unpaid Transaction Expenses” has the meaning specified in Section 2.4(c).

“Updated Financial Statements” has the meaning specified in Section 6.3(a).

“Warrant Accounting Issue” has the meaning specified in Section 5.6.

“Warrant Agreement” means the Warrant Agreement, dated as of December 17, 2020, between Acquiror and Continental Stock Transfer & Trust Company.

“Weil” has the meaning specified in Section 11.18(a).

“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing working capital or costs incurred in connection with a Business Combination.

Section 1.2. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable); provided, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.3 of the Company Disclosure Letter (in the case of the Company) or Section 1.3 of the Acquiror Disclosure Letter (in the case of Acquiror) had knowledge, following reasonable inquiry of their respective direct reports with administrative or supervisory responsibility for the relevant matter that is being represented, that the representations and warranties made by such Person pursuant to, in the case of the Company, Article IV as qualified by the Company Disclosure Letter, or, in the case of Acquiror, Article V as qualified by the Acquiror Disclosure Letter, were actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment.

(f) All references to the “wholly owned Subsidiaries” or any “wholly owned Subsidiary” of the Company shall be deemed to include Enjoy Technology LLC, Enjoy Technology Canada Ltd. and Enjoy (UK) Limited.

(g) The phrases “provided to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 5:00 p.m. Eastern Time on April 26, 2021 to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail.

Section 1.3. Knowledge. As used herein, (a) the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter and (b) the phrase “to the knowledge” of Acquiror shall mean the knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter, in each case, as such individuals have acquired or would have acquired after reasonable inquiry of direct reports with administrative or supervisory responsibility for the relevant matter that is being represented.

Article II

THE MERGER; CLOSING

Section 2.1. The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and following the Domestication, Acquiror, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Corporations”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving corporation in the Merger. The Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the Merger (as so filed, the “Merger Certificate”), executed by the Company in accordance with the relevant provisions of the DGCL, such Merger to be effective as of the Effective Time.

(b) Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the DGCL, as a wholly owned subsidiary of Acquiror, except that the name of the Surviving Corporation shall be changed to “Enjoy Technology Holding, Inc.”

Section 2.2. Effects of the Merger. At and after the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of a Constituent Corporation shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.

Section 2.3. Closing; Effective Time.

(a) In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) at 10:00 a.m. (New York time) on the date which is two (2) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or, to the extent legally permissible, waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent legally permissible, waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

(b) Subject to the satisfaction or, to the extent legally permissible, waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror, Merger Sub, and the Company shall cause the Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time when the Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Merger Certificate (the “Effective Time”).

(c) For the avoidance of doubt, the Closing and the Effective Time shall occur after the completion of the Domestication.

Section 2.4. Closing Deliverables.

(a) At the Closing, the Company will deliver or cause to be delivered:

(i) to Acquiror, a certificate signed by an authorized officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such authorized officer, the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(c) have been fulfilled;

(ii) to Acquiror, the written resignations of all of the directors of the Company (other than any such Persons identified as initial directors of the Surviving Corporation, in accordance with Section 2.6), effective as of the Effective Time;

(iii) to Acquiror, the Registration Rights Agreement, duly executed by the Requisite Company Stockholders who have elected to execute the Registration Rights Agreement;

(iv) to Acquiror, a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Acquiror to deliver such documentation to the Internal Revenue Service on behalf of the Company after the Closing; and

(v) to Acquiror, customary payoff letters in form and substance reasonably satisfactory to Acquiror from the holders of Existing Indebtedness or the agents representing the foregoing (the “Existing Lenders”) that is required to be repaid at the Closing (the “Payoff Letters”) (A) providing the instructions and total amounts for the payment in full of such Existing Indebtedness, together with interest, premiums, penalties, make-whole payments, breakage costs and other fees and expenses (if any) that are required to be paid by the Company as a result of the repayment in full on the Closing Date of such Existing Indebtedness (the “Payoff Amount”), by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in such Payoff Letters, (B) providing for the automatic and irrevocable release, upon receipt of the Payoff Amount, of (1) all Liens over the properties and assets (including all Company Intellectual Property) of the Company and its Subsidiaries securing obligations under such Existing Indebtedness and (2) any related guarantees and (C) providing that such Existing Indebtedness shall be repaid, discharged and satisfied in full upon receipt of the Payoff Amount, in each case, subject to the applicable provisions and terms that, by the terms of the applicable definitive documentation, survive repayment of such Existing Indebtedness.

(b) At the Closing, Acquiror will deliver or cause to be delivered:

(i) to the Exchange Agent, that portion of the Aggregate Merger Consideration to be paid in respect of shares of Company Common Stock in accordance with Section 3.1(a) (as set forth on the Allocation Schedule), for further distribution to such holders pursuant to Section 3.2;

(ii) to the Company, a certificate signed by an authorized officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such authorized officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;

(iii) to the Company, the Registration Rights Agreement, duly executed by duly authorized representatives of Acquiror and the Sponsor and the independent directors of Acquiror; and

(iv) to the Company, the written resignations of all of the directors and officers of Acquiror and Merger Sub (other than those Persons identified as the initial directors and officers, respectively, of Acquiror after the Effective Time, in accordance with the provisions of Section 2.6 and Section 7.5), effective as of the Effective Time.

(c) On the Closing Date, concurrently with the Effective Time, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds, (i) all accrued transaction expenses of Acquiror and those incurred, accrued, paid or payable by Acquiror’s Affiliates on Acquiror’s behalf (which shall include any outstanding amounts under any Working Capital Loans) as set forth on a written statement to be delivered to the Company not less than two (2) Business Days prior to the Closing Date, (ii) the Payoff Amount pursuant to the instructions set forth in the Payoff Letters and (iii) all accrued and unpaid Transaction Expenses as set forth on a written statement to be delivered to Acquiror by or on behalf of the Company not less than two (2) Business Days prior to the Closing Date (“Unpaid Transaction Expenses”), which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing; provided, that any Unpaid Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll or accounts payable, as applicable.

Section 2.5. Governing Documents.

(a) The certificate of incorporation and bylaws of the Merger Sub in effect immediately prior to the Effective Time, as amended pursuant to the Certificate of Merger, shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein and under the DGCL, except that the name of the corporation set forth therein shall be changed to “Enjoy Technology Holding, Inc.”

(b) The certificate of incorporation and bylaws of Acquiror as of immediately prior to the Effective Time (which shall be substantially in the form attached as Exhibits A and B hereto (with such changes as may be agreed in writing by Acquiror and the Company) upon effectiveness of the Domestication), shall be the certificate of incorporation and bylaws of Acquiror from and after the Effective Time, until thereafter amended as provided therein and under the DGCL, except that the name of the corporation set forth therein shall be changed to “Enjoy Technology, Inc.”

Section 2.6. Directors and Officers.

(a) The (i) officers of the Company as of immediately prior to the Effective Time, shall be the officers of the Surviving Corporation from and after the Effective Time, and (ii) the directors of Acquiror as of immediately after the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, in each case, each to hold office in accordance with the Governing Documents of the Surviving Corporation.

(b) The parties shall take all actions necessary to ensure that, from and after the Effective Time, the Persons identified as the initial post-Closing directors and officers of Acquiror in accordance with the provisions of Section 7.5 shall be the directors and officers (and in the case of such officers, holding such positions as are set forth on Section 2.6(b) of the Company Disclosure Letter), respectively, of Acquiror, each to hold office in accordance with the Governing Documents of Acquiror.

Section 2.7. Tax Free Reorganization Matters.

(a) The parties intend that, for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (the “Intended Tax Treatment”) to which each of Acquiror and the Company are parties under Section 368(b) of the Code and the Treasury Regulations, and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). None of the parties knows of any fact or circumstance, or has taken or will take any action (nor will they permit any of their Affiliates to take any action), if such fact, circumstance or action would be reasonably expected to cause the Merger to fail to qualify for the Intended Tax Treatment. Acquiror and the Company shall use their respective reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment. Each party shall promptly notify the other party in writing if, before the Closing Date, such party knows or has reason to believe that the Merger may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate such qualification).

(b) Without limiting the generality of the foregoing, if the Company reasonably determines on advice of its counsel that there is a material risk that the Merger will not qualify for the Intended Tax Treatment, but would be reasonably expected to so qualify if a second-step merger of the Surviving Corporation into a limited liability company directly and wholly owned by Acquiror that is disregarded as an entity for federal tax purposes were consummated, in accordance with Delaware law, as promptly as practicable following the Merger (such second-step merger, the “Second Merger”), then the Second Merger shall be so consummated; provided, that if such Second Merger occurs, (i) the Merger and the Second Merger shall be treated as one integrated transaction for U.S. federal income tax purposes and (ii) references to the Company or the Surviving Corporation (in each case, after the effective time of the Second Merger) and all other provisions of this Agreement shall be interpreted mutatis mutandis to take into account the change in structure of the business combination; provided, further, that if the Second Merger would require the the written consent of the counterparties to any of the Contracts set forth on Section 2.7 of the Company Disclosure Letter (the “Second Merger Consents”), at the time the Closing Date is scheduled to occur in accordance with Section 2.3(a), the Second Merger Consents shall have been obtained such that the Second Merger shall not give rise to any conflict, termination right, material breach or default by the Company or any of its Affiliates thereunder.

(c) The transactions contemplated by this Agreement shall be reported by the parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. The parties shall cooperate with each other and their respective counsel to document and support the Intended Tax Treatment, and each party shall use its reasonable best efforts to execute and deliver to counsel of the Company, and/or Acquiror, as the case may be, letters of representation customary for transactions of this type and reasonably satisfactory to counsel of the Company, or Acquiror, as the case may be, at such time and times as such counsel shall reasonably request, including in connection with the filing and/or effectiveness of the Proxy Statement / Registration Statement. For the avoidance of doubt, any tax opinion to be delivered in connection with the transactions contemplated by this Agreement shall not be a condition to Closing under this Agreement.

Section 2.8. Allocation Schedule.

(a) No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to Acquiror a schedule executed by an authorized officer of the Company (the “Allocation Schedule”) setting forth the equity capitalization of the Company as of the Closing including, for each holder of Company Capital Stock and Company Awards, (A) the name and email address of such holder, (B) the number and class or series of Company Capital Stock and Company Awards held by such holder, (C) the portion of the Aggregate Merger Consideration payable to such holder in respect of the Company Capital Stock and Company Awards held by such holder (and (x) in the case of a Company Option, the number of shares of Domesticated Acquiror Common

Stock underlying the applicable Acquiror Option, and the exercise price thereof and (y) in the case of a Restricted Stock Award, the number of shares of Domesticated Acquiror Common Stock underlying the applicable Adjusted Restricted Stock Award) and (D) with respect to Company Awards, the vesting schedule and expiration or termination dates thereof. Except in order to effectuate the Company Preferred Conversion, the Company Warrant Settlement and the conversion of the Convertible Notes prior to the Closing, the Company shall not permit the exercise of any Company Option or Company Warrant from and after the delivery of the Allocation Schedule.

(b) The Company will consider in good faith Acquiror’s comments to the Allocation Schedule, and if any adjustments are made to the Allocation by the Company at Acquiror’s request prior to the Closing, such adjusted Allocation Schedule shall thereafter become the Allocation Schedule for all purposes of this Agreement. The Allocation Schedule and the calculations and determinations contained therein shall be prepared in accordance with the Company’s Governing Documents, the DGCL and the applicable definitions contained in this Agreement. Each of Acquiror and Merger Sub shall be entitled to rely (without any duty of inquiry) upon the Allocation Schedule, and the Letter of Transmittal that shall be required to be delivered by the applicable holders of Company Common Stock as a condition to receipt of any portion of the Aggregate Merger Consideration shall include a waiver of, among other things, any and all claims that the Allocation Schedule did not accurately reflect the terms of the Company’s Governing Documents.

Article III

EFFECTS OF THE MERGER ON THE COMPANY CAPITAL STOCK AND EQUITY AWARDS

Section 3.1. Conversion of Securities.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company Common Stock, each share of Company Common Stock, in each case, that is issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Company Common Stock subject to Company Awards (which shall be subject to Section 3.3), (ii) any shares of Company Common Stock held in the treasury of the Company, which treasury shares shall be canceled as part of the Merger and shall not constitute “Company Capital Stock” hereunder (each such share, a “Treasury Share”), and (iii) any Dissenting Shares (collectively, the “Excluded Shares”)), shall be canceled and converted into the right to receive a number of shares of Domesticated Acquiror Common Stock equal to the Exchange Ratio. Accordingly, each holder of shares of Company Common Stock as of immediately prior to the Effective Time (other than Excluded Shares) shall be entitled to receive the applicable portion of the Aggregate Merger Consideration equal to (A) the Exchange Ratio, multiplied by (B) the number of shares of Company Common Stock held by such holder as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share (as set forth in the Allocation Schedule).

(b) At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror or Merger Sub, each share of Merger Sub Capital Stock, shall be converted into one (1) share of common stock, par value $0.0001, of the Surviving Corporation.

(c) Notwithstanding anything in this Agreement to the contrary, no fractional shares of Domesticated Acquiror Common Stock shall be issued in the Merger, and no holder of Company Capital Stock shall be entitled to any consideration in respect of fractional shares of Domesticated Acquiror Common Stock that such holder otherwise would have been entitled to receive pursuant to the terms of this Agreement.

Section 3.2. Exchange Procedures.

(a) Prior to the Closing, Acquiror shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of paying to the holders of Company Common Stock that portion of the Aggregate Merger

Consideration payable in respect of shares of Company Common Stock in accordance with Section 3.1(a). At or before the Effective Time, Acquiror shall deposit with the Exchange Agent the number of shares of Domesticated Acquiror Common Stock equal to the portion of the Aggregate Merger Consideration to be paid in respect of shares of Company Common Stock in accordance with Section 3.1(a).

(b) Reasonably promptly after the Effective Time, Acquiror shall send or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock as of immediately prior to the Effective Time, whose Company Common Stock was converted pursuant to Section 3.1(a) into the right to receive a portion of the Aggregate Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share of Company Common Stock to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Acquiror may reasonably specify) for use in such exchange (each, a “Letter of Transmittal”).

(c) Each holder of shares of Company Common Stock that have been converted into the right to receive a portion of the Aggregate Merger Consideration, pursuant to Section 3.1(a), shall be entitled to receive such portion of the Aggregate Merger Consideration, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share of Company Common Stock.

(d) Notwithstanding anything to the contrary set forth herein, the issuance of any portion of the Aggregate Merger Consideration to a Requisite Company Stockholder pursuant to Section 3.1(a) shall be expressly conditioned upon such Requisite Company Stockholder’s delivery of an Accredited Investor Questionnaire completed in a manner reasonably satisfactory to Acquiror.

(e) Notwithstanding anything to the contrary set forth herein, each certificate or book entry representing any share of Domesticated Acquiror Common Stock that is issued pursuant to Section 3.1(a) to a Requisite Company Stockholder shall contain a restrictive legend stating that such share may not be resold, transferred, pledged or otherwise disposed of by the holder thereof absent an effective registration statement under the Securities Act with respect to such share or an opinion of counsel satisfactory to the Company that such registration statement is not required and an applicable exemption from the registration requirements of the Securities Act is available.

(f) Promptly following the date that is one (1) year after the Effective Time, Acquiror may instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, at which point the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Merger Consideration to be paid in respect of shares of Company Common Stock in accordance with Section 3.1(a) that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of shares of Company Common Stock as of immediately prior to the Effective Time that has not exchanged such shares of Company Common Stock for an applicable portion of the Aggregate Merger Consideration in accordance with this Section 3.2 prior to such instruction, may transfer such shares of Company Common Stock to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Aggregate Merger Consideration without any interest thereon. None of Acquiror, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any portion of the Aggregate Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have not been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(g) From and after the Closing, there shall be no transfers on the stock transfer books of the Company of the shares of Company Capital Stock that were outstanding immediately prior to the Effective Time.

Section 3.3. Treatment of Company Options and Restricted Stock Awards.

(a) As of the Effective Time, each Company Option that is then outstanding and unexercised shall be converted into the right to receive an option relating to shares of Domesticated Acquiror Common Stock upon substantially the same terms and conditions as are in effect with respect to such option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (each, an “Acquiror Option”), except that (i) such Acquiror Option shall relate to that whole number of shares of Domesticated Acquiror Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Option, multiplied by the Exchange Ratio, and (ii) the exercise price per share for each such Acquiror Option shall be equal to the exercise price per share of such Company Option in effect immediately prior to the Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, however, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulations Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or, for Company Options that are intended to be incentive stock options within the meaning of Section 422 of the Code or Section 424 of the Code.

(b) As of the Effective Time, each Restricted Stock Award that is outstanding immediately prior to the Effective Time shall be converted into the right to receive restricted shares of Domesticated Acquiror Common Stock (each, an “Adjusted Restricted Stock Award”) with substantially the same terms and conditions as were applicable to such Restricted Stock Award immediately prior to the Effective Time (including with respect to vesting and termination-related provisions), except that such Adjusted Restricted Stock Award shall relate to such number of shares of Domesticated Acquiror Common Stock as is equal to the product of (i) the number of shares of Company Common Stock subject to such Restricted Stock Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share.

(c) The Company shall take all necessary actions to effect the treatment of Company Options and Restricted Stock Awards pursuant to Sections 3.3(a) and (b) in accordance with the Company Incentive Plan and the applicable award agreements and to ensure that no Acquiror Option may be exercised prior to the effective date of an applicable Form S-8 (or other applicable form, including Form S-1 or Form S-3) of Acquiror. The board of directors of the Company shall amend the Company Incentive Plan and take all other necessary actions, effective as of immediately prior to the Closing, in order to (i) cancel the remaining unallocated share reserve under the Company Incentive Plan and provide that shares in respect of Company Awards that for any reason become re-eligible for future issuance, shall be cancelled and (ii) provide that no new Company Awards will be granted under the Company Incentive Plan.

Section 3.4. Assumed Warrants. At the Effective Time, each Company Warrant that remains outstanding and unexercised immediately prior to the Effective Time (and which is not automatically and fully exercised in accordance with its terms prior to the Effective Time) (each, an “Assumed Warrant”) shall automatically, without any action on the part of the holder thereof, be assumed by Acquiror in accordance with the terms of such Assumed Warrant (including as to vesting and exercisability).

Section 3.5. Withholding. Notwithstanding any other provision to this Agreement, Acquiror, the Company and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amounts under the Code or any other applicable Law. Acquiror shall use commercially reasonable efforts to provide the Company with at least ten (10) days prior written notice of any amounts that it intends to withhold in connection with the payment of any portion of the Aggregate Merger Consideration and will reasonably cooperate with the Company to reduce or eliminate any applicable withholding. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (a) timely remitted to the appropriate Governmental Authority and (b) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.6. Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Aggregate Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive a portion of the Aggregate Merger Consideration in accordance with Section 3.1(a) without interest thereon, upon transfer of such shares. The Company shall provide Acquiror prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand. Except with the prior written consent of Acquiror, the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to Acquiror and Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article IV), the Company represents and warrants to Acquiror and Merger Sub as follows:

Section 4.1. Company Organization. The Company has been duly incorporated and is validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would be material to the business of the Company and its Subsidiaries, taken as a whole. The Company is not in violation of any of the provisions of its Governing Documents.

Section 4.2. Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing and in good standing under the Laws of their respective jurisdictions of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.3. Due Authorization.

(a) Other than the Company Stockholder Approvals, the Company has all requisite corporate power and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the board of directors of the Company, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company. This Agreement constitutes, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) On or prior to the date of this Agreement, the board of directors of the Company has duly adopted resolutions (i) determining that this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, the Company and its stockholders, as applicable, (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby and (iii) recommending that the holders of the Company Capital Stock approve this Agreement and the transactions contemplated hereby, including the Merger. No other corporate action is required on the part of the Company or any of its stockholders to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Merger other than the Company Stockholder Approvals.

Section 4.4. No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in Section 4.12(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound or any License of the Company or any of its Subsidiaries, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have or would not be reasonably expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform their obligations under this Agreement or (ii) be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.5. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company or its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act; (ii) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to (A) be material to the Company and its Subsidiaries, taken as a whole or, after the Closing, Acquiror or (B) have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation of the Company under this Agreement or to consummate the transactions contemplated hereby and (iii) the filing of the Merger Certificate in accordance with the DGCL.

Section 4.6. Capitalization of the Company.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of (x) 253,953,194 shares of Company Common Stock, of which 63,436,467 shares are issued and outstanding as of the date of this Agreement, and (y) 153,809,943 shares of Company Preferred Stock (of which (i) 10,220,000 shares are designated Series Seed Preferred Stock, par value $0.00001 per share, all of which are issued and outstanding as of the date of this Agreement (the “Series Seed Preferred Stock”), (ii) 23,298,748 shares are designated Series A Preferred Stock, par value $0.00001 per share, all of which are issued and outstanding as of the date of this Agreement (the “Series A Preferred Stock”), (iii) 76,806,060 shares are designated Series B Preferred Stock, par value $0.00001 per share, 76,469,756 of which are issued and outstanding as of the date of this Agreement (the “Series B Preferred Stock”), and (iv) 43,485,135 shares are designated Series C Preferred Stock, par value $0.00001 per share, all of which are issued and outstanding as of the date of this Agreement (the “Series C Preferred Stock”)), and there are no other authorized equity interests of the Company that are issued and outstanding. The Company has provided to Acquiror a true, correct and complete capitalization table of the Company as of the date hereof, including, for each holder of Company Capital Stock, the number and class or series of Company Capital Stock held by such holder. All of the issued and outstanding shares of Company Capital Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound; and (iv) are free and clear of any Liens. All shares of Company Common Stock are uncertificated, book-entry shares.

(b) As of the date of this Agreement, (x) warrants to purchase 474,388 shares of Company Common Stock are authorized, all of which are issued and outstanding as of the date of this Agreement (the “Company Common Warrants”), and (y) warrants to purchase 336,304 shares of Company Series B Preferred Stock, all of which are issued and outstanding as of the date of this Agreement (the “Company Preferred Warrants” and together with the Company Common Warrants, the “Company Warrants”). Section 4.6(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all holders of Company Warrants, including the number of shares of Company Capital Stock covered by such Company Warrant, the date of issuance, the cash exercise price per share of such Company Warrant and the applicable expiration date thereof. All outstanding Company Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound; and (iv) are free and clear of any Liens.

(c) As of the date of this Agreement, (i) 27,212,519 shares of Company Common Stock are issuable pursuant to outstanding Company Options, (ii) 0 shares of Company Common Stock are issuable pursuant to outstanding Restricted Stock Awards and (iii) 7,227,613 shares of Company Common Stock are available for future issuance pursuant to the Company Incentive Plan. Section 4.6(c) of the Company Disclosure Letter sets forth a true and complete list of each holder of a Company Award, including the type of Company Award, the number of shares of Company Common Stock subject thereto, vesting schedule, current vested and unvested status, any early-exercise features, the expiration date, and, if applicable, the exercise price thereof. All Company Options and Restricted Stock Awards are evidenced by award agreements in substantially the forms previously made available to Acquiror, and, except as set forth on Section 4.6(c) of the Company Disclosure Letter, no Company Option or Restricted Stock Award is subject to terms that are materially different from those set forth in such forms. Each Company Option and each Restricted Stock Award was validly issued and properly approved by the board of directors of the Company (or appropriate committee thereof), and with respect to the Company Options, each grant was duly authorized no later than the date on which such grant was by its terms to be effective.

(d) Section 4.6(d) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list of the Convertible Notes, including the (i) outstanding principal amount, (ii) accrued interest as of the date of this Agreement and (iii) calculation with respect to the number of shares of Company Common Stock into which each Convertible Note will convert. The Company has made available true, correct and complete copies of each Convertible Note.

(e) Except as otherwise set forth in this Section 4.6 or on Sections 4.6(c) and 4.6(d) or with respect to any Excluded Financing, of the Company Disclosure Letter, the Company has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for shares of Company Capital Stock, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares or registration rights with respect to any shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or other rights the value of which is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind that may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any shares of Company Capital Stock.

Section 4.7. Capitalization of Subsidiaries.

(a) The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) the Governing Documents of each such Subsidiary, and (B) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens.

(b) The Company owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens.

(c) There are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or other rights the value of which are determined by reference to shares or other equity interests of the Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

(d) Except for the equity interests of the Subsidiaries set forth on Section 4.2 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries (i) owns, directly or indirectly, any ownership, equity, profits or voting interest in any Person, (ii) has any agreement or commitment to purchase any such interest or (iii) has agreed nor is obligated to make nor is bound by any written, oral or other Contract, binding understanding, option, warranty or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

Section 4.8. Financial Statements.

(a) Attached as Section 4.8(a) of the Company Disclosure Letter are: true and complete copies of the audited consolidated balance sheets and statements of operations, comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit and cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2020, and December 31, 2019, together with the auditor’s reports thereon (together with the Updated Financial Statements, when delivered pursuant to Section 6.3(a), the “Audited Financial Statements” and, together with the Q1 Financial Statements, when delivered pursuant to Section 6.3(b) , the “Financial Statements”).

(b) Except as set forth on Section 4.8(b) of the Company Disclosure Letter, the Audited Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated losses, their consolidated changes in stockholders’ deficit and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity, and in accordance, with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) were prepared from, are in accordance with and accurately reflect in all material respects, the books and records of the Company and its consolidated Subsidiaries and (iv) when delivered by the Company for inclusion in the Proxy Statement / Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.3, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c) Except as set forth on Section 4.8(c) of the Company Disclosure Letter, when delivered pursuant to Section 6.3(b), the Q1 Financial Statements and, if applicable, the Q2 Financial Statements (i) will fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated losses, their consolidated changes in stockholders’ deficit and their consolidated cash flows for the period then ended (subject to normal year-end adjustments and the absence of footnotes), (ii) will have been prepared in conformity, and in accordance, with GAAP applied on a consistent basis during the periods involved (except for the absence of footnotes or the inclusion of limited footnotes), (iii) will have been prepared from, will be in accordance with and will accurately reflect in all material respects, the books and records of the Company and its consolidated Subsidiaries and (iv) when delivered by the Company for inclusion in the Proxy Statement / Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.3, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(d) Except as set forth in Section 4.8(d) of the Company Disclosure Letter, neither the Company (including, to the knowledge of the Company, any employee thereof) nor any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the design or system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

(e) The Company qualifies as a “smaller reporting company” within the meaning of Item 10(f)1 of Regulation S-K under the Securities Act.

Section 4.9. Undisclosed Liabilities. Except as set forth on Section 4.9 of the Company Disclosure Letter or with respect to any Excluded Financing, there is no other material liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries or (c) that will be discharged or paid off prior to, at or in connection with the Closing.

Section 4.10. Litigation and Proceedings. Except as set forth on Section 4.10 of the Company Disclosure Letter, (a) there are no pending or, to the knowledge of the Company, threatened, Actions, or other proceedings at law or in equity against the Company or any of the Company’s Subsidiaries or their respective properties or assets; and (b) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Governmental Order, except, in each case, as would not be, or would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole. This Section 4.10 shall not apply to Tax matters.

Section 4.11. Legal Compliance.

(a) Each of the Company and its Subsidiaries is, and for the three (3) years preceding the date hereof has been, in compliance with all applicable Laws in all material respects.

(b) For the past three (3) years, none of the Company or any of its Subsidiaries has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been material to the business of the Company and its Subsidiaries, taken as a whole.

(c) The Company and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violation of applicable Law by any of the Company’s or its Subsidiaries’ directors, officers and employees will be prevented, detected and deterred.

Section 4.12. Contracts; No Defaults.

(a) Section 4.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xxiii) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they are bound, other than a Company Benefit Plan. True, correct and complete copies of the Contracts listed on Section 4.12(a) of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its agents or representatives, together with all amendments thereto.

(i) Any Contract with any of the Top Vendors or Top Customers;

(ii) Each mortgage, note, debenture, other evidence of Indebtedness, guarantee, pledge, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company or any of the Company’s Subsidiaries or pursuant to which a Lien has been placed on any material assets or properties (other than Company Intellectual Property) of the Company or any of its Subsidiaries, including (A) the Convertible Notes and (B) any other agreement or commitment for future loans, credit or financing;

(iii) Each Contract for the acquisition of any property or Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries entered into or consummated in the last two (2) years, in each case, involving payments in excess of $1,000,000 other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(iv) Each Contract related to the formation, governance or operation of a joint venture, partnership or similar arrangement or the sharing of profits or revenues therefrom or pursuant to which the Company or any of its Subsidiaries has an ownership interest in any other Person (excluding any wholly owned Subsidiary of the Company);

(v) Contracts (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents that are Company Benefit Plans and Governing Documents) between the Company and its Subsidiaries, on the one hand, and Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers and managers (or equivalents) of the Company or any of the Company’s Subsidiaries, the members or stockholders of the Company or any of the Company’s Subsidiaries, any employee of the Company or any of the Company’s Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”);

(vi) Contracts with any employee of the Company or its Subsidiaries that provides for annual base compensation in excess of $200,000;

(vii) Contracts under which any of the benefits thereunder, to any Person party thereto, shall be increased, or the vesting of benefits of which shall be accelerated, by the consummation of the transactions contemplated hereby or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated hereby;

(viii) Contracts containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s or any of the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect;

(ix) Any collective bargaining (or similar) agreement or Contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;

(x) Each Contract pursuant to which the Company or any of the Company’s Subsidiaries grants a license, sublicense, right, consent or nonassertion under or with respect to any material Company Intellectual Property to any third Person (other than non-exclusive, non-source code licenses granted in the ordinary course of business consistent with past practice that are not material to the business of the Company or any of its Subsidiaries);

(xi) Each Contract pursuant to which a third Person grants to the Company or any of the Company’s Subsidiaries a license, sublicense, right, consent or nonassertion under or with respect to any Intellectual

Property that is material to the business of the Company and its Subsidiaries (other than (A) Contracts granting nonexclusive rights to use commercially available off-the-shelf Software or Software as a service offerings involving payments by the Company or such Subsidiary of a one-time or annual fee (whichever is higher) of no more than $250,000, and (B) Open Source Licenses);

(xii) Each Contract to which the Company or any of its Subsidiaries is party or bound that involves the creation, development, transfer, assignment, or ownership of any material Company Intellectual Property (other than employee confidentiality and invention assignment agreements entered into in the ordinary course of business consistent with past practice);

(xiii) Each Contract reasonably expected to result in capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $1,000,000 in any calendar year;

(xiv) Each Contract reasonably expected to result in capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $1,000,000 in any calendar year;

(xv) Any Contract that (A) grants to any third Person any “most favored nation rights”, or (B) grants to any third Person price guarantees and is reasonably expected to result in aggregate future payments to the Company and its Subsidiaries in excess of $1,000,000 in any calendar year;

(xvi) Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in, or lease, purchase or acquire any material properties or assets of, the Company or any of the Company’s Subsidiaries;

(xvii) any Contract with any Governmental Authority;

(xviii) Contracts under which the Company or any of its Subsidiaries is lessee of, or holds or operates any personal property owned by any other party, for which the rental exceeds $250,000 in any calendar year;

(xix) Contracts under which the Company or any of its Subsidiaries is the lessor of or permits any third party to hold or operate any property, real or personal, for which the rental paid by such third party exceeds $250,000 in any calendar year;

(xx) Contracts for third party services relating to the Leased Real Property, for which payment for such services exceed $250,000 in any calendar year;

(xxi) settlement or coexistence agreements with respect to any pending or threatened action (a) entered into within twelve (12) months prior to the date of this Agreement, other than settlement agreements for cash only (which has been paid) that does not exceed $100,000 as to such settlement or (b) with respect to which unsatisfied amounts or ongoing obligations remain outstanding;

(xxii) documents required to be filed with the Proxy Statement / Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; and

(xxiii) any outstanding offer that, if accepted, would constitute any of the foregoing.

(b) Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Contracts listed pursuant to Section 4.12(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. The Company and its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under such Contracts listed pursuant to Section 4.12(a) and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract. Neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract. To the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both). No party to any such Contract that is a Top Vendor or Top Customer has, within the past 12 months, canceled or terminated its business with, or, to the knowledge of the Company, threatened to cancel, terminate, materially limit or materially and adversely modify its business with, the Company or any of its Subsidiaries nor, to the knowledge of the Company, has any such Person as of the date of this Agreement otherwise been involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.

Section 4.13. Company Benefit Plans.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material Company Benefit Plan, and separately identifies each Company Benefit Plan that is subject to the Laws of a country other than the United States (a “Foreign Benefit Plan”) and the non-U.S. jurisdiction applicable to each Foreign Benefit Plan. For purposes of this Agreement, a “Company Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) or any other plan, policy, program or agreement (including any employment, bonus, incentive, deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, supplemental retirement, change in control, pension or similar plan, policy, program or agreement) which are maintained, sponsored or contributed to by the Company or any of the Company’s Subsidiaries for the benefit of any current or former director, officer, individual consultant, worker or employee, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any current or contingent liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any (A) statutory plan, program or arrangement that is required under applicable law and maintained by any Governmental Authority, (B) grants made pursuant to standard forms of equity award agreement that have been made available to Acquiror, in which case only the forms of such equity award agreements will be listed, and (C) employment agreements or offer letters made pursuant to standard forms that have been made available to Acquiror and which provide for at-will employment without an obligation for severance or change in control benefits, in which case only the forms of such employment agreements or offer letters will be listed. With respect to each Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (I) such Company Benefit Plan (or, if not written, a written summary of its material terms) and all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (II) the most recent summary plan descriptions, including any summary of material modifications, if applicable, (III) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (IV) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, and (V) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.

(b) Each Company Benefit Plan has been operated and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code. In all material respects, all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP. Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan. No non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA and Section 4975 of the code) has occurred or is reasonably expected to occur with respect to any Company Benefit Plan.

(c) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA (“Title IV Plan”), and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a (i) Multiemployer Plan, (ii) Title IV Plan, (iii) a “multiple employer plan” as defined in Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, in each case, at any time within the previous six (6) years. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.

(d) With respect to each Company Benefit Plan, no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(e) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

(f) Except as set forth on Section 4.13(f) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other individual service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due to any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company, or (iii) accelerate the vesting and/or settlement of any Company Award. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(g) All Company Options have been granted in accordance with the terms of the Company Incentive Plan and all applicable laws, including valid exemptions from registration under any applicable securities laws. Each Company Option has been granted with an exercise price that is no less than the fair market value of the underlying Company Common Stock on the date of grant, as determined in accordance with Section 409A of the Code or Section 422 of the Code, if applicable. Each Company Option is intended to either qualify as an “incentive stock option” under Section 422 of the Code or to be exempt under Section 409A of the Code. Prior to the date hereof, the Company has made available to Acquiror, accurate and complete copies of (i) the Company Incentive Plan, (ii) the forms of standard award agreement under the Company Incentive Plan, (iii) copies of any award agreements that materially deviate from such forms and (iv) a list of all outstanding equity and equity-based awards granted under any Company Incentive Plan, together with the material terms thereof (including but not limited to grant date, exercise price, vesting terms, including any acceleration triggers and early-exercise features, and current vested and unvested status, form of award, expiration date, and number of shares underlying such award). The treatment of Company Options under this Agreement does not violate the terms of the Company Incentive Plan or any Contract governing the terms of such awards.

(h) Neither the Company nor any of the Company’s Subsidiaries have ever been an employer in relation to, participated in, or had any liability (whether prospective, contingent, or otherwise) to or in respect of a defined benefit pension scheme.

(i) No employee of the Company or any of the Company’s Subsidiaries in the United Kingdom has transferred to the Company or any of its Subsidiaries under the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006 (as amended) who, prior to such transfer, was entitled to any early retirement benefits under a defined benefit pension scheme.

Section 4.14. Labor Relations; Employees.

(a) The Company has provided to Acquiror a true and complete anonymized list of all Persons who are employed or engaged by the Company or any Company Subsidiary, with an indication as to: (i) title or position; (ii) whether full or part time; (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other cash incentive-based compensation, including any incentive bonus opportunity; (vi) classification as exempt or non-exempt; (vii) location; and (viii) classification (including as a W-2 employee or 1099 consultant and as exempt or non-exempt pursuant to the Fair Labor Standards Act of 1938, as amended).

(b) Except as set forth on Section 4.14(b) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any similar agreement, (ii) no such agreement is being negotiated by the Company or any of the Company’s Subsidiaries, and (iii) no labor union or any other employee representative body has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company or its Subsidiaries. In the past three (3) years, there has been no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, lockout or other material labor dispute against or affecting the Company or any Subsidiary of the Company.

(c) To the knowledge of the Company, each of the Company and its Subsidiaries are, and have been for the past three (3) years, in material compliance with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance (including under the federal Emergency Paid Sick Leave Act and the federal Emergency Family and Medical Leave Expansion Act).

(d) In the past three (3) years, the Company and its Subsidiaries have not received (i) written notice of any unfair labor practice charge or material complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) written notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration procedures against them, (iii) written notice of any material charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) written notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) written notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(e) Neither the Company nor any of the Company’s Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Vice President or above. In the last three (3) years, no allegations of sexual harassment, sexual misconduct or discrimination have been made against (x) an officer of the Company or any of the Company’s Subsidiaries or (y) an employee of the Company or any of the Company’s Subsidiaries at the level of Vice President or above.

(f) In the past three (3) years, the Company and its Subsidiaries have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Workers’ Adjustment and Retraining Notification Act or any similar state, local or foreign Law relating to group terminations, taking into account any temporary or permanent modification to such Laws as a result of the current pandemic, epidemic, or disease outbreak.

Section 4.15. Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been duly and timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, correct, and complete in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid.

(b) The Company and each of its Subsidiaries have deducted and withheld from amounts owing to any employee, former employee, independent contractor, creditor, stockholder or other Person all material Taxes required by Law to be deducted and withheld, and paid over to the proper Governmental Authority all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c) There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid except for claims, assessments, deficiencies, or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e) There are no material Tax audits or other examinations of the Company or any of its Subsidiaries presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of the Company or any of its Subsidiaries, in each case, other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the ordinary course of business.

(f) Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any material amount of Taxes.

(g) Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar agreement other than (i) any such agreement solely between the Company and its existing Subsidiaries and (ii) customary commercial Contracts or Contracts entered into in the ordinary course of business not primarily related to Taxes.

(h) Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the two (2) years prior to the date of this Agreement.

(i) Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.

(j) No written claim has been made by any Governmental Authority where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(k) Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment (within the meaning of an applicable Tax treaty) in any country other than the country of its organization.

(l) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(m) Neither the Company nor any of its Subsidiaries will be required to include any material amount in taxable income, or exclude any material item of deduction or loss from taxable income, for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, excess loss account or deferred intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made prior to the Closing outside the ordinary course of business, (ii) prepaid amount received or deferred revenue recognized prior to the Closing outside the ordinary course of business, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreements” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing, or (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law).

(n) The Company has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(o) The Company and each of its Subsidiaries have collected all material sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate governmental authorities, or has been furnished properly completed exemption certificates.

(p) The Company has not taken any action, nor to the knowledge of the Company or any of its Subsidiaries are there any facts or circumstances, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.

Section 4.16. Brokers’ Fees. Except as set forth on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates.

Section 4.17. Insurance. Section 4.17 of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, vehicle, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to Acquiror. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Neither the Company nor any of its Subsidiaries is in material default with respect to any provision contained in any of such policies or has failed to give any notice or present any material claim under any of such policies in due and timely fashion. Except as disclosed on Section 4.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last twelve (12) months.

Section 4.18. Licenses. The Company and its Subsidiaries have obtained, and maintain, all of the material Licenses reasonably required to permit the Company and its Subsidiaries to acquire, originate, own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted. Each material License held by the Company or any of the Company’s Subsidiaries is in full force and effect. Neither the Company nor any of its Subsidiaries (a) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any material License to which it is a party, (b) is or has been the subject of any pending or, to the knowledge of the Company, threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any material License; or (c) has received any notice that any Governmental Authority that has issued any material License intends to cancel, terminate, or not renew any such material License, except to the extent such material License may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby, or as otherwise disclosed in Section 4.4 of the Company Disclosure Letter, provided such amendment, replacement, or reissuance does not materially adversely affect the continuous conduct of the business of the Company and its Subsidiaries as currently conducted from and after Closing. Section 4.18 of the Company Disclosure Letter sets forth a true, correct and complete list of material Licenses held by the Company or its Subsidiaries.

Section 4.19. Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

Section 4.20. Real Property. Section 4.20 of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(a) The Company or one of its Subsidiaries holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(b) The Company and its Subsidiaries have delivered to Acquiror true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company and its Subsidiaries, including all amendments and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases have been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to Acquiror.

(c) Except as disclosed on Section 4.20(c) of the Company Disclosure Letter, to the knowledge of the Company, neither the Company, its Subsidiaries or any counterparty to a Real Property Lease is in material breach or material default under the Real Property Leases.

(d) Except as disclosed on Section 4.20(d) of the Company Disclosure Letter, as of the date of this Agreement, there are no written leases, subleases, licenses or other agreements that create or confer upon any Person other than the Company or its Subsidiaries, a right to use or occupy the Leased Real Property or any portion thereof, subject to the entry and reversionary rights of lessors under the Real Property Leases and the rights of holders of Permitted Liens.

(e) Neither the Company nor any of its Subsidiaries have received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.

(f) None of the Company or any of its Subsidiaries owns any Owned Real Property.

Section 4.21. Intellectual Property.

(a) Section 4.21(a)(i) of the Company Disclosure Letter lists each item of Company Intellectual Property that is issued by or registered or pending with a Governmental Authority or domain name registrar as of the date of this Agreement (“Company Registered Intellectual Property”). The Company or one of its Subsidiaries is the sole and exclusive beneficial and record owner of all Company Registered Intellectual Property. All Company Registered Intellectual Property is subsisting and (excluding any pending applications included in the Company Registered Intellectual Property) is valid and enforceable.

(b) The Company or one of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens) all Company Intellectual Property. Without limiting the generality of the foregoing, the Company and its Subsidiaries have entered into written agreements with every current and former employee and independent contractor who, in each case, has created or developed material Intellectual Property for or on behalf of the Company or any of its Subsidiaries, whereby such employees and independent contractors (i) assign to the Company or a Company Subsidiary all of their right, title and interest in such material Intellectual Property and (ii) agree to hold all Trade Secrets included in the Company Intellectual Property (that were disclosed to or accessed by such employees or independent contractors during the term of their employment or engagement) as confidential both (A) during the term of their applicable employment or engagement, and (B) except as would not reasonably be expected to be material to the business of Company and its Subsidiaries, after the term of such employment or engagement. Except as would not reasonably be expected to be material to the business of Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have valid and continuing rights to all Intellectual Property necessary and sufficient for the conduct of the business of the Company and its Subsidiaries as presently conducted; provided that the foregoing representation and warranty in this sentence does not constitute a representation and warranty of non-infringement of the Intellectual Property of any third Person.

(c) The Company, its Subsidiaries, and the conduct of the business of the Company and its Subsidiaries (including the creation, development, licensing, marketing, importation, offering for sale, sale, or use of the products and services of the business of the Company and its Subsidiaries) have not, since six (6) years preceding the date of this Agreement, infringed upon, misappropriated or otherwise violated the Intellectual Property of any third Person in any material respect. As of the date of this Agreement, there is no action pending or threatened in writing (or, to the knowledge of the Company, orally) to which the Company or any Subsidiary of the Company is a named party, or, to the Company’s knowledge, for which any other Person is entitled to be indemnified, defended, held harmless, or reimbursed by the Company or any Subsidiary of the Company, in each case that (i) alleges the infringement, misappropriation or other violation of the Intellectual Property of any third Person or (ii) challenges the ownership, use, validity or enforceability of any Company Intellectual Property, and there has not been, since twelve (12) months preceding the date of this Agreement, any such action brought or threatened in writing (or to the knowledge of the Company, orally).

(d) Except as set forth on Section 4.21(d) of the Company Disclosure Letter, to the knowledge of the Company (i) no Person is infringing upon, misappropriating or otherwise violating any material Company Intellectual Property in any material respect, and (ii) the Company and its Subsidiaries have not sent to any Person since three (3) years preceding the date of this Agreement any written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement, violation or misappropriation by such third Person of any material Company Intellectual Property.

(e) The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of Trade Secrets included in material Company Intellectual Property or to which the Company or any of its Subsidiaries has a confidentiality obligation to any Person. Except in each case as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, there has not been any unauthorized disclosure of or unauthorized access to any such Trade Secrets to any Person in a manner that has resulted or may result in the misappropriation of, or loss of trade secret or other rights in and to such information to the detriment of the Company, such Subsidiary, or, to the knowledge of the Company, such Person to whom the Company or any of its Subsidiaries has a confidentiality obligation. No source code for any Company Software (excluding Open Source Materials) has been delivered, licensed or made available by the Company or any of its Subsidiaries to, or accessed by, any escrow agent or other Person, other than employees or independent contractors subject to written non-disclosure agreements restricting the disclosure and use of such source code.

(f) No funding, facilities or resources of any Governmental Authority or any research or academic institution was used in the creation or development of any material Company Intellectual Property or other material Intellectual Property created or developed by the Company or any of its Subsidiaries in a manner that has resulted in such Governmental Authority or research or academic institution having any ownership of or right to any such Intellectual Property.

(g) The Company Software does not contain any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any Software or any “back door,” “time bomb”, “Trojan horse,” “virus”, “worm,” contaminants, “drop dead device,” or other malicious code or routines that enable or permit the unauthorized access, unauthorized disablement or unauthorized erasure, of any Company System. The current version of the Company Software does not contain any “bugs”, faults, or errors, except for any such “bugs”, faults or errors that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The Company and its Subsidiaries own, or have a valid right to access and use, the Company Systems. The Company Systems are adequate for, and operate and perform in all respects as required in connection with the operation of the business of the Company and its Subsidiaries, except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole. The Company takes and has taken reasonable measures, including entering into appropriate Contracts with third parties pursuant to which such third parties operate the Company Systems on behalf of the Company, to maintain and protect the performance, integrity and security of the Company Systems and to back up such Company Systems.

(h) Except as set forth in Section 4.21(h) of the Company Disclosure Letter, no Open Source Material is or has been included, incorporated or embedded in, linked to, combined, made available or distributed with any Company Software by the Company or any of its Subsidiaries, in each case, in a manner that has required the Company or any Subsidiary: (A) to distribute, make available, license or disclose to any Person the source code to any Company Software; (B) to distribute, make available, or license any Company Software without charge or at a reduced or nominal charge; (C) to distribute, make available, license or disclose any Company Software for the purpose of making modifications or derivative works; or (D) to grant a license to, or refrain from asserting of enforcing any Company Intellectual Property. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are in material compliance with the terms and conditions of the applicable Open Source Licenses for the Open Source Materials that are or have been included, incorporated or embedded in, linked to, combined, made available or distributed with any Company Software.

(i) Neither the execution and delivery of this Agreement or any other document to which the Company is a party contemplated hereby nor the consummation of the transactions contemplated by this Agreement will result in: (i) the loss or impairment of any Company Intellectual Property; (ii) the release, disclosure, provision or delivery of, or the requirement to release, disclose, provide or deliver, any source code constituting Company Software to any third Person; (iii) the grant, assignment or transfer of, or the requirement to grant, assign or transfer, to any other Person of any license, ownership or other right or interest in, to or under any Company

Intellectual Property; or (iv) the obligation to pay any additional consideration to, or the reduction of any payments from, any Person with respect to any Company Intellectual Property.

Section 4.22. Privacy and Cybersecurity.

(a) The Company and its Subsidiaries are in material compliance with, and during the three (3) years preceding the date of this Agreement have been in material compliance with, (i) all applicable Privacy Laws, including requirements thereunder to maintain privacy policies and notices regarding Personal Information, (ii) all of the Company’s and its Subsidiaries’ posted or publicly facing privacy policies and notices regarding Personal Information, and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning cybersecurity, data security and the security of the Company’s and each of its Subsidiaries’ information technology systems, including with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer (including cross-borders) of Personal Information. The Company has implemented and maintained policies, procedures and systems as are required by Privacy Laws for receiving and appropriately responding to requests from individuals concerning their Personal Information. None of the Company’s posted or public facing privacy policies or notices regarding Personal Information have contained any material representation or omission likely to mislead any Person acting reasonably under the circumstances to whom such policies or notices are directed. There are no Actions by any Person (including any Governmental Authority), to which the Company or any of the Company’s Subsidiaries is a named party, pending or to the knowledge of the Company threatened against the Company or its Subsidiaries alleging a violation of (i) any Privacy Laws, including with respect to any third Person’s privacy or Personal Information, (ii) applicable privacy policies, or (iii) contractual commitments of the Company or any of the Company’s Subsidiaries with respect to any Personal Information.

(b) During the three (3) years preceding the date of this Agreement, (i) there have been no material instances of data breaches, security incidents, or misuse of or unauthorized use of, access to, intrusions into, disruptions of, or data loss involving Company Systems that have not been completely remediated, (ii) the Company and its Subsidiaries have implemented and, for at least the past three (3) years, maintained measures designed to protect Personal Information in their possession or control against loss, theft, unauthorized access, use, modification, alteration, destruction, disclosure, or other misuse, including through administrative, technical, and physical safeguards, and (iii) neither the Company nor any Subsidiary of the Company has (A) experienced any material incident involving loss, theft, misuse of or unauthorized access to or disclosure of any Personal Information, including in connection with a breach of security, or (B) received any written notice or complaint from any Person with respect to any such incident, nor has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries. Neither the Company nor any of its Subsidiaries have provided or been required to provide any notification to any Person in connection with any unlawful, unauthorized or unintended disclosure of Personal Information. The Company has made available to Acquiror summaries of the results of all penetration tests performed on Company Systems by third parties on behalf of the Company in the past three (3) years and has resolved or remediated any vulnerabilities identified therein rated high or critical, or implemented compensating controls to mitigate risk to Company Systems or Personal Information arising from such vulnerabilities. Neither the Company nor any third party acting at the direction or authorization of the Company has paid (i) any perpetrator of any data breach incident or cyber-attack or (ii) any third party with actual or alleged information about any data breach incident or cyber-attack.

(c) To the extent required by applicable Privacy Laws, all third-party services providers, outsourcers, processors or other third parties who process, store or otherwise handle any Personal Information for or on behalf of the Company or any of its Subsidiaries have contractually agreed to comply with applicable Privacy Laws and maintain the confidentiality of Personal Information processed on behalf of the Company or any of its Subsidiaries, and to protect and secure such Personal Information from loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure. To the knowledge of the Company, no (i) third party who has provided any Personal Information to the Company and its Subsidiaries has done so in violation of applicable Privacy Laws, including requirements thereunder requiring providing any notice and obtaining any consent required and (ii) Person acting for or on behalf of the Company and any of its Subsidiaries has violated any of the requirements or obligations described in Section 4.22(a).

(d) The Company is not subject to any contractual requirements or other legal obligations that, following the Closing, would prohibit Purchaser or Company from receiving, accessing, storing or using any Personal Information in the manner in which the Company received, accessed, stored and used such Personal Information prior to the Closing. The execution, delivery and performance of this Agreement by the Company does not violate its obligations under applicable Privacy Laws, the Company’s privacy policies and applicable contractual obligations of the Company regarding its collection, use or disclosure of Personal Information.

Section 4.23. Environmental Matters.

(a) To the knowledge of the Company, the Company and its Subsidiaries are, and since January 1, 2018 have been, in material compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Licenses required by Environmental Laws (“Environmental Permits”).

(b) Neither the Company nor its Subsidiaries has received written notice that it is subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of any Hazardous Materials.

(c) No material Action is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such an Action.

(d) The Company has not received written notice that the Company or any Company Subsidiary has released any Hazardous Materials at, on, in, under or from the Leased Real Property, the Owned Real Property or any other location, including any properties formerly owned, leased or operated by the Company or any Company Subsidiary and neither the Company nor any Company Subsidiary has released any Hazardous Materials at any location, in each case for which there was an obligation under Environmental Law to perform any investigation or remedial action.

(e) The Company has made available to Acquiror all material environmental reports, assessments, audits and inspections, including copies of all Phase I and Phase II environmental site assessments relating to the Leased Real Property and Owned Real Property, or other location formerly owned, leased or operated by the Company or any Company Subsidiary, in the Company’s possession, and any material communications or notices concerning any material non-compliance of the Company or any of the Company’s Subsidiaries with, or liability of the Company or any of the Company’s Subsidiaries under, Environmental Law.

Section 4.24. Absence of Changes.

(a) From the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, there has not been any Company Material Adverse Effect.

(b) Since the date of the most recent balance sheet included in the Financial Statements, except (i) as set forth on Section 4.24(b) of the Company Disclosure Letter, (ii) for any actions taken in response to COVID-19 Measures and (iii) in connection with the transactions contemplated by this Agreement and the other documents to which the Company is a party contemplated hereby, through and including the date of this Agreement, the Company and its Subsidiaries have carried on their respective businesses and operated their properties in all material respects in the ordinary course of business.

(c) Since the date of the most recent balance sheet included in the Financial Statements, except (i) as set forth on Section 4.24(c) of the Company Disclosure Letter, (ii) for any actions taken in response to COVID-19 Measures, (iii) in connection with any Excluded Financing and (iv) in connection with the transactions contemplated by this Agreement the other documents to which the Company is a party contemplated hereby, neither the Company nor any of its Subsidiaries has taken or permitted to occur any action that, were it to be taken from and after the date hereof, would require the prior written consent of Acquiror pursuant to Section 6.1.

Section 4.25. Anti-Corruption Compliance.

(a) For the past five (5) years, neither the Company nor any of its Subsidiaries, nor any director, officer or employee, nor, to the knowledge of the Company, any agent while acting on behalf of the Company or any of the Company’s Subsidiaries, has offered or given anything of value to any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, for the purpose of (i) influencing any act or decision of such government official or employee, candidate, party or campaign, (ii) inducing such government official or employee, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (iii) obtaining or retaining business for or with any person, (iv) expediting or securing the performance of official acts of a routine nature, (v) securing any improper advantage, or (vi) otherwise in violation of the Anti-Bribery Laws.

(b) The Company has not established or maintained any unlawful fund of corporate monies or any other properties.

(c) Each of the Company and its Subsidiaries, has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(d) To the knowledge of the Company, as of the date hereof, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.

Section 4.26. Sanctions and International Trade Compliance.

(a) The Company and its Subsidiaries (i) are, and have been for the past five (5) years, in compliance in all material respects with all applicable International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, complaints, charges, voluntary disclosures or Actions against the Company or any of the Company’s Subsidiaries related to any International Trade Laws or Sanctions Laws or any Export Approvals.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, employees, or to the knowledge of the Company, any of the Company’s or its Subsidiaries’ respective agents, representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has during the past five (5) years, been a Sanctioned Person or (ii) has transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country in violation of Sanctions Laws.

Section 4.27. Information Supplied. None of the information supplied or to be supplied by the Company or any of the Company’s Subsidiaries specifically in writing for inclusion in the Proxy Statement / Registration

Statement will, (a) when the Proxy Statement / Registration Statement is first filed in accordance with Rule 424(b) and pursuant to Section 14A, (b) on the effective date of the Proxy Statement / Registration Statement, (c) on the date the Proxy Statement / Registration Statement is mailed to the Acquiror Shareholders and certain of the Company’s stockholders and (d) at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.28. Vendors. Section 4.28 of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top forty (40) vendors based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2020 (the “Top Vendors”).

Section 4.29. Customers. Section 4.29 of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top four (4) customers based on the aggregate Dollar value of the Company’s and its Subsidiaries’ revenue with such counterparty during the trailing twelve months for the period ending December 31, 2020 (the “Top Customers”).

Section 4.30. Government Contracts. The Company is not party to: (i) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (ii) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services. None of the Company or any of its Subsidiaries have provided any offer, bid, quotation or proposal to sell products made or services provided by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to any Contract or subcontract of the type described by the foregoing sentence.

Section 4.31. No Additional Representation or Warranties. Except as provided in this Article IV, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or Merger Sub or their Affiliates.

Article V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as set forth in (i) any Acquiror SEC Filings filed or submitted on or prior to the date hereof (excluding (a) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended thereto) or (ii) the disclosure letter delivered by Acquiror and Merger Sub to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article V), Acquiror and Merger Sub represent and warrant to the Company as follows:

Section 5.1. Company Organization. Each of Acquiror and Merger Sub has been duly incorporated, organized or formed and is validly existing as a corporation or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Acquiror’s Governing Documents and the Governing Documents of Merger Sub, in each case, as amended to the date of this

Agreement, previously delivered by Acquiror to the Company, are true, correct and complete. Merger Sub has no assets or operations other than those incident to this Agreement and the transactions contemplated hereby. All of the equity interests of Merger Sub are held directly by Acquiror. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to Acquiror.

Section 5.2. No Substantial Government Ownership Interest. To the knowledge of Acquiror, no national or subnational governments of a single foreign state have a “substantial interest” in Acquiror or Merger Sub, respectively, within the meaning of the Defense Production Act of 1950, including all implementing regulations thereof.

Section 5.3. Due Authorization.

(a) Each of Acquiror and Merger Sub has all requisite corporate power and authority to (a) execute and deliver this Agreement and the documents contemplated hereby, and (b) subject to obtaining the Acquiror Shareholder Approval, consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (i) duly and validly authorized and approved by the board of directors of Acquiror and by Acquiror as the sole shareholder of Merger Sub and (ii) determined by the board of directors of Acquiror as advisable to Acquiror and the Acquiror Shareholders and (iii) recommended for approval by the Acquiror Shareholders. No other company proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement and the documents contemplated hereby (other than the Acquiror Shareholder Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of Acquiror and/or Merger Sub, as applicable, and this Agreement constitutes, and at or prior to the Closing, the other documents contemplated hereby will constitute, a legal, valid and binding obligation of each of Acquiror and/or Merger Sub, as applicable, enforceable against Acquiror and/or Merger Sub, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present:

(i) each of those Transaction Proposals identified in clauses (A), (B) and (C) of Section 8.2(b)(ii) shall require approval by an affirmative vote of the holders of at least two-thirds of the outstanding shares of Acquiror Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the board of directors of Acquiror and held for such purpose;

(ii) each of those Transaction Proposals identified in clauses (D), (E), (F), (G), (H), (I) and (J) of Section 8.2(b)(ii), in each case, shall require approval by an affirmative vote of the holders of a majority of the outstanding shares of Acquiror Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the board of directors of Acquiror and held for such purpose;

(c) The foregoing votes are the only votes of any of Acquiror’s share capital necessary in connection with entry into this Agreement by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby, including the Closing.

(d) At a meeting duly called and held, the board of directors of Acquiror has unanimously approved the transactions contemplated by this Agreement as a Business Combination.

Section 5.4. No Conflict. Subject to the Acquiror Shareholder Approval, the execution and delivery of this Agreement by Acquiror and Merger Sub and the other documents contemplated hereby by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror or Merger Sub, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror or Merger Sub, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement or (ii) be material to Acquiror.

Section 5.5. Litigation and Proceedings. As of the date of this Agreement, there are no pending or, to the knowledge of Acquiror, threatened Actions against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). As of the date of this Agreement, there are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). As of the date of this Agreement, there is no outstanding Governmental Order imposed upon Acquiror or Merger Sub, nor are any assets of Acquiror’s or Merger Sub’s respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. From their respective dates of inception to the date of this Agreement, Acquiror and Merger Sub have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to Acquiror.

Section 5.6. SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since December 17, 2020, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”), except that Acquiror may have improperly accounted for the Acquiror Warrants as equity instruments and may be required to restate its previously filed financial statements to reflect the classification of the Acquiror Warrants as liabilities for accounting purposes (the “Warrant Accounting Issue”). Except with respect to the Warrant Accounting Issue, each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. Except with respect to the Warrant Accounting Issue, as of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.7. Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the

Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Acquiror’s knowledge, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that, to Acquiror’s knowledge, are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP and there have been no significant deficiencies or material weakness in Acquiror’s internal control over financial reporting (whether or not remediated) and no change in Acquiror’s control over financial reporting that has materially affected, or is reasonably likely to materially affect Acquiror’s internal control over financial reporting.

(b) As of the date hereof, each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq. There is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or prohibit or terminate the listing of Acquiror Class A Common Stock on Nasdaq.

(d) Except for the Warrant Accounting Issue, the financial statements and notes contained or incorporated by reference in the Acquiror SEC Filings fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flows of Acquiror as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with: (i) GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Acquiror has no off-balance sheet arrangements that are not disclosed in the Acquiror SEC Filings. No financial statements other than those of Acquiror are required by GAAP to be included in the consolidated financial statements of Acquiror.

(e) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any actual fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

Section 5.8. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, (ii) in connection with the Domestication, the applicable requirements and required approval of the Cayman Registrar, and (iii) as otherwise disclosed on Section 5.8 of the Acquiror Disclosure Letter.

Section 5.9. Trust Account. As of the date of this Agreement, Acquiror has at least $373,750,000 in the Trust Account (including an aggregate of approximately $13,081,250 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of December 17, 2020, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than the Acquiror Shareholders holding shares of Acquiror Common Stock sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Common Stock pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than (i) to pay Taxes and (ii) payments with respect to all Acquiror Share Redemptions. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date hereof, following the Effective Time, no Acquiror Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Shareholder is exercising an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Acquiror or Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror and Merger Sub on the Closing Date.

Section 5.10. Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.11. Absence of Changes. Since December 31, 2020, (a) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement and (b) except as set forth in Section 5.11 of the Acquiror Disclosure Letter, Acquiror and Merger Sub have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.

Section 5.12. No Undisclosed Liabilities. Except for (a) any liabilities that may be required to be accounted for in connection with Warrant Accounting Issue and (b) any fees and expenses payable by Acquiror or Merger Sub as a result of or in connection with the consummation of the transactions contemplated hereby, there is no liability, debt or obligation of or claim or judgment against Acquiror or Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (ii) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror and Merger Sub, or (iii) which would not be, or would not reasonably be expected to be, material to Acquiror.

Section 5.13. Capitalization of Acquiror.

(a) As of the date of this Agreement, the authorized share capital of Acquiror is $55,500 divided into (i) 500,000,000 shares of Acquiror Class A Common Stock, 37,375,000 of which are issued and outstanding as of the date of this Agreement, (ii) 50,000,000 shares of Acquiror Class B Common Stock, of which 9,343,750 shares are issued and outstanding as of the date of this Agreement, and (iii) 5,000,000 preferred shares of par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Agreement ((i), (ii) and (iii) collectively, the “Acquiror Securities”). The foregoing represents all of the issued and outstanding Acquiror Securities as of the date of this Agreement. All issued and outstanding Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b) Subject to the terms of conditions of the Warrant Agreement, the Acquiror Warrants will be exercisable after giving effect to the Merger for one share of Domesticated Acquiror Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) per share. As of the date of this Agreement, 9,343,750 Acquiror Common Warrants and 6,316,667 Acquiror Private Placement Warrants are issued and outstanding. The Acquiror Warrants are not exercisable until the later of (x) December 17, 2021, and (y) thirty (30) days after the Closing. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound. Except for the Subscription Agreements, Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities.

(c) Except as set forth in this Section 5.13 or as contemplated by this Agreement or the other documents contemplated hereby, and other than in connection with the PIPE Investment, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Securities.

(d) Subject to obtaining the Acquiror Shareholder Approval, the shares of Domesticated Acquiror Common Stock comprising the Aggregate Merger Consideration, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase, option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.

(e) On or prior to the date of this Agreement, Acquiror has entered into Subscription Agreements with PIPE Investors and has delivered to the Company true, correct and complete copies of each such Subscription Agreement on or prior to the date of this Agreement, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, subject to the terms and conditions therein and in connection with the transactions contemplated hereby, to purchase from Acquiror, shares of Domesticated Acquiror Common Stock for a PIPE Investment Amount of at least $80,000,000 (such amount, the “Minimum PIPE Investment Amount”). As of the date of this Agreement, Acquiror has identified to the Company each of the PIPE Investors and the Subscription Agreements are in full force and effect with respect to, and binding on, Acquiror and, to the knowledge of Acquiror, on each PIPE Investor party thereto, in accordance with their terms.

(f) Acquiror has no Subsidiaries apart from Merger Sub, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 5.14. Brokers’ Fees. Except fees described on Section 5.14 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.

Section 5.15. Indebtedness. Section 5.15 of the Acquiror Disclosure Letter sets forth the principal amount of all of the outstanding Indebtedness, as of the date hereof, of Acquiror and Merger Sub.

Section 5.16. Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to Acquiror or Merger Sub have been duly and timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid.

(b) The Acquiror and its Subsidiaries have deducted and withheld from amounts owing to any employee, former employee, independent contractor, creditor, stockholder or other Person all material Taxes required by Law to be deducted and withheld, and timely paid over to the proper Governmental Authority all such withheld amounts required to have been so paid over and otherwise complied in all material respects with all applicable withholding and related reporting requirements.

(c) There are no Liens for any material Taxes (other than Permitted Liens) upon the property or assets of Acquiror or Merger Sub.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror or Merger Sub that remains unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e) There are no material Tax audits or other examinations of Acquiror or Merger Sub presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of Acquiror or Merger Sub, in each case, other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the ordinary course of business.

(f) Neither Acquiror nor Merger Sub has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any material amount of Taxes.

(g) No written claim has been made by any Governmental Authority where the Acquiror or Merger Sub does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(h) Neither the Acquiror nor Merger Sub is a party to any Tax indemnification or Tax sharing or similar agreement other than (i) any such agreement solely between the Acquiror and/or Merger Sub and (ii) customary commercial contracts not primarily related to Taxes.

(i) Neither the Acquiror nor Merger Sub has been a party to any transaction treated by the parties as a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the two (2) years prior to the date of this Agreement.

(j) Neither the Acquiror nor Merger Sub is liable for Taxes of any other Person (other than the Acquiror or Merger Sub) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by contract (other than customary commercial contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(k) Neither Acquiror nor Merger Sub has participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(l) Neither the Acquiror nor Merger Sub will be required to include any material amount in taxable income or exclude any material item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received or deferred revenue recognized prior to the Closing outside the ordinary course of business, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing, (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law).

(m) Acquiror and Merger Sub have collected all material sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate governmental authorities, or has been furnished properly completed exemption certificates.

(n) Acquiror and Merger Sub have not taken any action, nor to the knowledge of Acquiror are there any facts or circumstances, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.

Section 5.17. Business Activities.

(a) Since formation, neither Acquiror nor Merger Sub have conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or Merger Sub or to which Acquiror or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to perform their respective obligations under this Agreement and the Ancillary Agreements.

(b) Except for Merger Sub and the transactions contemplated by this Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than incident to the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d) As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (other than with respect to expenses and fees incurred in connection therewith and the Business Combination), neither Acquiror nor Merger Sub are party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $500,000 in the aggregate with respect to any individual Contract, other than Working Capital Loans. As of the date hereof, there are no amounts outstanding under any Working Capital Loans.

Section 5.18. Stock Market Quotation. As of the date hereof, the Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq under the symbol “MRAC.” As of the date hereof, the Acquiror Common Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “MRACW.” There is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or Acquiror Warrants or terminate the listing of Acquiror Class A Common Stock or Acquiror Warrants on Nasdaq. None of Acquiror, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.

Section 5.19. Proxy Statement / Registration Statement. The Proxy Statement / Registration Statement, (a) when first filed in accordance with Rule 424(b) and pursuant to Section 14A, (b) on the effective date thereof, (c) on the date mailed to the Acquiror Shareholders and certain of the Company’s stockholders and (d) at the time of the Acquiror Shareholders’ Meeting, will (i) comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act and (ii) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations, warranties or covenants as to (i) any projections or forecasts, (ii) statements made or incorporated by reference into or (iii) information omitted from the Proxy Statement / Registration Statement in reliance upon or based upon information supplied to Acquiror by or on behalf of the Company for inclusion in the Proxy Statement / Registration Statement.

Section 5.20. No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of Acquiror and Merger Sub, and any of their respective directors, managers, officers, employees, partners or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.21. No Additional Representation or Warranties. Except as provided in this Article V, neither Acquiror nor Merger Sub nor any their respective Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company and its advisors have made their own investigation of Acquiror, Merger Sub and their respective Subsidiaries and, except as provided in this Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror, Merger Sub or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror, Merger Sub and their respective Subsidiaries as conducted after the Closing, as contained in any materials provided by Acquiror, Merger Sub or any of their Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

Article VI

COVENANTS OF THE COMPANY

Section 6.1. Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except (i) as otherwise explicitly contemplated by this Agreement or the Ancillary Agreements, (ii) as required by Law, (iii) as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (iv) as required to comply with COVID-19 Measures or (v) in connection with any commercially reasonable action taken or not taken by the Company or any of its Subsidiaries in good faith to mitigate the risk to the Company or any of its Subsidiaries as a result of COVID-19 (in each case of clause (iv) and/or clause (v) of this Section 6.1, but only to the extent reasonable and prudent in light of the business of the Company and its Subsidiaries and, where applicable, the circumstances giving rise to adverse changes in respect of COVID-19 or the COVID-19 Measures (collectively the “COVID-19 Changes”)), operate the business of the Company in the ordinary course of business, maintain its relationship with customers, suppliers and vendors and continue to accrue and collect accounts receivable, accrue and pay accounts payable and other expenses, establish reserves for uncollectible accounts and doubtful receivables and manage inventory, in each case, consistent with past practice. Without limiting the generality of the foregoing, except as required by this Agreement or the Ancillary Agreements, as required by Law, as required by the COVID-19 Measures or in connection with the COVID-19 Changes, as set forth on Section 6.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and the Company shall cause its Subsidiaries not to:

(a) change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries or form or cause to be formed any new Subsidiary of the Company;

(b) make or declare any dividend or distribution to the stockholders of the Company or make any other distributions in respect of any of the Company Capital Stock or equity interests;

(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary of the Company after consummation of such transaction;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries, except for (i) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests (other than Company Awards) of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests and (ii) transactions between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;

(e) except in the ordinary course of business consistent with past practice : (i) enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on Section 4.12(a) of the Company Disclosure Letter or any Real Property Lease or (ii) waive, delay the exercise of, release or assign any material rights or claims under any Contract of a type required to be listed on Section 4.12(a) of the Company Disclosure Letter or any Real Property Lease;

(f) sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the Company or its Subsidiaries, except for (i) dispositions of obsolete or worthless equipment and (ii) transactions among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries;

(g) acquire any ownership interest in any real property;

(h) except as otherwise required by existing Company Benefit Plans, (i) grant any severance, retention, change in control or termination or similar pay, or any award under any Company Benefit Plan (including any cash or equity or equity-based incentive), except in connection with the promotion, hiring or termination of employment of any employee of the Company or its Subsidiaries in the ordinary course of business consistent with past practice (and otherwise consistent with the terms herein), (ii) make any change in the key management structure of the Company or any of the Company’s Subsidiaries, including the (x) hiring of additional employees with annual compensation in excess of $200,000 or additional officers or the (y) termination of existing employees with annual compensation in excess of $200,000 or existing officers, other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into or amend any Company Benefit Plan, (iv) increase the annual base salary or bonus opportunity of any employee, officer, director or other individual service provider with annual compensation in excess of $200,000, (v) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries;

(i) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets or equity interests of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(j) (i) make or change any material election in respect of material Taxes, (ii) materially amend, modify or otherwise change any filed income or other material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (iv) enter into any closing agreement in respect of Taxes or enter into any Tax sharing or similar agreement (other than customary commercial Contracts entered into in the ordinary course of business, the principal subject of which is not Taxes), (v) settle any claim or assessment in respect of Taxes, (vi) knowingly surrender or allow to expire any right to claim a refund of material Taxes, (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes (other than in connection with a customary extension of the due date for filing a Tax Return obtained in the ordinary course of business), (viii) request a ruling or similar guidance from any Governmental Authority with respect to any Tax matter, or (ix) file any income or other material Tax Return in a manner inconsistent with past practice;

(k) enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners, stockholders or other Affiliates, other than payments or distributions relating to obligations in respect of arms-length commercial transactions pursuant to the agreements set forth on Section 6.1(k) of the Company Disclosure Letter as existing on the date of this Agreement;

(l) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

(m) issue any additional shares of Company Capital Stock or securities exercisable for or convertible into Company Capital Stock, other than (A) the issuance of Company Common Stock upon the exercise or settlement of Company Warrants or Company Options or Restricted Stock Awards in the ordinary course of business under the Company Incentive Plan and applicable award agreement, in each case, outstanding on the date of this Agreement in accordance with their terms as in effect as of the date of this Agreement, or (B) in connection with an Excluded Financing; provided, that the Company shall use reasonable efforts to update Acquiror on a periodic basis of the material terms of any Excluded Financing and shall promptly notify Acquiror of any contemplated or ongoing Excluded Financing, including, among other things, the material terms thereof (including pricing and expected financing amount) and furnish such information or documentation as may be reasonably requested by Acquiror in connection therewith;

(n) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Merger);

(o) waive, release, settle, compromise or otherwise resolve any Action, litigation or other proceedings, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

(p) sell, assign, lease, license, sublicense, covenant not to assert, encumber, cancel, dispose of, abandon, fail to maintain, permit to lapse or expire, convey, or otherwise transfer (or agree to do any of the foregoing with respect to), directly or indirectly, any material Company Intellectual Property, except for (i) the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term (without the possibility of any further extension or renewal) or (ii) non-exclusive, non-source code licenses granted in the ordinary course of business consistent with past practice;

(q) disclose or agree to disclose to any Person (other than Acquiror or any of its representatives) any Trade Secret or any other material confidential or proprietary information, know-how or process of the Company or any of its Subsidiaries, in each case other than in the ordinary course of business consistent with past practice and pursuant to customary contractual obligations to maintain the confidentiality thereof;

(r) make or commit to make capital expenditures other than in an amount not in excess of the amount set forth on Section 6.1(q) of the Company Disclosure Letter, in the aggregate;

(s) enter into or extend any collective bargaining agreement or similar labor agreement, or recognize or certify any labor union, labor organization, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(t) terminate without replacement or fail to use reasonable efforts to maintain any License material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(u) waive the restrictive covenant obligations of any current employee of the Company or any of the Company’s Subsidiaries;

(v) (i) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;

(w) terminate without replacement or amend in a manner materially detrimental to the Company and its Subsidiaries, taken as a whole, any insurance policy insuring the business of the Company or any of the Company’s Subsidiaries;

(x) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, issue or sell any debt securities or any rights to acquire debt securities of the Company or any of its Subsidiaries, or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with an Excluded Financing, provided, that the Company shall use reasonable best efforts to update Acquiror on a periodic basis (including promptly in the event of any material developments) of the material terms of any Excluded Financing (including pricing and expected financing amount and other material terms thereof) and furnish such information or documentation as may be reasonably requested by Acquiror in connection therewith;

(y) incur any Liens other than Permitted Liens;

(z) repay or otherwise satisfy any amounts outstanding in respect of the Convertible Notes or any other securities issued in connection with any Excluded Financing that are convertible into or exercisable for Company Capital Stock; or

(aa) enter into any agreement to do any action prohibited under this Section 6.1.

Section 6.2. Inspection. Subject to confidentiality obligations that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, (a) the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to (x) all of their respective properties, books, Contracts, commitments, Tax Returns, records, and (promptly following the execution of a consent in form and substance reasonably acceptable to such auditors or independent accountants) accounts and work papers of the Company’s and its Subsidiaries’ independent accountants and auditors and (y) appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company, and (b) the Company shall, and shall cause its Subsidiaries to, provide to Acquiror and, if applicable, its accountants, counsel or other representatives, (x) such information and such other materials and resources relating to any Action initiated, pending or threatened during the Interim Period, or to the compliance and risk management operations and activities of the Company and its Subsidiaries during the Interim Period, in each case, as Acquiror or such representative may reasonably request, (y) prompt written notice of any material status updates in connection with any such Action or otherwise relating to any compliance and risk management matters or decisions of the Company or its Subsidiaries, and (z) copies of any communications sent or received by the Company or its Subsidiaries in connection with such Action, matters and decisions (and, if any such communications occurred orally, the Company shall, and shall cause its Subsidiaries to, memorialize such communications in writing to Acquiror). All information obtained by Acquiror, Merger Sub or their respective representatives pursuant to this Section 6.2 shall be subject to the Confidentiality Agreement.

Section 6.3. Preparation and Delivery of Additional Company Financial Statements.

(a) The Company shall act in good faith to deliver to Acquiror, as soon as reasonably practicable following the date hereof, (i) the audited consolidated balance sheets and statements of operations, comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit and cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2020, and December 31, 2019, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “Updated Financial Statements”); provided, that upon delivery of such Updated Financial Statements, such financial statements shall be deemed “Audited Financial Statements” for the purposes of this Agreement and the representation and warranties set forth in Section 4.8 shall be deemed to apply to such Audited Financial Statements with the same force and effect as if made as of the date of this Agreement.

(b) As soon as reasonably practicable following May 14, 2021, the Company shall deliver to Acquiror the unaudited condensed consolidated balance sheets and statements of operations and comprehensive loss, stockholders’ deficit, and cash flow of the Company and its Subsidiaries as of and for the three-month period ended March 31, 2021 (the “Q1 Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided, that upon delivery of such Q1 Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the Q1 Financial Statements with the same force and effect as if made as of the date of this Agreement.

(c) If the Effective Time has not occurred prior to August 12, 2021, as soon as reasonably practicable following August 12, 2021, the Company shall deliver to Acquiror the unaudited condensed consolidated balance sheets and statements of operations and comprehensive loss, stockholders’ deficit, and cash flow of the Company and its Subsidiaries as of and for the three-month period ended June 30, 2021 (the “Q2 Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided, that upon delivery of such Q2 Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the Q2 Financial Statements with the same force and effect as if made as of the date of this Agreement.

(d) The Company shall, as promptly as practicable, provide Acquiror with all other information concerning the Company and its management, operations and financial condition of the Company and its Subsidiaries, in each case, reasonably requested or required by Acquiror for inclusion in the Proxy Statement / Registration Statement.

Section 6.4. Affiliate Agreements. All Affiliate Agreements set forth on Section 6.4 of the Company Disclosure Letter shall be terminated or settled at or prior to the Closing without further liability to Acquiror, the Company or any of the Company’s Subsidiaries, in each case, except as otherwise set forth on Section 6.4 of the Company Disclosure Letter. With respect to each such Affiliate Agreement, the Company shall deliver to Acquiror evidence of such termination or settlement, as applicable, at or prior to the Closing.

Article VII

COVENANTS OF ACQUIROR

Section 7.1. Employee Matters.

(a) Equity Plan. Prior to the Closing Date, Acquiror shall approve and adopt an incentive equity plan substantially in the form attached hereto as Exhibit D (with such changes as may be agreed in writing by Acquiror and the Company) (the “Incentive Equity Plan”). Acquiror shall cause a number of Acquiror Securities equal to eight percent (8%) of the total number of Acquiror Securities that will be issued on a fully diluted basis following the Effective Time to be initially available for issuance under awards granted pursuant to the Incentive Equity Plan (inclusive of the shares available for issuance under the Incentive Equity Plan), with an annual “evergreen” increase of five percent (5%) of the Acquiror Securities on a fully diluted basis, as of the date prior to the annual evergreen increase (inclusive of the shares available for issuance under the plan). Within two (2) Business Days following the expiration of the sixty (60) day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the Domesticated Acquiror Common Stock issuable under the Incentive Equity Plan, and Acquiror shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan remain outstanding.

(b) ESPP. Prior to the Closing Date, Acquiror shall approve and adopt an employee stock purchase plan, in substantially the same form as attached hereto as Exhibit E (with such changes as may be agreed in writing by Acquiror and the Company) (the “ESPP”). Acquiror shall cause a number of Acquiror Securities equal to two percent (2%) of the total number of Acquiror Securities that will be issued on a fully diluted basis following the Effective Time to be initially available for issuance under the ESPP (inclusive of the shares available for issuance under the ESPP), with an annual “evergreen” increase of one percent (1%) of the Acquiror Securities on a fully diluted basis, as of the date prior to the annual evergreen increase (inclusive of the shares available for issuance under the plan). Within two (2) Business Days following the expiration of the sixty (60) day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the Domesticated Acquiror Common Stock issuable under the ESPP.

(c) No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 7.1 are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 7.2. Trust Account Proceeds and Related Available Equity.

(a) If (i) the amount of cash available in the Trust Account following the Acquiror Shareholder Meeting, after deducting the amount required to satisfy the Acquiror Share Redemption Amount (such amount, prior to payment of (x) any deferred underwriting commissions being held in the Trust Account, and (y) any Transaction Expenses or transaction expenses of Acquiror (including transaction expenses incurred, accrued, paid or payable by Acquiror’s Affiliates on Acquiror’s behalf), as contemplated by Section 11.6), (the “Trust Amount”), plus (ii) the PIPE Investment Amount actually received by Acquiror prior to or substantially concurrently with the Closing (the sum of (i) and (ii), the “Available Acquiror Cash”), is equal to or greater than (A) $250,000,000, minus (B) the amounts actually funded prior to the Closing in connection with an Excluded Financing not to exceed $60,000,000 (the difference between (A) and (B), the “Minimum Available Acquiror Cash Amount”), then the condition set forth in Section 9.3(d) shall be satisfied.

(b) Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror Shareholders pursuant to the Acquiror Share Redemptions, and (2) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use or otherwise at its direction, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided in the Trust Agreement.

Section 7.3. Listing. From the date hereof through the Effective Time, Acquiror shall use reasonable best efforts to cause Acquiror to remain listed as a public company on Nasdaq, and shall prepare and submit to Nasdaq a listing application, if required under Nasdaq rules, covering the shares of Domesticated Acquiror Common Stock issuable in the Merger and the Domestication, and shall use reasonable best efforts to obtain approval for the listing of such shares of Domesticated Acquiror Common Stock and the Company shall reasonably cooperate with Acquiror with respect to such listing.

Section 7.4. Acquiror Warrants. Acquiror is using its reasonable best efforts to address the recent guidance of the SEC (and any subsequent guidance released during such period) with respect to the accounting of the Acquiror Warrants, including the effect of any such guidance on Acquiror’s historical financial statements and the Acquiror SEC Filings in accordance with such guidance. Acquiror will provide the Company with information as to its progress addressing such guidance, and will consult with the Company in good faith prior to taking any definitive position or action with respect thereto; provided, that the foregoing shall not prevent Acquiror from taking any position that the board of directors of Acquiror, after consultation with its advisors, has reasonably determined is required to comply with such guidance. If mutually agreed between the Company and Acquiror, Acquiror will seek an amendment to the outstanding Acquiror Warrants, in a form reasonably acceptable to Acquiror and the Company, to cause such Acquiror Warrants not to be treated as liabilities on the balance sheet of Acquiror and to enable Acquiror, following the Closing, to account for such warrants as equity on the financial statements of Acquiror; provided, that (a) any vote or consent with respect to the foregoing amendment shall not be a Transaction Proposal, and (b) the approval or execution of any such amendment by or on behalf of the holders of the Acquiror Warrants shall not be a condition to to the Closing hereunder or otherwise affect, in any way, the consummation of the transactions contemplated hereby.

Section 7.5. Acquiror Conduct of Business.

(a) During the Interim Period, except as set forth on Section 7.5(a) of the Acquiror Disclosure Letter or as reasonably necessary or advisable in connection with the Acquiror’s actions to resolve the Warrant

Accounting Issue, Acquiror shall, and shall cause Merger Sub to, except as required by Law, as contemplated by this Agreement (including as contemplated by the PIPE Investment), in connection with the Domestication or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, and Acquiror shall cause Merger Sub not to, except as otherwise contemplated by this Agreement (including as contemplated by the PIPE Investment or in connection with the Domestication) or the Ancillary Agreements or as required by Law:

(i) seek any approval from the Acquiror Shareholders to change, modify or amend the Trust Agreement or the Governing Documents of Acquiror or Merger Sub, except as contemplated by the Transaction Proposals;

(ii) (x) make or declare any dividend or distribution to the Acquiror Shareholders or make any other distributions in respect of any of Acquiror’s equity interests or Merger Sub Capital Stock, share capital or equity interests, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s equity interests or Merger Sub Capital Stock, or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror or Merger Sub, other than a redemption of shares of Acquiror Class A Common Stock made as part of the Acquiror Share Redemptions;

(iii) make or change any material election in respect of material Taxes, (A) materially amend, modify or otherwise change any filed income or other material Tax Return, (B) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (C) enter into any closing agreement in respect of Taxes or enter into any Tax sharing or similar agreement (other than customary commercial Contracts entered into in the ordinary course of business, the principal subject of which is not Taxes), (D) settle any claim or assessment in respect of Taxes, (E) knowingly surrender or allow to expire any right to claim a refund of material Taxes, (F) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes (other than in connection with a customary extension of the due date for filing a Tax Return obtained in the ordinary course of business), (G) request a ruling or similar guidance from any Governmental Authority with respect to any Tax matter, or (H) file any income or other material Tax Return in a manner inconsistent with past practice;

(iv) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder;

(v) enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror or Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(vi) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company’s Subsidiaries or guaranty any debt securities of another Person, other than (x) any indebtedness for borrowed money or guarantee from its Affiliates and stockholders in order to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Acquiror in due course on a non-interest basis and otherwise on arm’s-length terms and conditions and repayable at the Closing, and in any event in an aggregate amount not to exceed $500,000 (which the parties agree shall include any Indebtedness in respect of any Working Capital Loan) or (y) incurred between Acquiror and Merger Sub;

(vii) (A) issue any Acquiror Securities or securities exercisable for or convertible into Acquiror Securities, other than the issuance of the shares of Domesticated Acquiror Common Stock comprising the Aggregate Merger Consideration, (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof, or (C) amend, modify or waive any of the material terms or rights set forth in any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

(viii) enter into any agreement to do any action prohibited under this Section 7.5.

Section 7.6. Post-Closing Directors and Officers of Acquiror.

(a) The parties shall use reasonable best efforts to ensure that the individuals listed on Section 7.6(a) of the Company Disclosure Letter, and the additional individuals as agreed between Acquiror and the Company pursuant to the parameters set forth on Section 7.6(a) of the Company Disclosure Letter, are nominated and elected as directors of Acquiror effective immediately after the Closing, and the identities of such individuals shall be made publicly available as promptly as practicable following the date hereof (but in any event prior to the date on which the Proxy Statement / Registration Statement is filed with the SEC in definitive form).

(b) Subject to the terms of the Acquiror’s Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time (i) the Board of Directors of Acquiror shall have a majority of “independent” directors for the purposes of Nasdaq and (ii) the initial officers of Acquiror shall be as set forth on Section 2.6 of the Company Disclosure Letter, in each case, each of whom shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents following the Effective Time.

Section 7.7. Domestication. Subject to receipt of the Acquiror Shareholder Approval, prior to the Effective Time, Acquiror shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Acquiror and the Company, together with the Certificate of Incorporation of Acquiror substantially in the form attached as Exhibit A hereto (with such changes as may be agreed in writing by Acquiror and the Company), in each case, in accordance with the provisions thereof and applicable Law, (b) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Cayman Registrar. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Acquiror Shareholder, (i) each then issued and outstanding share of Acquiror Class A Common Stock shall convert automatically, on a one-for-one basis, into one share of Domesticated Acquiror Common Stock; (ii) each then issued and outstanding share of Acquiror Class B Common Stock shall convert automatically, on a one-for-one basis, into one share of Domesticated Acquiror Common Stock; (iii) each then issued and outstanding Acquiror Warrant shall convert automatically into a Domesticated Acquiror Warrant, pursuant to the Warrant Agreement; and (iv) each then issued and outstanding Acquiror Unit shall separate and convert automatically into one share of Domesticated Acquiror Common Stock and one-fourth of one Domesticated Acquiror Warrant.

Section 7.8. Indemnification and Insurance.

(a) From and after the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of the (x) Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company being acquired under this Agreement) (the “Company Indemnified Parties”) and (y) Acquiror and each of its Subsidiaries (the “Acquiror Indemnified Parties” together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Acquiror’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this Section 7.7.

(b) For a period of six (6) years from the Effective Time, Acquiror shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by Acquiror or the Company, as applicable, for such insurance policy for the year ended December 31, 2020; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 7.7 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.8 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and all successors and assigns of Acquiror. In the event that Acquiror or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror shall ensure that proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this Section 7.7.

(d) On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.

Section 7.9. Acquiror SEC Filings. From the date hereof through the Effective Time, except for such delays in filings as may be caused by the Warrant Accounting Issue, Acquiror will use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC.

Section 7.10. PIPE Subscriptions. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), and except for any of the following actions that would not increase conditionality or impose any new obligation on the Company or Acquiror, Acquiror shall not agree to reduce the Minimum PIPE Investment Amount or the subscription amount under any Subscription Agreement or reduce or impair the rights of Acquiror or any third-party rights of the Company under any Subscription Agreement, and Acquiror shall not permit any material amendment or material modification to be made to, any material waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any material provision or material remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision);

provided, that in the case of any such assignment or transfer, the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of Domesticated Acquiror Common Stock contemplated thereby. Subject to the immediately preceding sentence and in the event that all conditions in the Subscription Agreements have been satisfied, Acquiror shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Acquiror the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms.

Section 7.11. Stockholder Litigation. In the event that any litigation related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the board of directors of Acquiror by any of the Acquiror Shareholders prior to the Closing, Acquiror shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Acquiror shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle any such litigation without prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

Article VIII

JOINT COVENANTS

Section 8.1. HSR Act; Other Filings.

(a) In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Each of the Company and Acquiror shall comply as promptly as practicable with any Antitrust Information or Document Requests.

(b) Each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) request, if available, early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Action brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.

(c) Each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) cooperate in good faith with Governmental Authorities and use their respective reasonable best efforts to undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable, but in any event prior to the Agreement End Date, and avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Agreement End Date; provided, that neither Acquiror nor the Company shall be required to undertake any action under this paragraph that would materially impact Acquiror’s or the Company’s expected benefits resulting from the transactions contemplated hereby.

(d) With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law and reasonably necessary, the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided, that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other parties. Materials required to be provided pursuant to this Section 8.1(d) may be restricted to outside counsel and may be redacted (i) to remove references concerning the valuation of the Company; and (ii) as necessary to comply with contractual arrangements, and (iii) to remove references to privileged information. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(e) Each of the Company, on the one hand, and Acquiror, on the other, shall be responsible for and pay one-half of the filing fees payable to the Antitrust Authorities in connection with the filings under the HSR Act of the transactions contemplated hereby.

(f) The Acquiror shall not merge with or acquire, or agree to merge with or acquire, any other person, or acquire or agree to acquire a substantial portion of the assets of or equity in any other person, before consummating the Merger, if such action would reasonably be expected to adversely affect or materially delay the approval by any Governmental Authority, or the expiration or termination of any waiting period under antitrust Laws, in connection with the transactions contemplated hereby.

Section 8.2. Preparation of Proxy Statement / Registration Statement; Shareholders’ Meeting and Approvals.

(a) Proxy Statement / Registration Statement and Prospectus.

(i) As promptly as practicable after the execution of this Agreement, Acquiror and the Company shall jointly prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and representatives to cooperate)), and Acquiror shall file with the SEC a registration statement on Form S-4 (as amended or supplemented, the “Proxy Statement / Registration Statement”), as mutually agreed upon by Acquiror and the Company, which shall include a proxy statement / prospectus, in connection with the registration under the Securities Act of (A) the shares of Domesticated Acquiror Common Stock and Domesticated Acquiror Warrants to be issued in exchange for the issued and outstanding shares of Acquiror Class A Common Stock and Acquiror Common Warrants and units comprising such, respectively, in the Domestication, and (B) the shares of Domesticated Acquiror Common Stock that constitute the portion of the Aggregate Merger Consideration to be paid in respect of shares of Company Common Stock in accordance with Section 3.1(a) that are held by holders of Company Common Stock other than the Requisite Company Stockholders. Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement / Registration Statement to (x) comply with the rules and regulations promulgated by the SEC and (y) be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Proxy Statement / Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby (provided, that neither Acquiror nor the Company will be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph, (B) consent to general service of process in any such jurisdiction or (C) subject itself to taxation in any such jurisdiction), and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the preparation and filing of the Proxy Statement / Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including Nasdaq) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”). Acquiror will cause the Proxy Statement / Registration Statement to be mailed to the Acquiror Shareholders promptly after the Proxy Statement / Registration Statement is declared effective under the Securities Act.

(ii) To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement / Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement / Registration Statement or for additional information. To the extent not prohibited by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement / Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and their counsel with (A) any written comments or other communications that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement / Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii) Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Proxy Statement / Registration Statement will (A) at the time of the Proxy Statement / Registration Statement is filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act or (B) at the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If, at any time prior to the Effective Time, any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers that is required to be set forth in an amendment or supplement to the Proxy Statement / Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, is discovered by the Company or Acquiror, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Shareholders.

(b) Acquiror Shareholder Approval.

(i) Acquiror shall (A) as promptly as practicable after the Proxy Statement / Registration Statement is declared effective under the Securities Act, (x) cause the Proxy Statement / Registration Statement to be disseminated to Acquiror Shareholders in compliance with applicable Law, (y) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold a meeting of its shareholders (the “Acquiror Shareholders’ Meeting”) in accordance with Acquiror’s Governing Documents and Nasdaq Listing Rule 5620(b) for a date no later than thirty (30) Business Days following the date the Proxy Statement / Registration Statement is declared effective, and (z) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Transaction Proposals, and (B) provide its shareholders with the opportunity to elect to effect an Acquiror Share Redemption.

(ii) Acquiror shall, through its board of directors, recommend to its shareholders the (A) approval of the change in the jurisdiction of incorporation of Acquiror to the State of Delaware, (B) approval of the change of Acquiror’s name to “Enjoy Technology, Inc.”, (C) amendment and restatement of Acquiror’s Governing Documents, substantially in the form attached as Exhibits A and B to this Agreement (with such changes as may be agreed in writing by Acquiror and the Company) (as may be subsequently amended by mutual written agreement of the Company and Acquiror at any time before the effectiveness of the Proxy Statement / Registration Statement) in connection with the Domestication, including any separate or unbundled proposals as are required to implement the foregoing, (D) adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, (E) approval of the issuance of shares of Domesticated Acquiror Common Stock in connection with the Domestication and Merger, (F) approval of the adoption by Acquiror of the equity plans described in Section 7.1, (G) election of directors effective as of the Closing as contemplated by Section 7.5, (H) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy Statement / Registration Statement or correspondence related thereto, (I) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby and (J) adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (J), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement / Registration Statement.

(c) Modification in Recommendation. The board of directors of Acquiror shall not withdraw, amend, qualify or modify its recommendation to the Acquiror Shareholders that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the Acquiror Shareholders described in the Recitals hereto, a “Modification in Recommendation”); provided, that the board of directors of Acquiror may make a Modification in Recommendation if it determines in good faith, after consultation with its outside legal counsel, that a failure to make a Modification in Recommendation would be inconsistent with its fiduciary obligations to the Acquiror Shareholders under applicable Law; provided, further, that: (i) Acquiror shall have delivered written notice to the Company of its intention to make a Modification in Recommendation at least five (5) Business Days prior to the taking of such action by Acquiror, (ii) during such period and prior to making a Modification in Recommendation, if requested by the Company, Acquiror shall have negotiated in good faith with the Company regarding any revisions or adjustments proposed by the Company to the terms and conditions of this Agreement as would enable the board of directors of Acquiror to reaffirm its recommendation and not make such Modification in Recommendation and (iii) if the Company requested negotiations in accordance with clause (ii), Acquiror may make a Modification in Recommendation only if the board of directors of Acquiror, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the five

(5) Business Day period, offered in writing to Acquiror, continues to determine in good faith that failure to make a Modification in Recommendation would be inconsistent with its fiduciary duties to the Acquiror Shareholders under applicable Law. Notwithstanding anything to the contrary in this Section 8.2(c), in no event shall any of the following (or the effect of any of the following), alone or in combination, permit or justify, or be taken into account in determining whether to make, a Modification in Recommendation: (A) meeting, failing to meet or exceeding projections of the Company and its Subsidiaries; (B) any actions required to be taken pursuant to this Agreement; and (C) any changes in the price of Acquiror Common Stock. To the fullest extent permitted by applicable Law, (x) Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting shall not be affected by any Modification in Recommendation and (y) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting and submit for approval the Transaction Proposals and (z) provided that there has been no Modification in Recommendation, Acquiror shall use its reasonable best efforts to take all actions necessary to obtain the Acquiror Shareholder Approval at the Acquiror Shareholders’ Meeting, including as such Acquiror Shareholders’ Meeting may be adjourned or postponed in accordance with this Agreement, including by soliciting proxies in accordance with applicable Law for the purpose of seeking the Acquiror Shareholder Approval. Acquiror may only adjourn the Acquiror Shareholders’ Meeting (I) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approval, (II) for the absence of a quorum and (III) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Shareholders prior to the Acquiror Shareholders’ Meeting; provided, that the Acquiror Shareholders’ Meeting (1) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Acquiror Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (2) shall not be held later than three (3) Business Days prior to the Agreement End Date.

(d) Company Stockholder Approvals. Upon the terms set forth in this Agreement, the Company shall use its reasonable best efforts to solicit and obtain the Company Stockholder Approvals, substantially in the form of the Form of Stockholder Written Consent, from the Requisite Company Stockholders within twenty-four (24) hours following the execution and delivery of this Agreement in accordance with Section 228 of the DGCL. Promptly following the receipt of the Company Stockholder Approvals via the executed Form of Stockholder Written Consent from the Requisite Company Stockholders, the Company will prepare (subject to the reasonable approval of Acquiror) and deliver, to the holders of Company Capital Stock who have not executed and delivered a Form of Stockholder Written Consent, the notice required by Section 228(e) of the DGCL, which shall include a description of the appraisal rights of such holders available under Section 262 of the DGCL, along with such other information as is required thereunder and pursuant to applicable Law. In the event the Company is not able to obtain the Company Stockholder Approvals in such manner and Acquiror does not elect to exercise its right to terminate this Agreement, the Company shall duly convene a meeting of the stockholders of the Company for the purpose of voting solely upon the adoption of this Agreement and the transactions contemplated hereby, including the Merger, as soon as reasonably practicable, in which case the Company shall obtain the Company Stockholder Approvals at such meeting of the stockholders of the Company and shall take all other action necessary or advisable to secure the Company Stockholder Approvals as soon as reasonably practicable.

Section 8.3. Support of Transaction. Without limiting any covenant contained in Article VI, or Article VII, Acquiror and the Company shall each, and each shall cause its Subsidiaries to (a) use reasonable best efforts to obtain all material consents and approvals of, and send all notices to, third parties that any of Acquiror or the Company or their respective Affiliates are required to obtain or send, as applicable, in order to consummate the Merger (including, in the case of the Company, the Contracts and Licenses set forth on Section 4.4 of the Company Disclosure Letter and, to the extent applicable, the Second Merger Consents), and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable. Notwithstanding anything to the contrary contained herein, no action taken by the Company or Acquiror under this Section 8.3 will constitute a breach of Section 6.1 or Section 7.5, respectively.

Section 8.4. Transfer Taxes. All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) as levied by any Governmental Authority (“Transfer Taxes”) incurred in connection with this Agreement shall constitute Transaction Expenses.

Section 8.5. Section 16 Matters. Prior to the Effective Time, each of the Company and Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of shares of the Company Capital Stock or acquisitions of shares of Domesticated Acquiror Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule B-3 promulgated under the Exchange Act.

Section 8.6. Cooperation; Consultation.

(a) Prior to Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that, other than the PIPE Investment, the consummation of any such financing by the Company or Acquiror shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (i) by providing such information and assistance as the other party may reasonably request, (ii) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.

(b) From the date of the announcement of this Agreement or the transactions contemplated hereby (pursuant to any applicable public communication made in compliance with Section 11.12), until the Closing Date, Acquiror shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the Company and its financial advisors reasonably informed with respect to the PIPE Investment, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, the Company or its financial advisors with respect to such matters.

Section 8.7. Exclusivity.

(a) (x) From the date of this Agreement until the Closing Date, Acquiror shall not, shall cause each of its Affiliates and Subsidiaries and their respective representatives not to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding a Business Combination Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Business Combination Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding a Business Combination Proposal, and (y) Acquiror shall immediately cease and cause to be terminated, and shall direct its Affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons (other than the other party hereto and its representatives) conducted heretofore with respect to, or that could lead to, any Business Combination Proposal; provided, that the foregoing shall not restrict Acquiror from responding to unsolicited inbound inquiries to the extent required for the board of directors of Acquiror to comply with its fiduciary duties.

(b) From the date of this Agreement until the Closing Date, the Company shall not, shall cause each of its Affiliates and Subsidiaries and their respective representatives not to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding a Company Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Company Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding a Company Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall direct its Affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons (other than the other party hereto and its representatives) conducted heretofore with respect to, or that could lead to, any Company Acquisition Proposal. For purposes hereof, “Company Acquisition Proposal” means any inquiry, proposal or offer concerning a merger, consolidation, liquidation, recapitalization, share exchange or other transaction involving the sale, lease, exchange or other disposition of more than fifteen percent (15%) of the properties or assets or equity interests of the Company or any of its Subsidiaries.

(c) In addition to the other obligations under this Section 8.7, each party hereto shall promptly (and in any event within twenty-four (24) hours after receipt thereof by such party) advise the other party hereto orally and in writing of any Business Combination Proposal (with respect to Acquiror or Merger Sub) or Company Acquisition Proposal (with respect to the Company) received by the applicable party, or any inquiry with respect to or which could reasonably be expected to result in any Business Combination Proposal (with respect to Acquiror or Merger Sub) or Company Acquisition Proposal (with respect to the Company), the material terms and conditions of such any Business Combination Proposal (with respect to Acquiror or Merger Sub) or Company Acquisition Proposal (with respect to the Company) or inquiry, and the identity of the Person making the same.

(d) Each party hereto agrees that the rights and remedies for noncompliance with this Section 8.7 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to the other party hereto and that money damages will not provide an adequate remedy.

(e) Each of Acquiror and the Company acknowledges and agrees that, for purposes of determining whether a breach of this Section 8.7 has occurred, the actions of such party’s directors, officers, employees, Affiliates and representatives shall be deemed to be the actions of such party, and such party shall be responsible for any breach of this Section 8.7 by such Persons.

Article IX

CONDITIONS TO OBLIGATIONS

Section 9.1. Conditions to Obligations of Acquiror, Merger Sub, and the Company. The obligations of Acquiror, Merger Sub, and the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions, any one or more of which may, to the extent permitted by law, be waived in writing by all of such parties:

(a) The Acquiror Shareholder Approval shall have been obtained with respect to the Transaction Proposals identified in clauses (A), (B), (C), (D), (E), (G), (H) and (I) of Section 8.2(b)(ii);

(b) The Company Stockholder Approvals shall have been obtained;

(c) The Proxy Statement / Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy Statement / Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d) The applicable waiting period under the HSR Act (and any extensions thereof, including any agreement with any Governmental Authority to delay consummation of the transactions contemplated by this Agreement) applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or been terminated;

(e) There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Merger; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;

(f) Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

(g) The shares of Domesticated Acquiror Common Stock to be issued in connection with the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance thereof; and

(h) In the event the Company determines a Second Merger is necessary pursuant to Section 2.7 of this Agreement and the Company has not obtained the Second Merger Consents, the number of shares of Company Capital Stock that constitute Dissenting Shares is less than or equal to twenty percent (20%) of the shares of Company Capital Stock outstanding immediately prior to the Effective Time; provided, that the condition set forth in this Section 9.1(h) shall not be deemed a condition to the Company’s obligations to consummate, or cause to be consummated, the Merger if the Company has not complied with its obligations to obtain the Second Merger Consents in accordance with Section 8.3(a).

Section 9.2. Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:

(a) (i) the Company Fundamental Representations and the representation and warranty set forth in Section 4.24(a) each shall be true and correct in all respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, (ii) the representations and warranties of the Company contained in Section 4.24(b) and Section 4.24(c) each shall be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, and (iii) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations and the respresentations and warranties set forth in Section 4.24 (disregarding any qualifications and exceptions contained therein relating to materiality and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b) Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 9.2(b), a covenant of the Company shall only be deemed to have not been performed if the Company has materially breached such covenant and failed to cure within thirty (30) days’ after notice (or if earlier, the Agreement End Date);

(c) No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date;

(d) All parties to each of the Ancillary Agreements (other than Acquiror) shall have delivered, or caused to be delivered, to Acquiror copies of each of the Ancillary Agreements duly executed by all such parties;

(e) The PIPE Investment shall have been consummated;

(f) The Payoff Letters shall have been delivered to Acquiror and shall remain in full force and effect; and

(g) Each of the Company Warrant Settlement, the Convertible Note Conversion and the Company Preferred Conversion shall have been consummated such that, immediately prior to the Closing, no Company Preferred Stock, nor securities convertible into or exercisable for Company Preferred Stock, shall be outstanding.

Section 9.3. Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) (i) the Acquiror Fundamental Representations shall be true and correct in all respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, (ii) the representations and warranties of Acquiror contained in Section 5.11 and Section 5.13 shall be true and correct other than de minimis inaccuracies as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct other than de minimis inaccuracies at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, and (iii) each of the representations and warranties of Acquiror contained in this Agreement other than the Acquiror Fundamental Representations and the representations and warranties of Acquiror set forth in clause (ii) above (disregarding any qualifications and exceptions contained therein relating to materiality and material adverse effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect; provided, that for purposes of this Section 9.3(a) only, the representations and warranties set forth in Section 5.11 shall be true and correct solely as of the date of this Agreement;

(b) Each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 9.3(b), a covenant of Acquiror shall only be deemed to have not been performed if the Acquiror has materially breached such covenant and failed to cure within thirty (30) days’ after notice (or if earlier, the Agreement End Date);

(c) The Domestication shall have been completed as provided in Section 7.6, and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company;

(d) The Available Acquiror Cash shall be no less than the Minimum Available Acquiror Cash Amount;

(e) Other than those persons identified as continuing directors on Section 2.6(b) of the Company Disclosure Letter, all members of the board of directors of Acquiror and all executive officers of Acquiror shall have executed written resignations effective as of the Effective Time; and

(f) All parties to each of the Ancillary Agreements (other than the Company) shall have delivered, or caused to be delivered, to the Company copies of each of the Ancillary Agreements duly executed by all such parties.

Article X

TERMINATION/EFFECTIVENESS

Section 10.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by written consent of the Company and Acquiror;

(b) by the Company or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

(c) by the Company or Acquiror if the condition set forth in Section 9.1(a) shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d) by the Company if there has been a Modification in Recommendation;

(e) by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its respective reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before the date that is six (6) months after the date of this Agreement (the “Agreement End Date”), unless Acquiror is in material breach hereof; or

(f) by Acquiror if the Company Stockholder Approvals shall not have been obtained within twenty-four (24) hours after the execution and delivery of this Agreement; or

(g) by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach hereof.

Section 10.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, Acquiror or Merger Sub, as the case may be, for any willful and material breach of this Agreement or actual fraud occurring prior to such termination, except that the provisions of this Section 10.2 and Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.

Article XI

MISCELLANEOUS

Section 11.1. Trust Account Waiver. The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated December 14, 2020 (the “Prospectus”) available at www.sec.gov, substantially all of Acquiror assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a trust account for the benefit of Acquiror, certain of its public stockholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). The Company acknowledges that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Acquiror completes the transactions that constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public stockholders; and (iii) if Acquiror holds a shareholder vote to amend Acquiror’s amended and restated memorandum and articles of association to modify the substance or timing of the obligation to redeem 100% of the shares of Acquiror Common Stock if Acquiror fails to complete a Business Combination within the allotted time period, then for the redemption of any shares of Acquiror Common Stock properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account (including any distributions therefrom) and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror; provided, that nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to Acquiror in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions, or for actual fraud. The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Acquiror to induce it to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable under applicable Law. To the extent the Company commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Acquiror, which proceeding seeks, in whole or in part, monetary relief against Acquiror, the Company hereby acknowledges and agrees that its sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company (or any party claiming on the Company’s behalf or in lieu of the Company) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Acquiror, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the holders of Acquiror Common Stock, whether in the form of money damages or injunctive relief, Acquiror shall be entitled to recover from the Company the associated legal fees and costs in connection with any such action, in the event Acquiror prevails in such action or proceeding.

Section 11.2. Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, board of managers, managing member or other officers or Persons thereunto duly authorized, to the extent permitted by Law, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto)

that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.3. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in case of this clause (iv), solely to the extent no “bounce back” or similar message is received) addressed as follows:

(a) If to Acquiror or Merger Sub prior to the Closing, or to Acquiror after the Effective Time, to:

Marquee Raine Acquisition Corp.

65 East 55th Street, 24th Floor

New York, New York 10022

Attention:    Alex Sugarman; Joseph Beyrouty

Email:          asugarman@cubs.com; jbeyrouty@raine.com

with copies to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention:    Jackie Cohen

Email:          jackie.cohen@weil.com

(b) If to the Company prior to the Closing, or to the Surviving Corporation after the Effective Time, to:

Enjoy Technology Inc.

171 Constitution Drive

Menlo Park, CA 94025

Attention:    Samantha Villanueva-Meyer

Email:          samantha@enjoy.com

with copies to (which shall not constitute notice):

Cooley LLP 101 California Street

5th Floor San Francisco, CA 94111

Attention:    Garth Osterman

Email:          gosterman@cooley.com

Attention:    Rachel Proffitt

Email:          rproffitt@cooley.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.4. Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 11.5. Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that the D&O Indemnified Parties and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16.

Section 11.6. Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisors and accountants; provided, that if the Closing shall occur, Acquiror shall (x) pay or cause to be paid, the Unpaid Transaction Expenses, and (y) pay or cause to be paid, any transaction expenses of Acquiror (including transaction expenses incurred, accrued, paid or payable by Acquiror’s Affiliates on Acquiror’s behalf), in each of case of (x) and (y), in accordance with Section 2.4(c). For the avoidance of doubt, any payments to be made (or to cause to be made) by Acquiror pursuant to this Section 11.6 shall be paid upon consummation of the Merger and release of proceeds from the Trust Account.

Section 11.7. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.8. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.9. Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.10. Entire Agreement. (a) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter), (b) the Ancillary Agreements and (c) the Confidentiality Agreement, dated as of December 14, 2020, between Acquiror and the Company or its Affiliate (the “Confidentiality Agreement”) constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement, the Ancillary Agreements and the Confidentiality Agreement.

Section 11.11. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 11.12. Publicity.

(a) All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a).

(b) The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Laws, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any relating filing shall be deemed not to violate this Section 11.12.

Section 11.13. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.14. Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal or state court located in the State of Delaware, and each of the parties and any other Person seeking to enforce this Agreement irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Action shall be heard and determined only in any such court, and (iv) agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.14.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.15. Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 11.16. Non-Recourse. Except in the case of claims against a Person in respect of such Person’s actual fraud:

(a) Solely with respect to the Company, Acquiror and Merger Sub, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Acquiror and Merger Sub as named parties hereto; and

(b) except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, Acquiror or Merger Sub and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 11.17. Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 10.2, or (y) in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and each of the foregoing shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

Section 11.18. Conflicts and Privilege.

(a) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the stockholders or holders of other equity interests of Acquiror or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “MRAC Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the Enjoy Group, on the other hand, any legal counsel, including Weil, Gotshal & Manges LLP (“Weil”), that represented Acquiror and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the MRAC Group, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation and/or the Sponsor. Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby)

between or among Acquiror, the Sponsor and/or any other member of the MRAC Group, on the one hand, and Weil, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the MRAC Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation.

(b) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other equity interests of the Company and any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “Enjoy Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the MRAC Group, on the other hand, any legal counsel, including Cooley LLP (“Cooley”) that represented the Company prior to the Closing may represent any member of the Enjoy Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Enjoy Group, on the one hand, and Cooley, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Enjoy Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

MARQUEE RAINE ACQUISITION CORP.

By:	/s/ Brett Varsov
Name: Brett Varsov
Title: Co-Chief Executive Officer

MRAC MERGER SUB CORP.

By:	/s/ Brett Varson
Name: Brett Varsov
Title: Co-Chief Executive Officer

ENJOY TECHNOLOGY INC.

By:	/s/ Ronald Johnson
Name: Ronald Johnson
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF CERTIFICATE OF INCORPORATION

OF ACQUIROR UPON DOMESTICATION

Exhibit A

FINAL FORM

FORM OF CERTIFICATE OF INCORPORATION

OF

ENJOY TECHNOLOGY, INC.

I.

The name of this corporation is Enjoy Technology, Inc. (the “Company”).

II.

The address of the registered office of the Company in the State of Delaware is [Rodney Square, 1000 North King Street, City of Wilmington, County of New Castle, State of Delaware 19801], and the name of the Company’s registered agent at such address is [Corporation Guarantee and Trust Company].

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is [_______] shares. [_______] shares shall be Common Stock, each having a par value of one-hundredth of one cent ($0.0001). [_______] shares shall be Preferred Stock, each having a par value of one-hundredth of one cent ($0.0001).

B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company (the “Board of Directors”) is hereby expressly authorized to (i) provide for the issuance of all or any number of the shares of the Preferred Stock in one or more series, (ii) to determine or alter the voting powers for each such series and (iii) determine the designation, preferences, rights, qualifications, limitations or restrictions thereof, each of which shall be stated and expressed in the resolution(s) adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

C. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Company for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

V.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.

1. The management of the business and the conduct of the affairs of the Company shall be vested in the Board of Directors. The number of directors which shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by at least a majority of the authorized number of directors constituting the Board of Directors.

2. BOARD OF DIRECTORS

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided, with respect to the time for which its members severally hold office, into three classes, as nearly equal in number as possible and designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. The term of the initial Class I directors shall expire at the first annual meeting of the stockholders following the effectiveness of this Certificate of Incorporation, the term of the initial Class II directors shall expire at the second annual meeting of the stockholders following the effectiveness of this Certificate of Incorporation, and the term of the initial Class III directors shall expire at the third annual meeting of the stockholders following the effectiveness of this Certificate of Incorporation. At each succeeding annual meeting of the stockholders of the Company, beginning with the first annual meeting of the stockholders of the Company following the effectiveness of this Certificate of Incorporation, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.

No stockholder entitled to vote at an election for directors may cumulate votes to which such stockholder is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder thinks fit. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

The directors of the Company need not be elected by written ballot unless the Bylaws so provide. Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

3. REMOVAL OF DIRECTORS. Subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding or any limitations imposed by applicable law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors, considered for purposes of this Article V as one class. For purposes of this Article V, “cause” shall mean, with respect to any director, (x) the willful failure by such director to perform, or the gross negligence of such director in performing, the duties of a director, (y) the engaging by such director in willful or serious misconduct that is injurious to the Company or (z) the conviction of such director of, or the entering by such director of a plea of nolo contendere to, a crime that constitutes a felony.

4. VACANCIES. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock then outstanding, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless (a) the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

B.

1. BYLAW AMENDMENTS. The Board of Directors is expressly empowered to adopt, amend, alter or repeal the bylaws of the Company (the “Bylaws”). Any adoption, amendment, alteration or repeal of the Bylaws by the Board of Directors shall require the approval of at least a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend, alter or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

2. Subject to the rights of the holders of shares of Preferred Stock to act by written consent, no action shall be taken by the stockholders of the Company except at a duly called annual or special meeting of stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent or electronic transmission.

3. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws.

4. Subject to the rights of the holders of shares of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of the stockholders of the Company may be called only by the chairperson of the Board of Directors, the chief executive officer of the Company or the Board of Directors, and the ability of the stockholders to call a special meeting of the stockholders is hereby specifically denied.

VI.

A. The liability of the directors for monetary damages shall be eliminated to the fullest extent permitted by applicable law.

B. To the fullest extent permitted by applicable law, the Company shall provide indemnification of (and advancement of expenses to) directors and officers of the Company through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C. Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

D. This Article VI shall not limit the right of the Company, to the extent and in the manner authorized or permitted by law, to indemnify (and to advance expenses to) persons other than the indemnitees described herein.

VII.

A. Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (A) any derivative action or proceeding brought on behalf of the Company; (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Company or any stockholder to the Company or the Company’s stockholders; (C) any action or proceeding asserting a claim against the Company or any current or former director, officer or other employee of the Company or any stockholder arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws of the Company (as each may be amended from time to time); (D) any action or proceeding to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws of the Company (including any right, obligation or remedy thereunder); (E) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (F) any action asserting a claim against the Company or any director, officer or other employee of the Company or any stockholder, governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This Article VII shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934 or any other claim for which the federal courts have exclusive jurisdiction.

B. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Company, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

C. Any person or entity holding, owning or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Article VII.

VIII.

A. The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this Article VIII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Company required by law or by this Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, VII and VIII.

C. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

IX.

To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Company or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Certificate of Incorporation or in the future, and the Company renounces any expectancy that any of the directors or officers of the Company will offer any such corporate opportunity of which he or she may become aware to the Company, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Company with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Company and (i) such opportunity is one the Company is legally and contractually permitted to undertake and would otherwise be reasonable for the Company to pursue and (ii) the director or officer is permitted to refer that opportunity to the Company without violating any legal obligation.

* * * *

I, THE UNDERSIGNED, being the Sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this                       day of                      , 2021.

[NAME]

Sole Incorporator

EXHIBIT B

FORM OF BYLAWS OF ACQUIROR UPON DOMESTICATION

Exhibit B

FINAL FORM

AMENDED AND RESTATED BYLAWS

OF

ENJOY TECHNOLOGY, INC.

(A DELAWARE CORPORATION)

ARTICLE I

OFFICES

Section 1.        Registered Office. The registered office of the corporation in the State of Delaware shall be as set forth in the certificate of incorporation of the corporation (the “Certificate of Incorporation”).

Section 2.        Other Offices. The corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors, and may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II

CORPORATE SEAL

Section 3.        Corporate Seal. The Board of Directors may adopt a corporate seal. If adopted, the corporate seal shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE III

STOCKHOLDERS’ MEETINGS

Section 4.        Place of Meetings. Meetings of the stockholders of the corporation may be held at such place, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the General Corporation Law of the State of Delaware (“DGCL”).

Section 5.        Annual Meeting

(a)    The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors. Nominations of persons for election to the Board of Directors of the corporation and proposals of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the corporation’s notice of meeting of stockholders; (ii) brought specifically by or at the direction of the Board of Directors or a duly authorized committee thereof; or (iii) by any stockholder of the corporation who was a stockholder of record at the time of giving the stockholder’s notice provided for in Section 5(b) below, who is entitled to vote at the meeting and who complied with the notice procedures set forth in Section 5. For the avoidance of doubt, clause (iii) above shall be the exclusive means for a stockholder to make nominations and submit other business (other than matters properly included in the corporation’s notice of meeting of stockholders and proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules and regulations thereunder before an annual meeting of stockholders).

(b)    At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under Delaware law and as shall have been properly brought before the meeting in accordance with the procedures below.

(i)    For nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii) and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee; (2) the principal occupation or employment of such nominee; (3) the class or series and number of shares of each class or series of capital stock of the corporation that are owned beneficially and of record by such nominee; (4) the date or dates on which such shares were acquired and the investment intent of such acquisition; and (5) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the 1934 Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the corporation’s proxy statement and associated proxy card as a nominee of the stockholder and to serving as a director if elected); and (B) the information required by Section 5(b)(iv). The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve (i) as an independent director (as such term is used in any applicable stock exchange listing requirements or applicable law) of the corporation or (ii) on any committee or sub-committee of the Board of Directors under any applicable stock exchange listing requirements or applicable law, and that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

(ii)    Other than proposals sought to be included in the corporation’s proxy materials pursuant to Rule 14a-8 under the 1934 Act, for business other than nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii), and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each matter such stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) the information required by Section 5(b)(iv).

(iii)    To be timely, the written notice required by Section 5(b)(i) or 5(b)(ii) must be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting (which date shall, for purposes of the corporation’s first annual meeting of stockholders after its shares of common stock are first publicly traded, be deemed to have occurred on [    ], 2021, the date of the special meeting in lieu of annual meeting), provided, however, that, subject to the last sentence of this Section 5(b)(iii), in the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received (A) not earlier than the close of business on the 120th day prior to such annual meeting and (B) not later than the close of business on the later of the 90th day prior to such annual meeting or, if later than the 90th day prior to such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a stockholder’s notice as described above.

(iv)    The written notice required by Section 5(b)(i) or 5(b)(ii) shall also set forth, as of the date of the notice and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, as they appear on the corporation’s books; (B) the class or series and number of shares of each class of capital stock of the corporation that are owned of record and beneficially by each Proponent; (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (D) a representation that the Proponents are holders of record or beneficial owners, as the case may be, of shares of the corporation entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 5(b)(i)) or to propose the business that is specified in the notice (with respect to a notice under Section 5(b)(ii)); (E) a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees (with respect to a notice under Section 5(b)(i)) or to carry such proposal (with respect to a notice under Section 5(b)(ii)); (F) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; and (G) a description of all Derivative Transactions (as defined below) by each Proponent during the previous 12-month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions.

(c)        A stockholder providing the written notice required by Section 5(b)(i) or 5(b)(ii) shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the meeting and (ii) the date that is five Business Days (as defined below) prior to the meeting and, in the event of any adjournment thereof, five Business Days prior to such adjourned meeting. In the case of an update and supplement pursuant to clause (i) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than five Business Days after the record date for the meeting. In the case of an update and supplement pursuant to clause (ii) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than two Business Days prior to the date for the meeting, and, in the event of any adjournment thereof, two Business Days prior to such adjourned meeting.

(d)        A person shall not be eligible for election or re-election as a director unless the person is nominated either in accordance with clause (ii) or clause (iii) of Section 5(a). Except as otherwise required by law, the Chairperson of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, or the Proponent does not act in accordance with the representations in Sections 5(b)(iv)(D) and 5(b)(iv)(E), to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nomination or such business may have been solicited or received.

(e)        Notwithstanding the foregoing provisions of this Section 5, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Section 5(a).

(f)    Notwithstanding anything herein to the contrary, in the event that the number of directors to be elected to the Board of Directors of the corporation at the annual meeting is increased effective after the time period for which nominations would otherwise be due under Section 5(b)(iii) and there is no public announcement by the corporation naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 5 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the corporation.

(g)    For purposes of Sections 5 and 6,

(i)    “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”);

(ii)    “Business Day” means any day other than Saturday, Sunday or a day on which banks are closed in New York City, New York.

(iii)    “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial: (A) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the corporation; (B) that otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the corporation; (C) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes; or (D) that provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, with respect to any securities of the corporation, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member; and

(iv)    “public announcement” shall mean disclosure in a press release reported by the Dow Jones Newswires, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act or by such other means reasonably designed to inform the public or security holders in general of such information including, without limitation, posting on the corporation’s investor relations website.

Section 6.    Special Meetings.

(a)    Special meetings of the stockholders of the corporation may be called, for any purpose as is a proper matter for stockholder action under Delaware law, by (i) the Chairperson of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by the Board of Directors.

(b)    For a special meeting called pursuant to Section 6(a), the person(s) calling the meeting shall determine the time and place, if any, of the meeting; provided, however, that only the Board of Directors or a duly authorized committee thereof may authorize a meeting solely by means of remote communication. Upon determination of the time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7. No business may be transacted at a special meeting otherwise than as specified in the notice of meeting.

(c)    Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board of Directors or a duly authorized committee thereof or (ii) by any stockholder of the corporation who is a stockholder of record at the time of giving notice provided for in this paragraph, who is entitled to vote at the meeting and who delivers written notice to the Secretary of the corporation setting forth the information required by Section 5(b)(i) and the information required by Section 5(b)(iv). In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder of record may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if written notice setting forth the information required by Section 5(b)(i) and the information required by Section 5(b)(iv) shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which the corporation first makes a public announcement of the date of the special meeting at which directors are to be elected. The stockholder shall also update and supplement such information as required under Section 5(c). In no event shall an adjournment of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a stockholder’s notice as described above.

(d)    A person shall not be eligible for election or re-election as a director unless the person is nominated either in accordance with clause (ii) or clause (iii) of Section 5(a). Except as otherwise required by law, the Chairperson of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in these Bylaws and, if any nomination or business is not in compliance with these Bylaws, to declare that such nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nomination may have been solicited or received.

(e)    Notwithstanding the foregoing provisions of this Section 6, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to matters set forth in this Section 6. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to nominations for the election to the Board of Directors or proposals of other businesses to be considered pursuant to Section 6(c).

Section 7.    Notice of Meetings. Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not fewer than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. If sent via electronic transmission, notice is given when directed to such stockholder’s electronic mail address. Notice of the time, place, if any, and purpose of any meeting of stockholders (to the extent required) may be waived in writing, signed by the person entitled to notice thereof or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his or her attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Section 8.    Quorum. At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote at the meeting shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the Chairperson of the meeting or by vote of the holders of a majority of the voting power of the shares represented thereat and entitled to vote thereon, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute or by applicable stock exchange rules, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by statute, by applicable stock exchange rules or by the Certificate of Incorporation or these Bylaws, a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute, by applicable stock exchange rules or by the Certificate of Incorporation or these Bylaws, the affirmative vote of the holders of a majority (plurality, in the case of the election of directors) of voting power of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series.

Section 9.    Adjournment and Notice of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the person(s) who called the meeting or the Chairperson of the meeting, or by the vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote thereon. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

Section 10.    Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three years from its date of creation unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot.

Section 11.    Joint Owners of Stock. If shares or other securities having voting power stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one votes, his or her act binds all; (b) if more than one votes, the act of the majority so voting binds all; (c) if more than one votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in DGCL Section 217(b). If the instrument filed with the

Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.

Section 12.    List of Stockholders. The corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number and class of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. The list shall be open to examination of any stockholder during the time of the meeting as provided by law.

Section 13.    Action without Meeting. Any action required or permitted to be taken at any annual or special meeting of stockholders of the corporation may be taken without a meeting, without prior notice and without a vote only to the extent permitted by and in the manner provided in the Certificate of Incorporation and in accordance with applicable law.

Section 14.    Organization.

(a)    At every meeting of stockholders, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed, is absent or refuses to act, the Chief Executive Officer, or, if no Chief Executive Officer is then serving, is absent or refuses to act, the President, or, if the President is absent or refuses to act, a Chairperson of the meeting designated by the Board of Directors, or, if the Board of Directors does not designate such Chairperson, a Chairperson chosen by a majority of the voting power of the stockholders entitled to vote, present in person or by proxy duly authorized, shall act as Chairperson. The Chairperson of the Board may appoint the Chief Executive Officer as Chairperson of the meeting. The Secretary, or, in his or her absence, an Assistant Secretary directed to do so by the Chairperson of the meeting, shall act as secretary of the meeting.

(b)    The Board of Directors of the corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the Chairperson of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such Chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the Chairperson shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the Chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

ARTICLE IV

DIRECTORS

Section 15.    Number and Term of Office. The authorized number of directors of the corporation shall be fixed in accordance with the Certificate of Incorporation. Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws.

Section 16.    Powers. Except as otherwise provided in the Certificate of Incorporation or the DGCL, the business and affairs of the corporation shall be managed by or under the direction of the Board of Directors.

Section 17.    Classes of Directors. The directors shall be divided into classes as and to the extent provided in the Certificate of Incorporation, except as otherwise required by applicable law.

Section 18.    Vacancies. Vacancies on the Board of Directors shall be filled as provided in the Certificate of Incorporation, except as otherwise required by applicable law.

Section 19.    Resignation. Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Secretary, such resignation to specify whether it will be effective at a particular time. If no such specification is made, the resignation shall be effective at the time of delivery of the resignation to the Secretary.

Section 20.    Removal. Subject to any limitation imposed by applicable law, any individual director or the entire Board of Directors may be removed from office as provided in Section 141(k) of the DGCL.

Section 21.    Meetings.

(a)    Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware that has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors.

(b)    Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairperson of the Board, the Chief Executive Officer or the Board of Directors.

(c)    Meetings by Electronic Communications Equipment. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d)    Notice of Special Meetings. Notice of the time and place of all special meetings of the Board of Directors shall be given orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least 24 hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, postage prepaid at least three days before the date of the meeting. Notice of any special meeting may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(e)    Waiver of Notice. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting. Notice of any meeting will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 22.    Quorum and Voting.

(a)    Unless the Certificate of Incorporation requires a greater number, a quorum of the Board of Directors shall consist of a majority of the directors currently serving on the Board of Directors in accordance with the Certificate of Incorporation (but in no event less than one third of the total authorized number of directors); provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.

(b)    At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws.

Section 23.    Action without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission. The consent or consents shall be filed with the minutes of proceedings of the Board of Directors or committee.

Section 24.    Fees and Compensation. Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors or a committee thereof to which the Board of Directors has delegated such responsibility and authority, including, if so approved, by resolution of the Board of Directors or a committee thereof to which the Board of Directors has delegated such responsibility and authority, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

Section 25.    Committees.

(a)    Executive Committee. The Board of Directors may appoint an Executive Committee to consist of one or more members of the Board of Directors. The Executive Committee, to the extent permitted by law and provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the corporation.

(b)    Other Committees. The Board of Directors may, from time to time, appoint such other committees as may be permitted by law. Such other committees appointed by the Board of Directors shall consist of one or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.

(c)    Term. The Board of Directors, subject to any requirements of any outstanding series of Preferred Stock and the provisions of subsections (a) or (b) of this Section 25, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his or her death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

(d)    Meetings. Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 25 shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place which has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any regular or special meeting of any committee may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such regular or special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.

Section 26.    Duties of Chairperson of the Board of Directors. The Chairperson of the Board of Directors, if appointed and when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairperson of the Board of Directors shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

Section 27.    Lead Independent Director. The Chairperson of the Board of Directors, or if the Chairperson is not an independent director, one of the independent directors, may be designated by the Board of Directors as lead independent director to serve until replaced by the Board of Directors (“Lead Independent Director”). If appointed, the Lead Independent Director will: with the Chairperson of the Board of Directors, establish the agenda for regular Board of Directors meetings and serve as chairperson of Board of Directors meetings in the absence of the Chairperson of the Board of Directors; establish the agenda for meetings of the independent directors; coordinate with the committee chairs regarding meeting agendas and informational requirements; preside over meetings of the independent directors; preside over any portions of meetings of the Board of Directors at which the evaluation or compensation of the Chief Executive Officer is presented or discussed; preside over any portions of meetings of the Board of Directors at which the performance of the Board of Directors is presented or discussed; and perform such other duties as may be established or delegated by the Chairperson of the Board of Directors.

Section 28.    Organization. At every meeting of the directors, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed or is absent, the Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or if the President is absent, the most senior Vice President (if a director), or, in the absence of any such person, a Chairperson of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his absence, any Assistant Secretary or other officer, director or other person directed to do so by the person presiding over the meeting, shall act as secretary of the meeting.

ARTICLE V

OFFICERS

Section 29.    Officers Designated. The officers of the corporation shall include, if and when designated by the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer and the Treasurer. The Board of Directors may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors or a committee thereof to which the Board of Directors has delegated such responsibility.

Section 30.    Tenure and Duties of Officers.

(a)    General. All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

(b)    Duties of Chief Executive Officer. The Chief Executive Officer shall preside at all meetings of the stockholders and at all meetings of the Board of Directors (if a director), unless the Chairperson of the Board of Directors has been appointed and is present. Unless an officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in these Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(c)    Duties of President. The President shall preside at all meetings of the stockholders and at all meetings of the Board of Directors (if a director), unless the Chairperson of the Board of Directors, or the Chief Executive Officer has been appointed and is present. Unless another officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. The President shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors (or the Chief Executive Officer, if the Chief Executive Officer and President are not the same person and the Board of Directors has delegated the designation of the President’s duties to the Chief Executive Officer) shall designate from time to time.

(d)    Duties of Vice Presidents. A Vice President may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant (unless the duties of the President are being filled by the Chief Executive Officer). A Vice President shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, if the Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time.

(e)    Duties of Secretary. The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.

(f)    Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in these Bylaws to the Treasurer shall be deemed references to the Chief Financial Officer. The President may direct the Treasurer, if any, or any Assistant Treasurer, or the controller or any assistant controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each controller and assistant controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.

(g)    Duties of Treasurer. Unless another officer has been appointed Chief Financial Officer of the corporation, the Treasurer shall be the chief financial officer of the corporation and shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President, and, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President and Chief Financial Officer (if not Treasurer) shall designate from time to time.

Section 31.    Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 32.    Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the Chief Executive Officer, or if no Chief Executive Officer is then serving, to the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.

Section 33.    Removal. Any officer may be removed from office at any time, either with or without cause, by the Board of Directors, or by any committee or superior officer upon whom such power of removal may have been conferred by the Board of Directors.

ARTICLE VI

EXECUTION OF CORPORATE INSTRUMENTS AND VOTING

OF SECURITIES OWNED BY THE CORPORATION

Section 34.    Execution of Corporate Instruments. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by applicable law or these Bylaws, and such execution or signature shall be binding upon the corporation. All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do. Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 35.    Voting of Securities Owned by the Corporation. All stock and other securities and interests of other corporations and entities owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairperson of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

ARTICLE VII

SHARES OF STOCK

Section 36.    Form and Execution of Certificates. The shares of the corporation shall be represented by certificates, or shall be uncertificated if so provided by resolution or resolutions of the Board of Directors. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the corporation represented by certificates shall be entitled to have a certificate signed by, or in the name of, the corporation by any two authorized officers of the corporation, certifying the number of shares owned by such holder in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

Section 37.    Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Section 38.    Transfers.

(a)    Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b)    The corporation shall have the power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Section 39.    Fixing Record Dates.

(a)    In order that the corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than 60 nor fewer than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b)    In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 40.    Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

Section 41.    Lock-Up Period.

(a)     Subject to Section 41(b), the holders (the “Lock-up Holders”) of common stock of the corporation issued (i) as consideration to stockholders of Enjoy Technology Inc. in connection with the merger of MRAC Merger Sub Corp., a Delaware corporation and a direct wholly owned subsidiary of Marquee Raine Acquisition Corp., with and into Enjoy Technology Inc., a Delaware corporation (the “SPAC Transaction”) or (ii) to directors, officers and employees of the corporation upon the settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the closing of the SPAC Transaction in respect of awards of Enjoy Technology Inc. outstanding immediately prior to the closing of the SPAC Transaction (excluding, for the avoidance of doubt, the Acquiror Warrants (as defined in the Merger Agreement)) (such shares referred to in Section 41(a)(ii), the “Enjoy Equity Award Shares”) and their Permitted Transferees, may not Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).

(b)    Notwithstanding the provisions set forth in Section 41(a), the Lock-up Holders or their respective Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period (i) to (x) the corporation’s officers or directors, (y) any immediate family members of the corporation’s officers or directors, or (z) if the Lock-Up Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (1) to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by, or is under common control or management with, the Lock-Up Holder or (2) to limited partners, limited liability company members or stockholders of the Lock-Up Holder; (ii) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) to the corporation; or (vi) in connection with a bona fide liquidation, merger, stock exchange, reorganization, tender offer approved by the Board of Directors or a duly authorized committee thereof or other similar transaction which results in all of the corporation’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to the closing date of the SPAC Transaction; provided, that in the event such liquidation, merger, stock exchange, reorganization, tender offer or other such transaction is not completed, the common stock subject to this Section 41 shall remain subject to this Section 41.

(c)    Notwithstanding the other provisions set forth in this Section 41, the Board of Directors may, in its sole discretion, determine to waive, amend, or repeal the Lock-up obligations set forth herein; provided, that any such waiver, amendment or repeal of any Lock-up obligations set forth herein shall require, in addition to any other vote of the members of the Board of Directors required to take such action pursuant to these bylaws or applicable law, the affirmative vote of at least one of the directors of the corporation that has been designated by the Acquiror (as defined in the Merger Agreement) pursuant to Section 7.6 of the Merger Agreement, or if no such person is then serving as a director of the corporation, one of their respective successors.

(d)    For purposes of this Section 41:

(i)    the term “immediate family” shall mean any relationship by blood, marriage, domestic partnership or adoption, not more remote than first cousin;

(ii)    the term “Lock-up Period” means the period beginning on the closing date of the SPAC Transaction and ending on the earlier of (i) the date that is 180 days after the closing date of the SPAC Transaction, and (ii) with respect to the shares of the capital stock of the corporation issued in the SPAC Transaction in respect of the shares of Enjoy Technology Inc. that were issued upon conversion of the subordinated convertible promissory notes issued pursuant to that certain Note Purchase Agreement, by and between Enjoy Technology Inc. and the “Investors” named therein, dated as of April [___], 2021 (“2021 NPA” ), the date that the corporation’s resale S-1 Registration Statement that registers all shares issued in the PIPE Investment (as defined in the Merger Agreement) entered into in connection with the SPAC Transaction is deemed effective by the Securities and Exchange Commission;

(iii)    the term “Lock-up Shares” means the shares of common stock held by the Lock-up Holders immediately following the closing of the SPAC Transaction (other than shares of common stock acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to a subscription agreement where the issuance of common stock occurs on or after the closing of the SPAC Transaction) and the Enjoy Equity Awards Shares; provided, that, for clarity, shares of common stock issued in connection the PIPE Investment (as defined in the that certain Agreement and Plan of Merger, entered into by and among the corporation, Enjoy Technology Inc. and MRAC Merger Sub Corp., dated as of April [__], 2021) shall not constitute Lock-up Shares;

(iv)    the term “Permitted Transferees” means, prior to the expiration of the Lock-up Period, any person or entity to whom such Lock-up Holder is permitted to transfer such shares of common stock prior to the expiration of the Lock-up Period pursuant to Section 41(b); and

(v)    the term “Transfer” means the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

ARTICLE VIII

OTHER SECURITIES OF THE CORPORATION

Section 42.    Execution of Other Securities. All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 36), may be signed by any executive officer (as defined in Article XI) or any other officer or person as may be authorized by the Board of Directors; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by an executive officer of the corporation or such other officer or person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

ARTICLE IX

DIVIDENDS

Section 43.    Declaration of Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors. Dividends may be paid in cash, in property, or in shares of the corporation’s capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 44.    Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE X

FISCAL YEAR

Section 45.    Fiscal Year. The fiscal year of the corporation shall end on December 31 or on such other date as may otherwise be fixed by resolution of the Board of Directors.

ARTICLE XI

INDEMNIFICATION

Section 46. Indemnification of Directors, Executive Officers, Employees and Other Agents.

(a) Directors and Executive Officers. The corporation shall indemnify to the full extent permitted under and in any manner permitted under the DGCL or any other applicable law as it presently exists or may hereinafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), any person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any Proceeding, by reason of the fact that such person is or was a director or executive officer (for the purposes of this Article XI, “executive officers” shall be those persons designated by the corporation as (a) executive officers for purposes of the disclosures required in the corporation’s proxy and periodic reports or (b) officers for purposes of Section 16 of the 1934 Act) of the corporation, or while serving as a director or executive officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (collectively, “Another Enterprise”), against expenses (including attorneys’ fees), judgments, fines (including ERISA excise taxes or penalties) and amounts paid in settlement actually and reasonably incurred by him or her in connection with such Proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further, that the corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by applicable law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d) of this Section 45.

(b) Other Officers, Employees and Other Agents. The corporation shall have the power to indemnify (including the power to advance expenses in a manner consistent with subsection (c) of this Section 45) its other officers, employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to such officers or other persons as the Board of Directors shall determine.

(c) Expenses. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed Proceeding, by reason of the fact that such person is or was a director or executive officer of the corporation, or is or was serving at the request of the corporation as a director or executive officer of Another Enterprise, prior to the final disposition of the Proceeding, promptly following request therefor, all expenses (including attorneys’ fees) incurred by any director or executive officer in connection with such Proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or executive officer in his or her capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 45 or otherwise.

Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (d) of this Section 45, no advance shall be made by the corporation to an executive officer of the corporation (except by reason of the fact that such executive officer is or was a director of the corporation in which event this paragraph shall not apply) in any Proceeding, if a determination is reasonably and promptly made (i) by a majority vote of directors who are not parties to the Proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

(d) Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Section 45 shall be deemed to be contractual rights, shall vest when the person becomes a director or executive officer of the corporation, shall continue as vested contract rights even if such person ceases to be a director or executive officer of the corporation, and shall be effective to the same extent and as if provided for in a contract between the corporation and the director or executive officer. Any right to indemnification or advances granted by this Section 45 to a director or executive officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within 90 days of request therefor. To the fullest extent permitted by applicable law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an executive officer of the corporation (except in any Proceeding, by reason of the fact that such executive officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his or her conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this Section 45 or otherwise shall be on the corporation.

(e) Non-Exclusivity of Rights; Other Sources. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law. The corporation hereby acknowledges that indemnitees under this Section 45 may have certain rights to indemnification, advancement of expenses and/or insurance provided by sources other than the corporation (hereinafter the “Third Party Indemnitors”). The corporation hereby agrees that it (i) is the indemnitor of first resort (i.e., its obligations to the indemnitees are primary and any obligation of the Third Party Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the indemnitees are secondary), (ii) shall be required to advance the full amount of expenses incurred by the indemnitees and shall be liable for the full amount of all expenses to the extent legally permitted and as required by the terms of this paragraph and these Bylaws from time to time (or any other agreement between the corporation and the indemnitees), without regard to any rights the indemnitees may have against the Third Party Indemnitors, and (iii) irrevocably waives, relinquishes and releases the Third Party Indemnitors from any and all claims against the Third Party Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The corporation further agrees that no advancement or payment by the Third Party Indemnitors on behalf of the indemnitees with respect to any claim for which the indemnitees have sought indemnification from the corporation shall affect the foregoing and the Third Party Indemnitors shall have a right of contribution and/or to be subrogated to the extent of such advancement or payment to all of the rights of recovery of the indemnitees against the corporation. The corporation and the indemnitees agree that the Third Party Indemnitors are express third party beneficiaries of the terms of this paragraph.

(f) Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director, executive officer, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g) Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase and maintain insurance on behalf of any person required or permitted to be indemnified pursuant to this Section 45.

(h) Amendments. Any repeal or modification of this Section 45 shall only be prospective (except to the extent such amendment or change in law permits the corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto) and shall not affect the rights under this Section 45 as in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any Proceeding against any agent of the corporation.

(i) Saving Clause. If this Article XI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this Article XI that shall not have been invalidated, or by any other applicable law. If this Article XI shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and executive officer to the full extent under any other applicable law.

(j) Certain Definitions and Construction of Terms. For the purposes of Article XI of these Bylaws, the following definitions and rules of construction shall apply:

(i) The term “Proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(ii) The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any Proceeding.

(iii) The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 45 with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(iv) References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(v) References to “Another Enterprise” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation that imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Section 45.

ARTICLE XII

NOTICES

Section 47.    Notices.

(a)    Notice to Stockholders. Notice to stockholders of stockholder meetings shall be given as provided in Section 7 herein. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by law, written notice to stockholders for purposes other than stockholder meetings may be sent by U.S. mail or nationally recognized overnight courier, or by facsimile, telegraph or telex or by electronic mail or other electronic means.

(b)    Notice to Directors. Any notice required to be given to any director may be given by the method stated in subsection (a) or as otherwise provided in these Bylaws, with notice other than one which is delivered personally to be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known address of such director.

(c)    Affidavit of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

(d)    Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e)    Notice to Person with Whom Communication is Unlawful. Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(f)    Notice to Stockholders Sharing an Address. Except as otherwise prohibited under the DGCL, any notice given under the provisions of the DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within 60 days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation.

ARTICLE XIII

AMENDMENTS

Section 48.    Amendments. Subject to the limitations set forth in Section 45(h) of these Bylaws or the provisions of the Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. The stockholders also shall have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

EXHIBIT C

FORM OF REGISTRATION RIGHTS AGREEMENT

Exhibit C

FINAL FORM

FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of [•], 2021, by and among Enjoy Technology, Inc., a Delaware corporation, formerly known as Marquee Raine Acquisition Corp., a Cayman Islands exempted company (the “Company”), Marquee Raine Acquisition Sponsor LP, a Cayman Islands exempted limited partnership (the “Sponsor”), the undersigned parties listed as Existing Holders on the signature pages hereto (each such party, together with the Sponsor and any person or entity deemed an “Existing Holder” who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, an “Existing Holder” and, collectively, the “Existing Holders”) and the undersigned parties listed as New Holders on the signature pages hereto (each such party, together with any person or entity deemed a “New Holder” who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “New Holder” and collectively the “New Holders”). Capitalized terms used but not otherwise defined in this Agreement shall have the meaning ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, on December 17, 2020, the Company, the Sponsor and certain other parties thereto entered into that certain Registration Rights Agreement (the “Existing Registration Rights Agreement”), pursuant to which the Company granted the Existing Holders certain registration rights with respect to certain securities of the Company;

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of April [•], 2021, by and among the Company, MRAC Merger Sub Corp., a Delaware corporation, and Enjoy Technology, Inc., a Delaware corporation;

WHEREAS, in connection with the closing of the transactions contemplated by the Merger Agreement and subject to the terms and conditions set forth therein, the Existing Holders and New Holders were issued shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”), in each case, in such amounts and subject to such terms and conditions as set forth in the Merger Agreement;

WHEREAS, pursuant to Section 5.7 of the Existing Registration Rights Agreement, any of the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined therein) of at least sixty-six and two-thirds percent (66 2/3%) of the Registrable Securities (as defined therein) at the time in question; and

WHEREAS, the Company, Sponsor and the other parties to the Existing Registration Rights Agreement desire to amend and restate the Existing Registration Rights Agreement in order to provide the Existing Holders and the New Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements set forth herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.    DEFINITIONS. The following capitalized terms used herein, for all purposes of this Agreement, have the following meanings:

“Adverse Disclosure” is defined in Section 3.6.

“Affiliate” means, with respect to any person or entity, any other person or entity who, directly or indirectly, controls, is controlled by, or is under direct or indirect common control with, such person or entity, and

“control,” when used with respect to any specified person or entity, shall mean the power to direct or cause the direction of the management and policies of such person or entity, directly or indirectly, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) not involving a “road show” and without other substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

“Board” is defined in Section 3.1.1.

“Commission” means the U.S. Securities and Exchange Commission, or any other federal agency then administering the Securities Act or the Exchange Act.

“Common Stock” is defined in the Recitals to this Agreement.

“Company” is defined in the preamble to this Agreement.

“Company Shelf Takedown Notice” is defined in Section 2.1.3.

“Demand Registration” is defined in Section 2.2.1.

“Demanding Holders” is defined in Section 2.2.1.

“Effectiveness Deadline” is defined in Section 2.1.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Existing Holders” is defined in the preamble to this Agreement.

“Existing Registration Rights Agreement” is defined in the Recitals to this Agreement.

“Form S-1 Shelf” is defined in Section 2.1.1.

“Form S-3 Shelf” is defined in Section 2.1.1.

“Founder Shares” means all shares of Common Stock issued to the Existing Holders in respect of the Class B ordinary shares, par value $0.0001 per share, of the Company held by the Existing Holders immediately prior to the consummation of the transactions contemplated by the Merger Agreement.

“Founder Shares Lock-up Period” means, with respect to the Founder Shares held by the Existing Holders or its Permitted Transferees, the period ending on the earlier of (A) one year after the date hereof, (B) the first date the closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the date hereof or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Common Stock for cash, securities or other property.

“Holders” mean the Existing Holders, the New Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2.

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“Holder Indemnified Party” is defined in Section 4.1.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Insider Letter” means those certain letter agreements, dated as of December 17, 2020, by and among the Company, the Sponsor and each of the Company’s officers, directors and director nominees.

“LCH” means LCH Enjoir L.P. and its affiliated funds.

“Lock-Up Period” means the Founder Shares Lock-up Period, the New Holder Lock-up Period and the Private Placement Lock-up Period, as applicable.

“Maximum Number of Securities” is defined in Section 2.2.4.

“Merger Agreement” is defined in the Recitals to this Agreement.

“Misstatement” is defined in Section 3.1.12.

“New Holder Lock-up Period” means, with respect to the shares of Common Stock issued to the New Holders in connection with the transactions contemplated by the Merger Agreement and held by the New Holders or their Permitted Transferees, the period ending six months after the date hereof.

“New Holders” is defined in the preamble to this Agreement.

“Notices” is defined in Section 5.3.

“Permitted Transferees” mean (a) with respect to an Existing Holder, any person or entity to whom a Holder is permitted to transfer Registrable Securities prior to the expiration of the Founder Shares Lock-up Period or Private Placement Lock-up Period, as the case may be, under the Insider Letter and any other applicable agreement between such Holder and the Company, and to any transferee thereafter and (b) with respect to a New Holder, any of such New Holder’s Affiliates or any fund or investment account managed by such New Holder or the same management company that manages such New Holder; provided, that such transferee to which a transfer is being made pursuant to clause (a) or (b) above, if not a Holder, enters into a written agreement with the Company agreeing to be bound to the restrictions set forth herein.

“Piggy-Back Registration” is defined in Section 2.3.1.

“Private Placement Lock-up Period” means, with respect to Private Placement Warrants that are held by the initial purchasers of such Private Placement Warrants or their Permitted Transferees, and any of the shares of Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants and that are held by the initial purchasers of such Private Placement Warrants or their Permitted Transferees, the period ending 30 days after the date hereof.

“Private Placement Warrants” means the 6,316,667 warrants to purchase Common Stock that were issued to the Sponsor in connection with the consummation of the transactions contemplated by the Merger Agreement in exchange for the warrants purchased by the Sponsor on December 14, 2020 in a private placement transaction occurring simultaneously with the closing of the Company’s initial public offering.

“Pro Rata” is defined in Section 2.2.4.

“Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a Registration Statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.

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“Registrable Securities” mean (i) the Founder Shares, (ii) all of the Private Placement Warrants (and shares of Common Stock issuable upon exercise thereof), [(iii) all of the Working Capital Warrants (and shares of Common Stock issuable upon exercise thereof)] and (iv) any issued and outstanding share of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by an Existing Holder or a New Holder (x) as of the date of this Agreement (including the shares of Common Stock issued or issuable upon the exercise of any such other equity security) or (y) that are otherwise issued in connection with the transactions contemplated by the Merger Agreement. Registrable Securities include any warrants, shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of such Registrable Securities. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with and pursuant to such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require Registration under the Securities Act; (c) such securities shall have ceased to be outstanding or (d) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (“Rule 144”) (but with no volume, current reporting requirements or other restrictions or limitations).

“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of Common Stock (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Requesting Holder” is defined in Section 2.2.1.

“Restricted Shares” is defined in Section 3.8.1.

“Rule 144” is defined in the definition of “Registrable Securities.”

“Rule 415” is defined in Section 2.1.1.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Shelf Takedown Notice” is defined in Section 2.1.3.

“Shelf Underwritten Offering” is defined in Section 2.1.3.

“Sponsor” is defined in the preamble to this Agreement.

“Transfer” is defined in Section 3.8.1.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

[“Working Capital Warrants” means the warrants held by the Sponsor, the officers or directors of the Company or their respective affiliates which were issued prior to or in connection with the consummation of the transactions contemplated by the Merger Agreement in repayment of working capital loans made to the Company.]

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2.	REGISTRATION RIGHTS.

2.1    Shelf Registration.

2.1.1    Initial Registration. The Company shall, as soon as practicable, but in any event within forty five (45) days after the date hereof, file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) (“Rule 415”) on the terms and conditions specified in this Section 2.1.1 and shall use its reasonable best efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but in no event later than the earlier of (i) sixty (60) days following the filing deadline (or ninety (90) days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission) and (ii) ten (10) business days after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”). The Registration Statement filed with the Commission pursuant to this Section 2.1.1 shall be a shelf registration statement on Form S-3 (a “Form S-3 Shelf”) or, if Form S-3 is not then available to the Company, on Form S-1 (a “Form S-1 Shelf”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this Section 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this Section 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the effective date of a Registration Statement filed pursuant to this Section 2.1.1, but in any event within five (5) business days of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this Section 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).

2.1.2    Form S-3 Shelf. If the Company files a Form S-1 Shelf and thereafter the Company becomes eligible to use Form S-3 for secondary sales, the Company shall use its reasonable best efforts to file a Form S-3 Shelf as promptly as practicable to replace the shelf registration statement that is a Form S-1 Shelf and have the Form S-3 Shelf declared effective as promptly as practicable and to cause such Form S-3 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.

2.1.3    Shelf Takedown. At any time and from time to time following the effectiveness of the shelf registration statement required by Section 2.1.1 or 2.1.2, any Holder may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement, including a Block Trade if the Company files a Form S-3 Shelf and is eligible to use Form S-3 for secondary sales (a “Shelf Underwritten Offering”), provided, that such Holder(s) (a) reasonably expect aggregate gross proceeds in excess of $25,000,000 from such Shelf Underwritten Offering or (b) reasonably expects to sell all of the Registrable Securities held by such Holder in such Shelf Underwritten Offering. All requests for a Shelf Underwritten Offering shall be made by giving written notice to the Company (the “Shelf Takedown Notice”).

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Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Except with respect to a Block Trade requested pursuant to Section 2.5, within five (5) business days after receipt of any Shelf Takedown Notice, the Company shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and, subject to the provisions of Section 2.2.4, shall include in such Shelf Underwritten Offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein, within five (5) days after sending the Company Shelf Takedown Notice. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the Holders after consultation with the Company and shall take all such other commercially reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Shelf Underwritten Offering contemplated by this Section 2.1.3, subject to Section 3.5 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations of the Company and the selling stockholders as are customary in underwritten offerings of securities by the Company.

2.1.4    Holder Information Required for Participation in Shelf Registration. At least ten (10) business days prior to the first anticipated filing date of a Registration Statement pursuant to this Article II, the Company shall use reasonable efforts to notify each Holder in writing (which may be by email) of the information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include such Holder’s Registrable Securities to the extent the Company has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the fifth (5th) business day prior to the first anticipated filing date of a Registration Statement pursuant to this Article II.

2.2    Demand Registration.

2.2.1    Request for Registration. Subject to the provisions of Section 2.2.4 and Section 2.4 hereof and provided that the Company does not have an effective Registration Statement pursuant to Section 2.1.1 outstanding covering the Registrable Securities, following the expiration of the applicable Lock-up Period, either (a) the Existing Holders of at least a majority in interest of the then issued and outstanding number of Registrable Securities held by the Existing Holders, (b) the New Holders of at least a majority in interest of the then issued and outstanding number of Registrable Securities held by the New Holders, or (c) LCH (the “Demanding Holders”), in each case, may make a written demand for Registration under the Securities Act of all or part of their Registrable Securities (a “Demand Registration”). Any demand for a Demand Registration shall specify the number of Registrable Securities proposed to be included in such Registration and the intended method(s) of distribution thereof. The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify in writing all other Holders of the demand, and each Holder who wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder including shares of Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing within ten (10) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.2.4 and the provisos set forth in Section 3.1.1. Under no circumstances shall the Company be obligated to effect more than (x) an aggregate of three (3) Registrations pursuant to a Demand Registration by the Existing Holders under this Section 2.2.1 with respect to any or all Registrable Securities held by such Existing Holders, (y) an aggregate of three (3) Registrations pursuant to a Demand Registration by the New Holders under this Section 2.2.1 with respect to any or all Registrable Securities held by such New Holders, and (z) an aggregate of two (2) Registrations pursuant to a Demand Registration by LCH under this Section 2.2.1 with respect to any or all Registrable Securities held by LCH.

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2.2.2    Effective Registration. Notwithstanding the provisions of Section 2.2.1 above or any other part of this Agreement, a Registration will not count as a Demand Registration unless and until (i) the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court, or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days of such election; provided, further, that the Company shall not be obligated or required to file a second Registration Statement until the Registration Statement that has been previously filed with respect to a Demand Registration becomes effective or is subsequently terminated.

2.2.3    Underwritten Offering. Subject to the provisions of Section 2.2.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so elect and such Holders so advise the Company as part of their written demand for a Demand Registration that the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering, then the right of any such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such underwritten offering and the inclusion of such Holder’s Registrable Securities in such underwritten offering to the extent provided herein. All Demanding Holders proposing to distribute their Registrable Securities through an underwritten offering under this Section 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such underwritten offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.

2.2.4    Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an underwritten offering pursuant to a Demand Registration, in good faith, advises the Company and the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities which the Company desires to sell and the shares of Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by other shareholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in such underwritten offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such underwritten offering, as follows: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders and the Requesting Holders (if any) (in each case pro rata based on the respective number of shares that each such Demanding Holder and Requesting Holder (if any) has requested be included in such underwritten offering, regardless of the number of Registrable Securities that each such Demanding Holder and Requesting Holder (if any) have requested be included in such underwritten offering (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the shares of Common Stock or other securities that the Company desires to sell for its own account that can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

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2.2.5    Demand Registration Withdrawal. If the Demanding Holders or the Requesting Holders (if any) disapprove of the terms of any underwritten offering or are not entitled to include all of their Registrable Securities in any underwritten offering pursuant to a Registration under Section 2.2.1, such Demanding Holders or Requesting Holders, as applicable, shall have the right to withdraw from such Registration by giving written notice to the Company and the Underwriter or Underwriters (if any) of their request to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration (or in the case of an underwritten offering pursuant to Rule 415, at least five (5) business days prior to the time of pricing of the applicable offering). If the Demanding Holders withdraw from a proposed underwritten offering relating to a Demand Registration, then such Registration shall not count as a Demand Registration provided for in this Section 2.2.

2.3    Piggy-Back Registration.

2.3.1    Piggy-Back Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company including, without limitation, pursuant to Section 2.2 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) a Block Trade, then the Company shall (x) give written notice of such proposed filing to all of the Holders as soon as practicable but in no event less than seven (7) days before the anticipated filing date of such Registration Statement, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (y) offer to all of the Holders in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such Holders may request in writing within five (5) days following receipt of such notice (such Registration, a “Piggy-Back Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggy-Back Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested by the Holders pursuant to this Section 2.3.1 to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.

2.3.2    Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering, in good faith, advises the Company and the Holders in writing that the dollar amount or number of shares of Common Stock which the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders hereunder, (ii) the Registrable Securities as to which Registration has been requested under this Section 2.3, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to the separate written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then the Company shall include in any such Registration:

(a)    If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration: (A) first, the shares of Common Stock or other equity securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the shares of Common Stock or other securities, if any, comprised of Registrable Securities, as to which Registration has been requested

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pursuant to Section 2.3.1 hereof, Pro Rata, that can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), shares of Common Stock or other equity securities for the account of other persons that the Company is obligated to register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Securities; and

(b)    If the Registration is a “demand” registration undertaken at the demand of persons or entities other than the Holders, then the Company shall include in any such Registration: (A) first, the shares of Common Stock or other equity securities, if any, for the account of the demanding persons that can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), collectively the shares of Common Stock or other equity securities comprised of Registrable Securities, Pro Rata, as to which Registration has been requested pursuant to the terms hereof, as applicable, that can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other securities that the Company desires to sell for its own account that can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Securities.

2.3.3    Withdrawal. Any Holder may elect to withdraw such Holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration for any or no reason whatsoever by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggy-Back Registration (or in the case of an underwritten offering pursuant to Rule 415, at least five (5) business days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons making a demand pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggy-Back Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration expenses incurred by the Holders in connection with such Piggy-Back Registration as provided in Section 3.3.

2.3.4    Unlimited Piggy-Back Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Shelf Underwritten Offering effected under Section 2.1.3 hereof or a Demand Registration effected under Section 2.2 hereof.

2.4    Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration, and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to Section 2.2.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an underwritten Registration and the Company and the Holders are unable to obtain the commitment of an Underwriter or Underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board, such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case, the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12-month period.

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2.5    Block Trades.

2.5.1    Notwithstanding any other provision of this Article II, but subject to Sections 2.4 and 3.6, at any time and from time to time when an effective Form S-3 Shelf is on file with the Commission, if one or more Demanding Holders desire to effect a Block Trade with a total offering price reasonably expected to exceed, in the aggregate, either (x) $25,000,000 or (y) all remaining Registrable Securities held by such Demanding Holder(s), but in no event less than $15,000,000, then such Demanding Holder(s) shall provide written notice to the Company at least five (5) business days prior to the date such Block Trade will commence. As expeditiously as possible, the Company shall use its commercially reasonable efforts to facilitate such Block Trade. The Demanding Holders shall use reasonable best efforts to work with the Company and the Underwriter(s) (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) prior to making such request in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade and any related due diligence and comfort procedures.

2.5.2    Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade, the Demanding Holders initiating such Block Trade shall have the right to withdraw from such Block Trade upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration expenses incurred in connection with a Block Trade prior to its withdrawal under this Section 2.5.2.

2.5.3    Notwithstanding anything to the contrary in this Agreement, Section 2.3 shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement.

2.5.4    The Demanding Holder(s) in a Block Trade shall have the right to select the Underwriter(s) for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks).

2.5.5    A Holder in the aggregate may demand no more than four (4) Block Trades pursuant to this Section 2.5 in any twelve (12) month period.

3.	REGISTRATION PROCEDURES.

3.1    Filings; Information. Whenever the Company is required to effect a Registration of any Registrable Securities pursuant to Section 2, the Company shall use its reasonable best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1    Filing Registration Statement. The Company shall, as expeditiously as possible and in any event within 60 days after receipt of a request for a Demand Registration pursuant to Section 2.1, prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its reasonable best efforts to cause such Registration Statement to become and remain effective for the period required by Section 3.1.3; provided, however, that the Company shall have the right to defer any Demand Registration for up to 90 days, and any Piggy-Back Registration for such period as may be applicable to deferment of any demand registration to which such Piggy-Back Registration relates, in each case if the Company shall furnish to the Holders a certificate signed by both Co-Chief Executive Officers of the Company stating that, in the good faith judgment of the Board of Directors of the Company (the “Board”), it would be materially detrimental to the Company and its shareholders for such Registration Statement to be effected at such time; provided further, however, that the Company shall not have the right to exercise the right set forth in the immediately preceding proviso more than once in any 365-day period in respect of a Demand Registration hereunder.

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3.1.2    Copies. The Company shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Holders whose Registrable Securities are included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as such Holders or legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders.

3.1.3    Amendments and Supplements. The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement (which period shall not exceed the sum of one hundred eighty (180) days plus any period during which any such disposition is interfered with by any stop order or injunction of the Commission or any governmental agency or court) or such securities have been withdrawn.

3.1.4    Notification. After the filing of a Registration Statement, the Company shall promptly, and in no event more than two business days after such filing, notify the Holders whose Registrable Securities are included in such Registration Statement of such filing, and shall further notify such Holders promptly and confirm such advice in writing in all events within two business days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the Holders whose Registrable Securities are included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the Holders whose Registrable Securities are included in such Registration Statement and to the legal counsel for any such Holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such Holders and legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Company shall not file any Registration Statement or prospectus or amendment or supplement thereto, including documents incorporated by reference, to which such Holders or their legal counsel shall reasonably object.

3.1.5    Securities Laws Compliance. Prior to any public offering of Registrable Securities, the Company shall use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders whose Registrable Securities are included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities or securities exchanges, including the Nasdaq Capital Market, as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders whose Registrable Securities are included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or to taxation in any such jurisdiction where it is not then otherwise so subject.

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3.1.6    Agreements for Disposition. The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriter, to the extent applicable, shall also be made to and for the benefit of the Holders whose Registrable Securities are included in such Registration Statement. No Holder whose Registrable Securities are included in such Registration Statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such Holder’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such Holder’s material agreements and organizational documents, and with respect to written information relating to such Holder that such Holder has furnished in writing expressly for inclusion in such Registration Statement.

3.1.7    Cooperation. The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

3.1.8    Records. The Company shall make available for inspection by the Holders whose Registrable Securities are included in such Registration Statement, any Underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other professional retained by any Holder whose Registrable Securities are included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any of them in connection with such Registration Statement.

3.1.9    Opinions and Comfort Letters. (i) The Company shall, on the date the Registrable Securities are delivered for sale pursuant to a Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders thereof, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as such Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority-in-interest of the participating Holders. (ii) The Company shall obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event that a Registration is an underwritten offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders.

3.1.10    Listing. The Company shall use its reasonable best efforts to cause all Registrable Securities included in any Registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to the Holders of a majority-in-interest of the Registrable Securities included in such Registration.

3.1.11    Transfer Agent. The Company shall provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of the Registration Statement.

3.1.12    Misstatements. The Company shall notify the Holders at any time when a prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration

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Statement or prospectus, or necessary to make the statements therein in the light of the circumstances under which they were made not misleading (a “Misstatement”), and then to correct such Misstatement.

3.1.13    Road Show. If the Registration involves Registrable Securities involving gross proceeds in excess of $50,000,000, the Company shall use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” and analyst or investor presentations and such other selling or other informational meetings organized by the Underwriter that may be reasonably requested by the Underwriter in any underwritten offering, with all out-of-pocket costs and expenses incurred by the Company or such officers in connection with such attendance and participation to be paid by the Company.

3.1.14    FINRA. The Company shall cooperate with each Underwriter participating in the disposition of such Registrable Securities and Underwriters’ counsel in connection with any filings required to be made with The Financial Industry Regulatory Authority, Inc., including using commercially reasonable efforts to obtain pre-clearance and pre-approval of the Registration Statement and applicable prospectus upon filing with the Commission, if requested by any Underwriter.

3.1.15    Certificated Securities. The Company shall, in the case of certificated Registrable Securities, cooperate with the Holders and the managing Underwriters to facilitate the timely preparation and delivery of certificates (not bearing any legends) representing Registrable Securities to be sold after receiving written representations from the Holders participating in such offering that the Registrable Securities represented by the certificates so delivered by such Holders will be transferred in accordance with the Registration Statement, and enable such Registrable Securities to be in such denominations and registered in such names as such Holders or managing Underwriters may reasonably request at least two business days prior to any sale of such Registrable Securities.

3.1.16    Further Assurances. The Company shall otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2    Obligation to Suspend Distribution. Upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1.4(iv), or, in the case of a Form S-3 Shelf pursuant to Section 2.1 hereof, upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Board, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public information, each Holder whose Registrable Securities are included in any Registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Holder receives the supplemented or amended prospectus contemplated by Section 3.1.4(iv) or the restriction on the ability of “insiders” to transact in the Company’s securities is removed, as applicable, and, if so directed by the Company, each such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.

3.3    Registration Expenses. The Company shall bear all costs and expenses incurred in connection with any Registration on Form S-3 or Form S-1, effected pursuant to Section 2.1, any Demand Registration pursuant to Section 2.2 and any Piggy-Back Registration pursuant to Section 2.3 and any and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all Registration and filing fees and fees of any securities exchange on which Registrable Securities are then listed; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of the Registrable Securities); (iii) printing, messenger, telephone and delivery expenses; (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.10; (vi) Financial Industry Regulatory Authority fees; (vii) fees and

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disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1.9); (viii) the fees and expenses of any special experts retained by the Company in connection with such Registration; and (ix) the fees and expenses of one legal counsel selected by the Holders of a majority-in-interest of the Registrable Securities included in such Registration. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the Holders thereof, which underwriting discounts or selling commissions shall be borne by such Holders. Additionally, in an underwritten offering, all selling shareholders and the Company shall bear the expenses of the Underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.

3.4    Information. The Holders shall provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the Registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with the Company’s obligation to comply with federal and applicable state securities laws.

3.5    Requirements for Participation in Underwritten Offerings. No person may participate in any underwritten offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements (subject to Section 3.8.3), stock powers, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.6    Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure (as defined below) or would require the inclusion in such Registration the statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than 45 days (and in any event, not more than once in any 12 month period), determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.6. “Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of a co-Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or prospectus in order for the applicable Registration Statement or prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

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3.7    Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without Registration under the Securities Act within the limitation of the exemptions provided by Rule 144 (to the extent such exemptions are applicable to the Company), including providing any legal opinions.

3.8    Transfer Restrictions.

3.8.1    Except with respect to a Transfer to a Permitted Transferee, during the applicable Lock-up Periods, no Existing Holder or New Holder shall, directly or indirectly, (a) offer, sell, contract to sell, pledge, hypothecate, grant any option to purchase, make any short sale or otherwise dispose of or distribute, establish or increase a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (each, a “Transfer”) any (i) shares of Common Stock or any other shares of the Company’s capital stock, (ii) options or warrants to purchase any shares of Common Stock or any other shares of the Company’s capital stock or (iii) securities convertible into, exercisable for, exchangeable for or that represent the right to receive shares of Common Stock or any other shares of the Company’s capital stock, in each case, whether now owned or hereinafter acquired, that are owned directly by such Existing Holder or New Holder (including securities held as a custodian) or with respect to which such Existing Holder or New Holder has beneficial ownership within the rules and regulations of the Commission (collectively, the “Restricted Shares”). The foregoing restriction is expressly agreed to preclude each Existing Holder and New Holder from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Restricted Shares even if such Restricted Shares would be disposed of by someone other than such Existing Holder or New Holder, as applicable. Such prohibited hedging or other transactions include any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to any of the Restricted Shares of the applicable Existing Holder or New Holder or with respect to any security that includes, relates to, or derives any significant part of its value from such Restricted Shares; provided, however, that the foregoing restrictions are not intended to cover liens established in the ordinary course in favor of a broker-dealer over property held in an account with such broker-dealer generally.

3.8.2    Each Existing Holder and New Holder hereby represents and warrants that it now has and, except as contemplated by this Section 3.8.2 for the duration of the applicable Lock-up Period, will have good and marketable title to its Restricted Shares, free and clear of all liens, encumbrances, and claims that could impact the ability of such Existing Holder or New Holder, as applicable, to comply with the foregoing restrictions. Each Existing Holder and New Holder agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent against the transfer of any Restricted Shares during the applicable Lock-up Period, except in compliance with the foregoing restrictions.

3.8.3    In connection with any Underwritten Offering (other than a Block Trade), the Company and each Holder proposing to distribute their Registrable Securities through such Underwritten Offering will agree (with respect to the Registrable Securities held by such Holder) to be bound by the underwriting agreement’s lock-up restrictions (which must apply in like manner to all such Holders) that are agreed to by (a) the Company, if a majority of the shares being sold in such Underwritten Offering are being sold for its account, and (b) Holders holding a majority of the shares being sold by all Holders, if a majority of the shares being sold in such Underwritten Offering are being sold by the Holders, provided that, in no event shall any lock-up restriction

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in accordance with this Section 3.8.3 exceed a period of ninety (90) days from the date of the final Prospectus for any such Underwritten Offering.

4.	INDEMNIFICATION AND CONTRIBUTION.

4.1    Indemnification by the Company. The Company agrees to indemnify and hold harmless each Holder, and each of their respective officers, employees, affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, a “Holder Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such Registration; and the Company shall promptly reimburse the Holder Indemnified Party for any legal and any other expenses reasonably incurred by such Holder Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling Holder expressly for use therein. The Company also shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each person who controls such Underwriter on substantially the same basis as that of the indemnification provided above in this Section 4.1.

4.2    Indemnification by Holders. Each selling Holder will, in the event that any Registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling Holder, indemnify and hold harmless the Company, each of its directors and officers and each Underwriter (if any), and each other selling Holder and each other person, if any, who controls another selling Holder or such Underwriter within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling Holder expressly for use therein, and shall reimburse the Company, its directors and officers, and each other selling Holder or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling Holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to and in proportion to the amount of any net proceeds actually received by such selling Holder in such offering giving rise to such liability. Each selling Holder shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each person who controls such Underwriter to the same extent as provided in the foregoing with respect to indemnification of the Company.

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4.3    Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4    Contribution.

4.4.1    If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission and the benefits received by such Indemnified Party or such Indemnifying Party.

4.4.2    The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1. The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no Holder shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such Holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent

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misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

4.5    Survival. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party or any officer, director or controlling person of such Indemnified Party and shall survive the transfer of securities.

5.	MISCELLANEOUS.

5.1    No Other Registration Rights. The Company represents and warrants that, other than pursuant to (a) that certain Warrant Agreement, dated as of December 17, 2020, by and between Continental Stock Transfer & Trust Company and the Company and (b) those certain Subscription Agreements, dated as of [●], 2021, by and between the Company and certain persons that have become stockholders of the Company as of the date hereof in connection with the issuance of shares of Common Stock on the terms set forth therein, no person, other than a Holder of Registrable Securities, has any right to require the Company to register any shares of the Company’s capital stock for sale or to include shares of the Company’s capital stock in any Registration filed by the Company for the sale of shares of capital stock for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.2    Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part, other than with the written consent of Holders representing at least 50% of the Registrable Securities. Prior to the expiration of the Founder Shares Lock-up Period or the Private Placement Lock-up Period, as the case may be, no Existing Holder who is subject to such Lock-up Period and, prior to the expiration of the New Holder Lock-up Period, no New Holder who is subject to such Lock-up Period, may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, in violation of the applicable restrictions in effect during such Lock-up Period, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and the permitted assigns of the Holder or of any assignee of the Holder, which shall include Permitted Transferees. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 5.2. No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3    Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, transmitted by hand delivery or transmitted by electronic mail, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by electronic mail (provided no “bounce back” or similar notice of non-delivery is received); provided, that if such service or transmission is not on a business day or is after normal business hours, then such notice shall be deemed given on the next business day. Notice otherwise sent as provided herein shall be deemed given on the next business day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

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To the Company:

Enjoy Technology, Inc. 3240 Hillview Ave

Palo Alto, CA 94304 Attn: Chief Executive Officer and Chief Legal Officer

To the Sponsor, to:

Marquee Raine Acquisition Sponsor LP 65 East 55th Street, 24th Floor New York, NY 10022 Attn: Joseph Beyrouty

To any other Holder, to such Holder’s address as set forth in the books and records of the Company.

5.4    Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

5.5    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

5.6    Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

5.7    Modifications and Amendments. Upon the written consent of the Company and the Holders of at least sixty-six and two-thirds (66 2/3%) of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects either the Existing Holders as a group or the New Holders as a group, respectively, in a manner that is materially adversely different from the other Holders, shall require the consent of at least a majority in interest of the Registrable Securities held by the Existing Holders or New Holders, as applicable, at the time in question; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a Holder, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected; provided, further, that notwithstanding the foregoing, no amendment hereto or waiver hereof that has the effect of extending the Lock-up Period applicable to any particular Holder shall be enforceable against, or effective with respect to, such Holder without such Holder’s written consent. No course of dealing between any Holders or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.8    Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

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5.9    Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

5.10    Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

5.11    Governing Law. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed within the State of New York, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.

5.12    Waiver of Trial by Jury. Each party hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement, the transactions contemplated hereby, or the actions of the Sponsor in the negotiation, administration, performance or enforcement hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties have caused this Amended and Restated Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

NEW HOLDERS	COMPANY

[●] By:	ENJOY TECHNOLOGY, INC. (F/K/A MARQUEE RAINE ACQUISITION CORP.)
Name:
Title:	By:
Name:
Title:

EXISTING HOLDERS

[●] By:	MARQUEE RAINE ACQUISITION SPONSOR LP
Name:
Title:	Acting by its general partner, Marquee Raine Acquisition Sponsor GP Ltd.

By:
Name:
Title:

[●] By:
Name:	THOMAS FRESTON

Title:
MATTHEW MALONEY

ASSIA GRAZIOLI VENIER

[Signature Page to Amended and Restated Registration Rights Agreement]

EXHIBIT D

FORM OF INCENTIVE EQUITY PLAN

Exhibit D

FINAL FORM

ENJOY TECHNOLOGY, INC.

2021 EQUITY INCENTIVE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: [                ], 2021

APPROVED BY THE STOCKHOLDERS: [                ], 2021

1.	GENERAL.

(a)    Plan Purpose. The Company, by means of the Plan, seeks to secure and retain the services of Employees, Directors and Consultants, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.

(b)    Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; (vi) Performance Awards; and (vii) Other Awards.

(c)    Adoption Date; Effective Date. The Plan will come into existence on the Adoption Date, but no Award may be granted prior to the Effective Date.

2.	SHARES SUBJECT TO THE PLAN.

(a)    Share Reserve. Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed [●] shares (equal to 8% of the shares of Fully-Diluted Common Stock as of immediately following closing of the transactions contemplated by the Merger Agreement). In addition, subject to any adjustments as necessary to implement any Capitalization Adjustments, such aggregate number of shares of Common Stock will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to five percent (5%) of the Fully-Diluted Common Stock on December 31 of the preceding year; provided, however, that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock.

(b)    Aggregate Incentive Stock Option Limit. Notwithstanding anything to the contrary in Section 2(a) and subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is [●] shares.

(c)    Share Reserve Operation.

(i)    Limit Applies to Common Stock Issued Pursuant to Awards. For clarity, the Share Reserve is a limit on the number of shares of Common Stock that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy its obligations to issue shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.

(ii)    Actions that Do Not Constitute Issuance of Common Stock and Do Not Reduce Share Reserve. The following actions do not result in an issuance of shares under the Plan and accordingly do not reduce the number of shares subject to the Share Reserve and available for issuance under the Plan: (1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued, (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than Common Stock), (3) the withholding of shares that would otherwise be issued by the Company to satisfy the exercise, strike or purchase price of an Award; or (4) the withholding of shares that would otherwise be issued by the Company to satisfy a tax withholding obligation in connection with an Award.

(iii)    Reversion of Previously Issued Shares of Common Stock to Share Reserve. The following shares of Common Stock previously issued pursuant to an Award and accordingly initially deducted from the Share Reserve will be added back to the Share Reserve and again become available for issuance under the Plan: (1) any shares that are forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares; (2) any shares that are reacquired by the Company to satisfy the exercise, strike or purchase price of an Award; and (3) any shares that are reacquired by the Company to satisfy a tax withholding obligation in connection with an Award.

3.	ELIGIBILITY AND LIMITATIONS.

(a)    Eligible Award Recipients. Subject to the terms of the Plan, Employees, Directors and Consultants are eligible to receive Awards.

(b)    Specific Award Limitations.

(i)    Limitations on Incentive Stock Option Recipients. Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).

(ii)    Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(iii)    Limitations on Incentive Stock Options Granted to Ten Percent Stockholders. A Ten Percent Stockholder may not be granted an Incentive Stock Option unless (i) the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant of such Option and (ii) the Option is not exercisable after the expiration of five years from the date of grant of such Option.

(iv)    Limitations on Nonstatutory Stock Options and SARs. Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants unless the stock underlying such Awards is treated as “service recipient stock” under Section 409A or unless such Awards otherwise comply with the requirements of Section 409A.

(c)    Aggregate Incentive Stock Option Limit. The aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is the number of shares specified in Section 2(b).

(d)    Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director with respect to any calendar year, including Awards granted and cash fees paid by the Company to such Non-Employee Director, will not exceed (i) [$750,000] in total value or (ii) in the event such Non-Employee Director is first appointed or elected to the Board during such calendar year, [$1,000,000] in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes. The limitations in this Section 3(d) shall apply commencing with the first calendar year that begins following the Effective Date.

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4.	OPTIONS AND STOCK APPRECIATION RIGHTS.

Each Option and SAR will have such terms and conditions as determined by the Board. Each Option will be designated in writing as an Incentive Stock Option or Nonstatutory Stock Option at the time of grant; provided, however, that if an Option is not so designated or if an Option designated as an Incentive Stock Option fails to qualify as an Incentive Stock Option, then such Option will be a Nonstatutory Stock Option, and the shares purchased upon exercise of each type of Option will be separately accounted for. Each SAR will be denominated in shares of Common Stock equivalents. The terms and conditions of separate Options and SARs need not be identical; provided, however, that each Option Agreement and SAR Agreement will conform (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(a)    Term. Subject to Section 3(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.

(b)    Exercise or Strike Price. Subject to Section 3(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will not be less than 100% of the Fair Market Value on the date of grant of such Award. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.

(c)    Exercise Procedure and Payment of Exercise Price for Options. In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the Option Agreement or otherwise provided by the Company. The Board has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Board, by one or more of the following methods of payment to the extent set forth in the Option Agreement:

(i)    by cash or check, bank draft or money order payable to the Company;

(ii)    pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;

(iii)    by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) at the time of exercise the Common Stock is publicly traded, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (3) such delivery would not violate any Applicable Law or agreement restricting the redemption of the Common Stock, (4) any certificated shares are endorsed or accompanied by an executed assignment separate from certificate, and (5) such shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;

(iv)    if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the exercise price,

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provided that (1) such shares used to pay the exercise price will not be exercisable thereafter and (2) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment; or

(v)    in any other form of consideration that may be acceptable to the Board and permissible under Applicable Law.

(d)    Exercise Procedure and Payment of Appreciation Distribution for SARs. In order to exercise any SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the SAR Agreement. The appreciation distribution payable to a Participant upon the exercise of a SAR will not be greater than an amount equal to the excess of (i) the aggregate Fair Market Value on the date of exercise of a number of shares of Common Stock equal to the number of Common Stock equivalents that are vested and being exercised under such SAR, over (ii) the strike price of such SAR. Such appreciation distribution may be paid to the Participant in the form of Common Stock or cash (or any combination of Common Stock and cash) or in any other form of payment, as determined by the Board and specified in the SAR Agreement.

(e)    Transferability. Options and SARs may not be transferred to third party financial institutions for value. The Board may impose such additional limitations on the transferability of an Option or SAR as it determines. In the absence of any such determination by the Board, the following restrictions on the transferability of Options and SARs will apply, provided that except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration and provided, further, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer:

(i)    Restrictions on Transfer. An Option or SAR will not be transferable, except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may permit transfer of an Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request, including to a trust if the Participant is considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable state law) while such Option or SAR is held in such trust, provided that the Participant and the trustee enter into a transfer and other agreements required by the Company.

(ii)    Domestic Relations Orders. Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to a domestic relations order.

(f)    Vesting. The Board may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Options and SARs will cease upon termination of the Participant’s Continuous Service.

(g)    Termination of Continuous Service for Cause. Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs will terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service and the Participant will have no further right, title or interest in such forfeited Award, the shares of Common Stock subject to the forfeited Award, or any consideration in respect of the forfeited Award.

(h)    Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than Cause. Subject to Section 4(i), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within the following period of time or, if applicable, such other period of time provided in the Award Agreement or other

4

written agreement between a Participant and the Company or an Affiliate; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)):

(i)    three months following the date of such termination if such termination is a termination without Cause (other than any termination due to the Participant’s Disability or death);

(ii)    12 months following the date of such termination if such termination is due to the Participant’s Disability;

(iii)    18 months following the date of such termination if such termination is due to the Participant’s death; or

(iv)    18 months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (i) or (ii) above).

Following the date of such termination, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in the terminated Award, the shares of Common Stock subject to the terminated Award, or any consideration in respect of the terminated Award.

(i)    Restrictions on Exercise; Extension of Exercisability. A Participant may not exercise an Option or SAR at any time that the issuance of shares of Common Stock upon such exercise would violate Applicable Law. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the last thirty days of the applicable Post-Termination Exercise Period: (i) the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate Applicable Law, or (ii) the immediate sale of any shares of Common Stock issued upon such exercise would violate the Company’s Trading Policy, then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions); provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)).

(j)    Non-Exempt Employees. No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any shares of Common Stock until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a Corporate Transaction in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This Section 4(j) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.

(k)    Whole Shares. Options and SARs may be exercised only with respect to whole shares of Common Stock or their equivalents.

5.	AWARDS OTHER THAN OPTIONS AND STOCK APPRECIATION RIGHTS.

(a)    Restricted Stock Awards and RSU Awards. Each Restricted Stock Award and RSU Award will have such terms and conditions as determined by the Board; provided, however, that each Restricted Stock Award

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Agreement and RSU Award Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(i)    Form of Award.

(1)    Restricted Stock Awards: To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock subject to a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until such shares become vested or any other restrictions lapse, or (ii) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. Unless otherwise determined by the Board, a Participant will have voting and other rights as a stockholder of the Company with respect to any shares subject to a Restricted Stock Award.

(2)    RSU Awards: An RSU Award represents a Participant’s right to be issued on a future date the number of shares of Common Stock that is equal to the number of restricted stock units subject to the RSU Award. As a holder of an RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company’s unfunded obligation, if any, to issue shares of Common Stock in settlement of such Award and nothing contained in the Plan or any RSU Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person. A Participant will not have voting or any other rights as a stockholder of the Company with respect to any RSU Award (unless and until shares are actually issued in settlement of a vested RSU Award).

(ii)    Consideration.

(1)    Restricted Stock Awards: A Restricted Stock Award may be granted in consideration for (A) cash or check, bank draft or money order payable to the Company, (B) services to the Company or an Affiliate, or (C) any other form of consideration as the Board may determine and permissible under Applicable Law.

(2)    RSU Awards: Unless otherwise determined by the Board at the time of grant, an RSU Award will be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance of any shares of Common Stock pursuant to the RSU Award. If, at the time of grant, the Board determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance of any shares of Common Stock in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Board may determine and permissible under Applicable Law.

(iii)    Vesting. The Board may impose such restrictions on or conditions to the vesting of a Restricted Stock Award or RSU Award as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Stock Awards and RSU Awards will cease upon termination of the Participant’s Continuous Service.

(iv)    Termination of Continuous Service. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason, (i) the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant under his or her Restricted Stock Award that have not vested as of the date of such termination as set forth in the Restricted Stock Award Agreement and the Participant will have no further right, title or interest in the Restricted Stock Award, the shares of Common Stock subject to the Restricted Stock Award, or any consideration in respect of the Restricted Stock Award and (ii) any portion of his or her RSU Award that has not vested will be forfeited upon such termination and the Participant will have no further right, title or interest in the RSU Award, the shares of Common Stock issuable pursuant to the RSU Award, or any consideration in respect of the RSU Award.

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(v)    Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to a Restricted Stock Award or RSU Award, as determined by the Board and specified in the Award Agreement.

(vi)    Settlement of RSU Awards. An RSU Award may be settled by the issuance of shares of Common Stock or cash (or any combination thereof) or in any other form of payment, as determined by the Board and specified in the RSU Award Agreement. At the time of grant, the Board may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award.

(b)    Performance Awards. With respect to any Performance Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, the other terms and conditions of such Award, and the measure of whether and to what degree such Performance Goals have been attained will be determined by the Board.

(c)    Other Awards. Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof, may be granted either alone or in addition to Awards provided for under Section 4 and the preceding provisions of this Section 5. Subject to the provisions of the Plan, the Board will have sole and complete discretion to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards.

6.	ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

(a)    Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of Common Stock subject to the Plan and the maximum number of shares by which the Share Reserve may annually increase pursuant to Section 2(a), (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 2(b), and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of Common Stock subject to outstanding Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional shares of Common Stock shall be created in order to implement any Capitalization Adjustment. The Board shall determine an appropriate equivalent benefit, if any, for any fractional shares or rights to fractional shares that might be created by the adjustments referred to in the preceding provisions of this Section.

(b)    Dissolution or Liquidation. Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service; provided, however, that the Board may determine to cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c)    Corporate Transaction. The following provisions will apply to Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of an Award.

(i)    Awards May Be Assumed. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any

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or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an Award, or may choose to assume or continue the Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Board.

(ii)    Awards Held by Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective time of the Corporate Transaction), and such Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Corporate Transaction). With respect to the vesting of Performance Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the Award Agreement, the vesting of such Performance Awards will accelerate at 100% of the target level upon the occurrence of the Corporate Transaction in which the Awards are not assumed in accordance with Section 6(c)(i). With respect to the vesting of Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Corporate Transaction or such later date as required to comply with Section 409A of the Code.

(iii)    Awards Held by Persons other than Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Awards will terminate if not exercised (if applicable) prior to the occurrence of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv)    Payment for Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event an Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Award may not exercise such Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Participant would have received upon the exercise of the Award (including, at the discretion of the Board, any unvested portion of such Award), over (2) any exercise price payable by such holder in connection with such exercise.

(d)    Appointment of Stockholder Representative. As a condition to the receipt of an Award under this Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.

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(e)    No Restriction on Right to Undertake Transactions. The grant of any Award under the Plan and the issuance of shares pursuant to any Award does not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, rights or options to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

7.	ADMINISTRATION.

(a)    Administration by Board. The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in subsection (c) below.

(b)    Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)    To determine from time to time: (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types of Award will be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Common Stock or other payment pursuant to an Award; (5) the number of shares of Common Stock or cash equivalent with respect to which an Award will be granted to each such person; (6) the Fair Market Value applicable to an Award; and (7) the terms of any Performance Award that is not valued in whole or in part by reference to, or otherwise based on, the Common Stock, including the amount of cash payment or other property that may be earned and the timing of payment.

(ii)    To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient to make the Plan or Award fully effective.

(iii)    To settle all controversies regarding the Plan and Awards granted under it.

(iv)    To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest.

(v)    To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Corporate Transaction, for reasons of administrative convenience.

(vi)    To suspend or terminate the Plan at any time. Suspension or termination of the Plan will not Materially Impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vii)    To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that stockholder approval will be required for any amendment to the extent required by Applicable Law. Except as provided above, rights under any Award granted before amendment of the Plan will not be Materially Impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

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(viii)    To submit any amendment to the Plan for stockholder approval.

(ix)    To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(x)    Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(xi)    To adopt such procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant foreign jurisdiction).

(xii)     To effect, at any time and from time to time, subject to the consent of any Participant whose Award is Materially Impaired by such action, (1) the reduction of the exercise price (or strike price) of any outstanding Option or SAR; (2) the cancellation of any outstanding Option or SAR and the grant in substitution therefor of (A) a new Option, SAR, Restricted Stock Award, RSU Award or Other Award, under the Plan or another equity plan of the Company, covering the same or a different number of shares of Common Stock, (B) cash and/or (C) other valuable consideration (as determined by the Board); or (3) any other action that is treated as a repricing under generally accepted accounting principles.

(c)    Delegation to Committee.

(i)    General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each Committee may retain the authority to concurrently administer the Plan with Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated. The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii)    Rule 16b-3 Compliance. To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee that consists solely of two or more Non- Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee meeting such requirements to the extent necessary for such exemption to remain available.

(d)    Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board or any Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

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(e)     Delegation to an Officer. The Board or any Committee may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by Applicable Law, other types of Awards) and, to the extent permitted by Applicable Law, the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such Employees; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value.

8.	TAX WITHHOLDING

(a)    Withholding Authorization. As a condition to acceptance of any Award under the Plan, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agrees to make adequate provision for (including), any sums required to satisfy any U.S. federal, state, local and/or foreign tax or social insurance contribution withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise, vesting or settlement of such Award, as applicable. Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue shares of Common Stock subject to an Award, unless and until such obligations are satisfied.

(b)    Satisfaction of Withholding Obligation. To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any U.S. federal, state, local and/or foreign tax or social insurance withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) by allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board, or (vi) by such other method as may be set forth in the Award Agreement.

(c)    No Obligation to Notify or Minimize Taxes; No Liability to Claims. Except as required by Applicable Law the Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award. As a condition to accepting an Award under the Plan, each Participant (i) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so. Additionally, each Participant acknowledges any Option or SAR granted under the Plan is exempt from Section 409A only if the exercise or strike price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award. Additionally, as a condition to accepting an Option or SAR granted under the Plan, each Participant agrees not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that such exercise price or strike price is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the Internal Revenue Service.

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(d)    Withholding Indemnification. As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.

9.	MISCELLANEOUS.

(a)    Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

(b)    Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.

(c)    Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

(d)    Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until (i) such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Award is reflected in the records of the Company.

(e)    No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate at will and without regard to any future vesting opportunity that a Participant may have with respect to any Award (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state or foreign jurisdiction in which the Company or the Affiliate is incorporated, as the case may be. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.

(f)    Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board may determine, to the extent permitted by Applicable Law, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

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(g)    Execution of Additional Documents. As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.

(h)    Electronic Delivery and Participation. Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

(i)    Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntary terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

(j)    Securities Law Compliance. A Participant will not be issued any shares in respect of an Award unless either (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Each Award also must comply with other Applicable Law governing the Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with Applicable Law.

(k)    Transfer or Assignment of Awards; Issued Shares. Except as expressly provided in the Plan or the form of Award Agreement, Awards granted under the Plan may not be transferred or assigned by the Participant. After the vested shares subject to an Award have been issued, or in the case of Restricted Stock and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Trading Policy and Applicable Law.

(l)    Effect on Other Employee Benefit Plans. The value of any Award granted under the Plan, as determined upon grant, vesting or settlement, shall not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

(m)    Deferrals. To the extent permitted by Applicable Law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Participants. Deferrals will be made in accordance with the requirements of Section 409A.

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(n)    Section 409A. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.

(o)    Choice of Law. This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware.

10.	COVENANTS OF THE COMPANY.

(a)    Compliance with Law. The Company will seek to obtain from each regulatory commission or agency, as may be deemed to be necessary, having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise or vesting of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Common Stock pursuant to the Award if such grant or issuance would be in violation of any Applicable Law.

11.	ADDITIONAL RULES FOR AWARDS SUBJECT TO SECTION 409A.

(a)    Application. Unless the provisions of this Section of the Plan are expressly superseded by the provisions in the form of Award Agreement, the provisions of this Section shall apply and shall supersede anything to the contrary set forth in the Award Agreement for a Non-Exempt Award.

(b)    Non-Exempt Awards Subject to Non-Exempt Severance Arrangements. To the extent a Non-Exempt Award is subject to Section 409A due to application of a Non-Exempt Severance Arrangement, the following provisions of this subsection (b) apply.

(i)    If the Non-Exempt Award vests in the ordinary course during the Participant’s Continuous Service in accordance with the vesting schedule set forth in the Award Agreement, and does not accelerate vesting under the terms of a Non-Exempt Severance Arrangement, in no event will the shares be issued in respect of such Non-Exempt Award any later than the later of: (i) December 31st of the calendar year that includes the applicable vesting date, or (ii) the 60th day that follows the applicable vesting date.

(ii)    If vesting of the Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with the Participant’s Separation from Service, and such vesting acceleration

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provisions were in effect as of the date of grant of the Non-Exempt Award and, therefore, are part of the terms of such Non-Exempt Award as of the date of grant, then the shares will be earlier issued in settlement of such Non-Exempt Award upon the Participant’s Separation from Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of the Participant’s Separation from Service. However, if at the time the shares would otherwise be issued the Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of such Participant’s Separation from Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iii)    If vesting of a Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with a Participant’s Separation from Service, and such vesting acceleration provisions were not in effect as of the date of grant of the Non-Exempt Award and, therefore, are not a part of the terms of such Non-Exempt Award on the date of grant, then such acceleration of vesting of the Non-Exempt Award shall not accelerate the issuance date of the shares, but the shares shall instead be issued on the same schedule as set forth in the Grant Notice as if they had vested in the ordinary course during the Participant’s Continuous Service, notwithstanding the vesting acceleration of the Non-Exempt Award. Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treasury Regulations Section 1.409A-3(a)(4).

(c)    Treatment of Non-Exempt Awards Upon a Corporate Transaction for Employees and Consultants. The provisions of this subsection (c) shall apply and shall supersede anything to the contrary set forth in the Plan with respect to the permitted treatment of any Non-Exempt Award in connection with a Corporate Transaction if the Participant was either an Employee or Consultant upon the applicable date of grant of the Non-Exempt Award.

(i)    Vested Non-Exempt Awards. The following provisions shall apply to any Vested Non-Exempt Award in connection with a Corporate Transaction:

(1)    If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Vested Non-Exempt Award. Upon the Section 409A Change in Control the settlement of the Vested Non-Exempt Award will automatically be accelerated and the shares will be immediately issued in respect of the Vested Non-Exempt Award. Alternatively, the Company may instead provide that the Participant will receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control.

(2)    If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute each Vested Non-Exempt Award. The shares to be issued in respect of the Vested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of the Fair Market Value of the shares made on the date of the Corporate Transaction.

(ii)    Unvested Non-Exempt Awards. The following provisions shall apply to any Unvested Non-Exempt Award unless otherwise determined by the Board pursuant to subsection (e) of this Section.

(1)    In the event of a Corporate Transaction, the Acquiring Entity shall assume, continue or substitute any Unvested Non-Exempt Award. Unless otherwise determined by the Board, any Unvested Non-Exempt Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of any Unvested Non-Exempt

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Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value of the shares made on the date of the Corporate Transaction.

(2)    If the Acquiring Entity will not assume, substitute or continue any Unvested Non-Exempt Award in connection with a Corporate Transaction, then such Award shall automatically terminate and be forfeited upon the Corporate Transaction with no consideration payable to any Participant in respect of such forfeited Unvested Non-Exempt Award. Notwithstanding the foregoing, to the extent permitted and in compliance with the requirements of Section 409A, the Board may in its discretion determine to elect to accelerate the vesting and settlement of the Unvested Non-Exempt Award upon the Corporate Transaction, or instead substitute a cash payment equal to the Fair Market Value of such shares that would otherwise be issued to the Participant, as further provided in subsection (e)(ii) below. In the absence of such discretionary election by the Board, any Unvested Non-Exempt Award shall be forfeited without payment of any consideration to the affected Participants if the Acquiring Entity will not assume, substitute or continue the Unvested Non-Exempt Awards in connection with the Corporate Transaction.

(3)    The foregoing treatment shall apply with respect to all Unvested Non-Exempt Awards upon any Corporate Transaction, and regardless of whether or not such Corporate Transaction is also a Section 409A Change in Control.

(d)    Treatment of Non-Exempt Awards Upon a Corporate Transaction for Non-Employee Directors. The following provisions of this subsection (d) shall apply and shall supersede anything to the contrary that may be set forth in the Plan with respect to the permitted treatment of a Non-Exempt Director Award in connection with a Corporate Transaction.

(i)    If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Non-Exempt Director Award. Upon the Section 409A Change in Control the vesting and settlement of any Non-Exempt Director Award will automatically be accelerated and the shares will be immediately issued to the Participant in respect of the Non-Exempt Director Award. Alternatively, the Company may provide that the Participant will instead receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control pursuant to the preceding provision.

(ii)    If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute the Non-Exempt Director Award. Unless otherwise determined by the Board, the Non-Exempt Director Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of the Non-Exempt Director Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value made on the date of the Corporate Transaction.

(e)    If the RSU Award is a Non-Exempt Award, then the provisions in this Section 11(e) shall apply and supersede anything to the contrary that may be set forth in the Plan or the Award Agreement with respect to the permitted treatment of such Non-Exempt Award:

(i)    Any exercise by the Board of discretion to accelerate the vesting of a Non-Exempt Award shall not result in any acceleration of the scheduled issuance dates for the shares in respect of the Non-Exempt Award

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unless earlier issuance of the shares upon the applicable vesting dates would be in compliance with the requirements of Section 409A.

(ii)    The Company explicitly reserves the right to earlier settle any Non-Exempt Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in Treasury Regulations Section 1.409A-3(j)(4)(ix).

(iii)    To the extent the terms of any Non-Exempt Award provide that it will be settled upon a Change in Control or Corporate Transaction, to the extent it is required for compliance with the requirements of Section 409A, the Change in Control or Corporate Transaction event triggering settlement must also constitute a Section 409A Change in Control. To the extent the terms of a Non-Exempt Award provides that it will be settled upon a termination of employment or termination of Continuous Service, to the extent it is required for compliance with the requirements of Section 409A, the termination event triggering settlement must also constitute a Separation From Service. However, if at the time the shares would otherwise be issued to a Participant in connection with a “separation from service” such Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of the Participant’s Separation From Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iv)    The provisions in this subsection (e) for delivery of the shares in respect of the settlement of an RSU Award that is a Non-Exempt Award are intended to comply with the requirements of Section 409A so that the delivery of the shares to the Participant in respect of such Non-Exempt Award will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.

12.	SEVERABILITY.

If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

13.	TERMINATION OF THE PLAN.

The Board may suspend or terminate the Plan at any time. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of: (i) the Adoption Date, or (ii) the date the Plan is approved by the Company’s stockholders. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

14.	DEFINITIONS.

As used in the Plan, the following definitions apply to the capitalized terms indicated below:

(a)    “Acquiring Entity” means the surviving or acquiring corporation (or its parent company) in connection with a Corporate Transaction.

(b)    “Adoption Date” means the date the Plan is first approved by the Board or Compensation Committee.

(c)    “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

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(d)    “Applicable Law” means any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority).

(e)    “Award” means any right to receive Common Stock, cash or other property granted under the Plan (including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, an RSU Award, a SAR, a Performance Award or any Other Award).

(f)    “Award Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an Award. The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided, including through electronic means, to a Participant along with the Grant Notice.

(g)    “Board” means the Board of Directors of the Company (or its designee). Any decision or determination made by the Board shall be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination shall be final and binding on all Participants

(h)    “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(i)    “Cause” has the meaning ascribed to such term in any written agreement between a Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) the Participant’s dishonest statements or acts with respect to the Company or any Affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business; (ii) the Participant’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) the Participant’s failure to perform the Participant’s assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the Participant by the Company; (iv) the Participant’s gross negligence, willful misconduct or insubordination with respect to the Company or any Affiliate of the Company; or (v) the Participant’s material violation of any provision of any agreement(s) between the Participant and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Board with respect to Participants who are executive officers of the Company and by the Company’s Chief Executive Officer with respect to Participants who are not executive officers of the Company. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(j)    “Change in Control” or “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)    any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other

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than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii)    there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the Acquiring Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the Acquiring Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)    there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(iv)    individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) with respect to any nonqualified deferred compensation that becomes payable on account of the Change in Control, the transaction or event described in clause (i), (ii), (iii), or (iv) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.

(k)    “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(l)    “Committee” means the Compensation Committee and any other committee of one or more Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with the Plan.

(m)    “Common Stock” means the common stock of the Company.

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(n)    “Company” means Enjoy Technology, Inc. a Delaware corporation.

(o)    “Compensation Committee” means the Compensation Committee of the Board.

(p)    “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(q)    “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).

(r)    “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)    a sale or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company and its Subsidiaries;

(ii)    a sale or other disposition of at least 50% of the outstanding securities of the Company;

(iii)    a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)    a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Corporate Transaction shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Corporate Transaction (or any analogous term) in an individual

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written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Corporate Transaction or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) with respect to any nonqualified deferred compensation that becomes payable on account of the Corporate Transaction, the transaction or event described in clause (i), (ii), (iii), or (iv) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.

(s)    “Director” means a member of the Board.

(t)    “determine” or “determined” means as determined by the Board or the Committee (or its designee) in its sole discretion.

(u)    “Disability” means, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(v)    “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Merger Agreement, provided that this Plan is approved by the Company’s stockholders prior to such date.

(w)    “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(x)    “Employer” means the Company or the Affiliate of the Company that employs the Participant.

(y)    “Entity” means a corporation, partnership, limited liability company or other entity.

(z)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(aa)    “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company, or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(bb)    “Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Common Stock (as determined on a per share or aggregate basis, as applicable) determined as follows:

(i)    If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

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(ii)    If there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.

(iii)    In the absence of such markets for the Common Stock, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(cc)    “Fully-Diluted Common Stock” means, as of any date, the aggregate number of (i) shares of Common Stock issued and outstanding and (ii) securities convertible into or exercisable for shares of Common Stock (whether vested or unvested).

(dd)    “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).

(ee)    “Grant Notice” means the notice provided to a Participant that he or she has been granted an Award under the Plan and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of shares of Common Stock subject to the Award or potential cash payment right, (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.

(ff)    “Incentive Stock Option” means an option granted pursuant to Section 4 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(gg)    “Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option or SAR that may be exercised, (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code, (iii) to change the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code, (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A, or (v) to comply with other Applicable Laws.

(hh)    “Merger Agreement” means that certain Agreement and Plan of Merger by and among Marquee Raine Acquisition Corp., MRAC Merger Sub Corp. and Enjoy Technology Inc., dated as of April [●], 2021.

(ii)    “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K, or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

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(jj)    “Non-Exempt Award” means any Award that is subject to, and not exempt from, Section 409A, including as the result of (i) a deferral of the issuance of the shares subject to the Award which is elected by the Participant or imposed by the Company, or (ii) the terms of any Non-Exempt Severance Agreement.

(kk)    “Non-Exempt Director Award” means a Non-Exempt Award granted to a Participant who was a Director but not an Employee on the applicable grant date.

(ll)    “Non-Exempt Severance Arrangement” means a severance arrangement or other agreement between the Participant and the Company that provides for acceleration of vesting of an Award and issuance of the shares in respect of such Award upon the Participant’s termination of employment or separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (and without regard to any alternative definition thereunder) (“Separation from Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4), 1.409A-1(b)(9) or otherwise.

(mm)    “Nonstatutory Stock Option” means any option granted pursuant to Section 4 of the Plan that does not qualify as an Incentive Stock Option.

(nn)    “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(oo)    “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(pp)    “Option Agreement” means a written or electronic agreement between the Company and the Optionholder evidencing the terms and conditions of the Option grant. The Option Agreement includes the Grant Notice for the Option and the agreement containing the written summary of the general terms and conditions applicable to the Option and which is provided, including through electronic means, to a Participant along with the Grant Notice. Each Option Agreement will be subject to the terms and conditions of the Plan.

(qq)    “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(rr)    “Other Award” means an award valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value at the time of grant) that is not an Incentive Stock Option, Nonstatutory Stock Option, SAR, Restricted Stock Award, RSU Award or Performance Award.

(ss)    “Other Award Agreement” means a written or electronic agreement between the Company and a holder of an Other Award evidencing the terms and conditions of an Other Award grant. Each Other Award Agreement will be subject to the terms and conditions of the Plan.

(tt)    “Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(uu)    “Participant” means an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

(vv)    “Performance Award” means an Award that may vest or may be exercised or a cash award that may vest or become earned and paid contingent upon the attainment during a Performance Period of certain

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Performance Goals and which is granted under the terms and conditions of Section 5(b) pursuant to such terms as are approved by the Board. In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Board may determine that cash or other property may be used in payment of Performance Awards. Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Common Stock.

(ww)     “Performance Criteria” means the one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: earnings (including earnings per share and net earnings); earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; total stockholder return; return on equity or average stockholder’s equity; return on assets, investment, or capital employed; stock price; margin (including gross margin); income (before or after taxes); operating income; operating income after taxes; pre-tax profit; operating cash flow; sales or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; customer satisfaction; stockholders’ equity; capital expenditures; debt levels; operating profit or net operating profit; workforce diversity; growth of net income or operating income; billings; financing; regulatory milestones; stockholder liquidity; corporate governance and compliance; intellectual property; personnel matters; progress of internal research; progress of partnered programs; partner satisfaction; budget management; partner or collaborator achievements; internal controls, including those related to the Sarbanes-Oxley Act of 2002; investor relations, analysts and communication; implementation or completion of projects or processes; employee retention; number of users, including unique users; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with respect to the marketing, distribution and sale of the Company’s products; supply chain achievements; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; individual performance goals; corporate development and planning goals; and other measures of performance selected by the Board or Committee whether or not listed herein.

(xx)    “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board may establish or provide for other adjustment items in the Award Agreement at the time the Award is granted or in such other document setting forth the Performance Goals at the time the Performance Goals are established. In addition, the Board retains the discretion to reduce or eliminate the compensation or

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economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement or the written terms of a Performance Cash Award.

(yy)    “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting or exercise of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(zz)    “Plan” means this Enjoy Technology, Inc. 2021 Equity Incentive Plan.

(aaa)    “Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day to day operations of the Plan and the Company’s other equity incentive programs.

(bbb)    “Post-Termination Exercise Period” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as specified in Section 4(h).

(ccc)    “Restricted Stock Award” or “RSA” means an Award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

(ddd)    “Restricted Stock Award Agreement” means a written or electronic agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. The Restricted Stock Award Agreement includes the Grant Notice for the Restricted Stock Award and the agreement containing the written summary of the general terms and conditions applicable to the Restricted Stock Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.

(eee)    “RSU Award” or “RSU” means an Award of restricted stock units representing the right to receive an issuance of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

(fff)    “RSU Award Agreement” means a written or electronic agreement between the Company and a holder of an RSU Award evidencing the terms and conditions of an RSU Award. The RSU Award Agreement includes the Grant Notice for the RSU Award and the agreement containing the written summary of the general terms and conditions applicable to the RSU Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each RSU Award Agreement will be subject to the terms and conditions of the Plan.

(ggg)    “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(hhh)    “Rule 405” means Rule 405 promulgated under the Securities Act.

(iii)    “Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder.

(jjj)    “Section 409A Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(kkk)    “Securities Act” means the Securities Act of 1933, as amended.

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(lll)    “Share Reserve” means the number of shares available for issuance under the Plan as set forth in Section 2(a).

(mmm)    “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 4.

(nnn)    “SAR Agreement” means a written or electronic agreement between the Company and a holder of a SAR evidencing the terms and conditions of a SAR grant. The SAR Agreement includes the Grant Notice for the SAR and the agreement containing the written summary of the general terms and conditions applicable to the SAR and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each SAR Agreement will be subject to the terms and conditions of the Plan.

(ooo)    “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

(ppp)    “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.

(qqq)    “Trading Policy” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber Company shares, as in effect from time to time.

(rrr)    “Unvested Non-Exempt Award” means the portion of any Non-Exempt Award that had not vested in accordance with its terms upon or prior to the date of any Corporate Transaction.

(sss)    “Vested Non-Exempt Award” means the portion of any Non-Exempt Award that had vested in accordance with its terms upon or prior to the date of a Corporate Transaction.

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EXHIBIT E

FORM OF EMPLOYEE STOCK PURCHASE PLAN

Exhibit E

FINAL FORM

ENJOY TECHNOLOGY, INC.

2021 EMPLOYEE STOCK PURCHASE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: [                ], 2021

APPROVED BY THE STOCKHOLDERS: [                ], 2021

1.	GENERAL; PURPOSE.

(a)    The Plan provides a means by which Eligible Employees of the Company and certain Designated Companies may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan. In addition, the Plan permits the Company to grant a series of Purchase Rights to Eligible Employees that do not meet the requirements of an Employee Stock Purchase Plan.

(b)    The Plan includes two components: a 423 Component and a Non-423 Component. The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as an Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code. Except as otherwise provided in the Plan or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

(c)    The Company, by means of the Plan, seeks to retain the services of Eligible Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.

2.	ADMINISTRATION.

(a)    The Board or the Committee will administer the Plan. References herein to the Board shall be deemed to refer to the Committee except where context dictates otherwise.

(b)    The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)    To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).

(ii)    To designate from time to time (A) which Related Corporations will be eligible to participate in the Plan as Designated 423 Corporations, (B) which Related Corporations or Affiliates will be eligible to participate in the Plan as Designated Non-423 Corporations, and (C) which Designated Companies will participate in each separate Offering (to the extent that the Company makes separate Offerings).

(iii)    To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.

(iv)    To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.

(v)    To suspend or terminate the Plan at any time as provided in Section 12.

(vi)    To amend the Plan at any time as provided in Section 12.

(vii)    Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan with respect to the 423 Component.

(viii)    To adopt such rules, procedures and sub-plans as are necessary or appropriate to permit or facilitate participation in the Plan by Employees who are foreign nationals or employed or located outside the United States. Without limiting the generality of, and consistent with, the foregoing, the Board specifically is authorized to adopt rules, procedures, and sub-plans regarding, without limitation, eligibility to participate in the Plan, the definition of eligible “earnings,” handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements, and which, if applicable to a Designated Non-423 Corporation, do not have to comply with the requirements of Section 423 of the Code.

(c)    The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Further, to the extent not prohibited by Applicable Law, the Board or Committee may, from time to time, delegate some or all of its authority under the Plan to one or more officers of the Company or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(d)    All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

3.	SHARES OF COMMON STOCK SUBJECT TO THE PLAN.

(a)    Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed [●] shares (equal to 2% of the shares of Fully-Diluted Common Stock as of immediately following completion of the transactions contemplated by the Merger Agreement), plus the number of shares of Common Stock that are automatically added on January 1st of each year for a period of ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to the lesser of (i) 1.5% of the Fully-Diluted Common Stock on December 31st of the preceding calendar year, and (ii) [●] shares of Common Stock. Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year to provide that there will be no January 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence. For the avoidance of doubt, up to the maximum number of shares of Common Stock reserved under this Section 3(a) may be used to satisfy purchases of Common Stock under the 423 Component and any remaining portion of such maximum number of shares may be used to satisfy purchases of Common Stock under the Non-423 Component.

(b)    If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.

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(c)    The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

4.	GRANT OF PURCHASE RIGHTS; OFFERING.

(a)    The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and, with respect to the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.

(b)    If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company or a third party designated by the Company (each, a “Company Designee”): (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.

(c)    The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.

5.	ELIGIBILITY.

(a)    Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation or an Affiliate. Except as provided in Section 5(b) or as required by Applicable Law, an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company, a Related Corporation or an Affiliate, as the case may be, for such continuous period preceding such Offering Date as the Board may require, but in no event will the required period of continuous employment be equal to or greater than two years. In addition, the Board may (unless prohibited by Applicable Law) provide that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company, the Related Corporation, or the Affiliate is more than 20 hours per week and more than five months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code with respect to the 423 Component. The Board may also exclude from participation in the Plan or any Offering Employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) of the Company or a Related Corporation or a subset of such highly compensated employees.

(b)    The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:

(i)    the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

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(ii)    the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and

(iii)    the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.

(c)    No Employee will be eligible for the grant of any Purchase Rights under the 423 Component if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.

(d)    As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights under the 423 Component only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which, when aggregated, exceeds US $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.

(e)    Officers of the Company and any Designated Company, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may (unless prohibited by Applicable Law) provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.

(f)    Notwithstanding anything in this Section 5 to the contrary, in the case of an Offering under the Non-423 Component, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Board has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practical for any reason.

6.	PURCHASE RIGHTS; PURCHASE PRICE.

(a)    On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable either with a percentage of earnings or with a maximum dollar amount, as designated by the Board, during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.

(b)    The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.

(c)    In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering and/or (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable.

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(d)    The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be specified by Board prior to the commencement of an Offering and will not be less than the lesser of:

(i)    an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the Offering Date; or

(ii)    an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.

7.	PARTICIPATION; WITHDRAWAL; TERMINATION.

(a)    An Eligible Employee may elect to participate in an Offering and authorize payroll deductions as the means of making Contributions by completing and delivering to the Company or a Company Designee, within the time specified for the Offering, an enrollment form provided by the Company or Company Designee. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where Applicable Law requires that Contributions be deposited with a third party. If permitted in the Offering, a Participant may begin such Contributions with the first payroll occurring on or after the Offering Date (or, in the case of a payroll date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll will be included in the new Offering). If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. If required under Applicable Law or if specifically provided in the Offering and to extent permitted by Section 423 of the Code with respect to the 423 Component, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through payment by cash, check or wire transfer prior to a Purchase Date.

(b)    During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company or a Company Designee a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. Upon such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions and such Participant’s Purchase Right in that Offering shall thereupon terminate. A Participant’s withdrawal from that Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.

(c)    Unless otherwise required by Applicable Law, Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason (subject to any post-employment participation period required by Applicable Law) or (ii) is otherwise no longer eligible to participate. The Company will distribute as soon as practicable to such individual all of his or her accumulated but unused Contributions.

(d)    Unless otherwise determined by the Board, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company and a Designated Company or between Designated Companies will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Purchase Right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Purchase Right will remain non-qualified under the Non-423 Component. The Board may establish different and additional rules governing transfers between separate Offerings within the 423 Component and between Offerings under the 423 Component and Offerings under the Non-423 Component.

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(e)    During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.

(f)    Unless otherwise specified in the Offering or as required by Applicable Law, the Company will have no obligation to pay interest on Contributions.

8.	EXERCISE OF PURCHASE RIGHTS.

(a)    On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.

(b)    Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock on the final Purchase Date of an Offering, then such remaining amount will not roll over to the next Offering and will instead be distributed in full to such Participant after the final Purchase Date of such Offering without interest (unless otherwise required by Applicable Law).

(c)    No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control and other laws applicable to the Plan. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and, subject to Section 423 of the Code with respect to the 423 Component, the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 27 months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all Applicable Laws, as determined by the Company in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest (unless the payment of interest is otherwise required by Applicable Law).

9.	COVENANTS OF THE COMPANY.

The Company will seek to obtain from each U.S. federal or state, foreign or other regulatory commission, agency or other Governmental Body having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell shares of Common Stock thereunder unless the Company determines, in its sole discretion, that doing so is not practical or would cause the Company to incur costs that are unreasonable. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Common Stock upon exercise of such Purchase Rights.

10.	DESIGNATION OF BENEFICIARY.

(a)    The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock and/or Contributions from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.

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(b)     If a Participant dies, and in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and/or Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or Contributions, without interest (unless the payment of interest is otherwise required by Applicable Law), to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

11.	ADJUSTMENTS UPON CHANGES IN COMMON STOCK; CORPORATE TRANSACTIONS.

(a)    In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 3(a), (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights, and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.

(b)    In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock (rounded down to the nearest whole share) within ten business days (or such other period specified by the Board) prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase.

12.	AMENDMENT, TERMINATION OR SUSPENSION OF THE PLAN.

(a)    The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by Applicable Law.

(b)    The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the Board, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code with respect to the 423 Component or with respect to other Applicable Laws. Notwithstanding anything in the Plan or any Offering Document to the contrary, the Board will be entitled to: (i) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; (ii) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting

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procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iv) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code with respect to the 423 Component; and (v) establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.

13.	TAX QUALIFICATION; TAX WITHHOLDING.

(a)    Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants.

(b)    Each Participant will make arrangements, satisfactory to the Company and any applicable Related Corporation, to enable the Company or the Related Corporation to fulfill any withholding obligation for Tax-Related Items. Without limitation to the foregoing, in the Company’s sole discretion and subject to Applicable Law, such withholding obligation may be satisfied in whole or in part by (i) withholding from the Participant’s salary or any other cash payment due to the Participant from the Company or a Related Corporation; (ii) withholding from the proceeds of the sale of shares of Common Stock acquired under the Plan, either through a voluntary sale or a mandatory sale arranged by the Company; or (iii) any other method deemed acceptable by the Board. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.

(c)    The 423 Component is exempt from the application of Section 409A of the Code, and any ambiguities herein shall be interpreted to so be exempt from Section 409A of the Code. The Non-423 Component is intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that an option granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Committee may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Committee would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a participant or any other party if the option under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.

14.	EFFECTIVE DATE OF PLAN.

The Plan will become effective immediately prior to and contingent upon the Effective Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 12(a) above, materially amended) by the Board.

15.	MISCELLANEOUS PROVISIONS.

(a)    Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.

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(b)    A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).

(c)    The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at will nature of a Participant’s employment or amend a Participant’s employment contract, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation or an Affiliate, or on the part of the Company, a Related Corporation or an Affiliate to continue the employment of a Participant.

(d)    The provisions of the Plan will be governed by the laws of the State of Delaware without resort to that state’s conflicts of laws rules.

(e)    If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.

(f)    If any provision of the Plan does not comply with Applicable Law, such provision shall be construed in such a manner as to comply with Applicable Law.

16.	DEFINITIONS.

As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a)    “423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Purchase Rights that satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.

(b)    “Affiliate” means any entity, other than a Related Corporation, whether now or subsequently established, which is at the time of determination, a “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(c)    “Applicable Law” means shall mean the Code and any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ Stock Market, the New York Stock Exchange or the Financial Industry Regulatory Authority).

(d)    “Board” means the board of directors of the Company.

(e)    “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

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(f)     “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(g)    “Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).

(h)    “Common Stock” means the common stock of the Company.

(i)    “Company” means Enjoy Technology, Inc., a Delaware corporation.

(j)    “Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions and, with respect to the 423 Component, to the extent permitted by Section 423 of the Code.

(k)    “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)    a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its subsidiaries;

(ii)    a sale or other disposition of more than 50% of the outstanding securities of the Company;

(iii)    a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)    a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(l)    “Designated 423 Corporation” means any Related Corporation selected by the Board to participate in the 423 Component.

(m)    “Designated Company” means any Designated Non-423 Corporation or Designated 423 Corporation, provided, however, that at any given time, a Related Corporation participating in the 423 Component shall not be a Related Corporation participating in the Non-423 Component.

(n)    “Designated Non-423 Corporation” means any Related Corporation or Affiliate selected by the Board to participate in the Non-423 Component.

(o)    “Director” means a member of the Board.

(p)    “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Merger Agreement, provided that this Plan is approved by the Company’s stockholders prior to such date.

(q)    “Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

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(r)    “Employee” means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation, or solely with respect to the Non-423 Component, an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(s)    “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.

(t)    “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

(u)    “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i)    If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in such source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.

(ii)    In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith in compliance with Applicable Laws and regulations and, to the extent applicable as determined in the sole discretion of the Board, in a manner that complies with Sections 409A of the Code

(v)    “Fully-Diluted Common Stock” means, as of any date, the aggregate number of (i) shares of Common Stock issued and outstanding and (ii) securities convertible into or exercisable for shares of Common Stock (whether vested or unvested).

(w)    “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the NASDAQ Stock Market, the New York Stock Exchange and the Financial Industry Regulatory Authority).

(x)    “Merger Agreement” means that certain Agreement and Plan of Merger by and among Marquee Raine Acquisition Corp., MRAC Merger Sub Corp. and Enjoy Technology Inc., dated as of April [●], 2021.

(y)    “Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.

(z)    “Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.

(aa)    “Offering Date” means a date selected by the Board for an Offering to commence.

(bb)    “Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.

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(cc)     “Participant” means an Eligible Employee who holds an outstanding Purchase Right.

(dd)    “Plan” means this Enjoy Technology, Inc. 2021 Employee Stock Purchase Plan, as amended from time to time, including both the 423 Component and the Non-423 Component.

(ee)    “Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.

(ff)    “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.

(gg)    “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.

(hh)    “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(ii)    “Securities Act” means the U.S. Securities Act of 1933, as amended.

(jj)    “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising out of or in relation to a Participant’s participation in the Plan, including, but not limited to, the exercise of a Purchase Right and the receipt of shares of Common Stock or the sale or other disposition of shares of Common Stock acquired under the Plan.

(kk)    “Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, including but not limited to the New York Stock Exchange, Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any successors thereto, is open for trading.

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EXHIBIT F

FORM OF STOCKHOLDER WRITTEN CONSENT

EXHIBIT G

ACCREDITED INVESTOR QUESTIONNAIRE

Exhibit G

FINAL FORM

ACCREDITED INVESTOR QUESTIONNAIRE1

Part I

Rule 501(a) under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person.

(a)    The undersigned accredited Investor (the “Accredited Investor”) has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Accredited Investor and under which the Accredited Investor accordingly qualifies as an “accredited investor.”

Entities:

☐ Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;

☐ Any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, as amended;

☐ Any investment adviser registered pursuant to section 203 of the Investment Advisers Act of 1940 or registered pursuant to the laws of a state;

☐ Any investment adviser relying on the exemption from registering with the Securities and Exchange Commission under section 203(l) or (m) of the Investment Advisers Act of 1940;

☐ Any insurance company as defined in section 2(a)(13) of the Securities Act;

☐ Any investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), or a business development company as defined in section 2(a)(48) of the Investment Company Act;

☐ Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958, as amended;

☐ Any Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act;

☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐ Any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (i) if the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, or (ii) if the employee benefit plan has total assets in excess of $5,000,000 or, (iii) if such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

☐ Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940, as amended;

[1]	For purposes hereof, the “Company” means Marque Raine Acquisition Corp., a Cayman Islands exempted company.

☐ Any organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended, corporation, Massachusetts or similar business trust, partnership, or limited liability company, not formed for the specific purpose of acquired the securities offered, with total assets in excess of $5,000,000;

☐ Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D;

☐ Any entity in which all of the equity owners are “accredited investors”;

☐ Any entity of a type not listed above, that is not formed for the specific purpose of acquiring the securities offered and owns investments in excess of $5,000,000; or

☐ Any “family office,” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940, that (i) has assets under management in excess of $5,000,000; (ii) is not formed for the specific purpose of acquiring the securities offered and (iii) has a person directing the prospective investment who has such knowledge and experience in financial and business matters so that the family office is capable of evaluating the merits and risks of the prospective investment;

Natural Persons:

☐ Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

☐ Any natural person whose individual net worth, or joint net worth with that person’s spouse, exceeds $1,000,000[2];

☐ Any natural person who had an individual income[3] in excess of $200,000 in each of the two most recent years, or joint income[4] with that person’s spouse or spousal equivalent in excess of $300,000 in each of those years, and has a reasonable expectation of reaching the same income level in the current year;

[2]

For purposes of this item, “net worth” means the excess of total assets at fair market value (excluding the value of the primary residence of such natural person) over total liabilities (excluding the amount of indebtedness secured by the primary residence of such natural person up to such primary residence’s estimated fair market value, except that if the amount of such indebtedness outstanding at the time of investment in the Company exceeds the amount outstanding 60 days before such time (the “additional indebtedness”), other than as a result of the acquisition of the primary residence, the amount of such additional indebtedness shall be included as a liability).

[3]

For purposes of this item, “individual income” means adjusted gross income as reported for U.S. federal income tax purposes, less any income attributable to a spouse or to property owned by a spouse, increased by the following amounts (but not including any amounts attributable to a spouse or to property owned by a spouse): (i) the amount of any interest income received which is tax-exempt under §103 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), (ii) the amount of losses claimed as a limited partner in a limited partnership (as reported on Schedule E of Form 1040), (iii) any deduction claimed for depletion under Code §611 et seq., and (iv) any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income pursuant to the provisions of Code §1202 prior to its repeal by the Tax Reform Act of 1986.

[4]

For purposes of this item, “joint income” means adjusted gross income as reported for U.S. federal income tax purposes, including any income attributable to a spouse or to property owned by a spouse, increased by the following amounts (including any amounts attributable to a spouse or to property owned by a spouse): (i) the amount of any interest income received which is tax-exempt under §103 of the Code, (ii) the amount of losses claimed as a limited partner in a limited partnership (as reported on Schedule E of Form 1040), (iii) any deduction claimed for depletion under Code §611 et seq., and (iv) any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income pursuant to the provisions of Code §1202 prior to its repeal by the Tax Reform Act of 1986.

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☐ Any natural person who holds, in good standing, one of the following professional licenses: the General Securities Representative license (Series 7), the Private Securities Offerings Representative license (Series 82), or the Investment Adviser Representative license (Series 65); or

☐ Any “family client,” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940, of a family office meeting the requirements of immediately preceding paragraph and whose prospective investment in the Company is directed by that family office pursuant to clause (iii) of the immediately preceding paragraph.

(b)    The Accredited Investor:

☐	is:

☐	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.

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FINAL FORM

IN WITNESS WHEREOF, the Accredited Investor has executed this Accredited Investor Questionnaire on the date set forth below.

Dated                 , 2021

For Accredited Investors That Are Natural Persons:

Name:
(print or type)

Signature:
(signature)

Spouse’s Signature:
(only required if issuance is being made to a married couple as joint tenants)	(signature)

For Accredited Investors That Are Alter-Egos of Natural Persons (e.g., individual retirement accounts, self-directed retirement plans and certain revocable grantor trusts):

Name:
(print or type)

By:
(signature of authorized representative)

Name:
(print or type name of authorized representative)

Title:
(print or type title of authorized representative)

For Accredited Investors That Are Entities:

Name:
(print or type)

By:
(signature of authorized signatory)

Name:
(print or type name of authorized signatory)

Title:
(print or type title of authorized signatory)